Exhibit 2.1

STRICTLY CONFIDENTIAL

LKQ CORPORATION
and
9485-4692 QUÉBEC INC.

and

UNI-SELECT INC.

ARRANGEMENT AGREEMENT February 26, 2023

(i)

(ii)

SCHEDULES
Schedule A – Plan of Arrangement
Schedule B – Arrangement Resolution
Schedule C – Representations and Warranties of the Company
Schedule D – Representations and Warranties of the Parent and the Purchaser

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of February 26, 2023,
AMONG:
LKQ CORPORATION, a Delaware corporation (the “Parent”)
- and -
9485-4692 QUÉBEC INC., a corporation existing under the laws of the Province of Québec (the “Purchaser”) and a wholly owned Subsidiary of the Parent
- and -
UNI-SELECT INC., a corporation existing under the laws of the Province of Québec (the “Company”).
WHEREAS the Purchaser wishes to acquire all of the issued and outstanding Company Shares for the Consideration, pursuant to the terms and subject to the conditions set forth herein;
AND WHEREAS the Special Committee has received the Fairness Opinions and has, after receiving legal and financial advice, unanimously recommended that the Board approve the Arrangement and the Arrangement Agreement and recommend that the Company Shareholders vote in favour of the Arrangement;
AND WHEREAS the Board has received the Fairness Opinions and has, after receiving legal and financial advice and the recommendation of the Special Committee, unanimously determined that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders and unanimously recommends that the Company Shareholders vote in favour of the Arrangement;
AND WHEREAS the Parties intend to carry out the transactions contemplated herein by way of a plan of arrangement under Chapter XVI – Division II of the Business Corporations Act (Québec);
AND WHEREAS the Purchaser and the Parent have entered into Voting and Support Agreements with all of the directors and executive officers of the Company and certain Company Shareholders pursuant to which, among other things, such Persons have agreed to vote all of the Company Shares held by them in favour of the Arrangement, on the terms and subject to the conditions set forth therein;
NOW THEREFORE, in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties agree as follows:
(iii)

Article 1Article 1
INTERPRETATION
Section 1.1Defined Terms
As used in this Agreement, the following terms have the following meanings:
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and any transaction solely between the Company, on the one hand, and one or more of its wholly-owned Subsidiaries, on the other hand, or solely between or among the Company’s wholly-owned Subsidiaries, any inquiry, proposal, offer or indication of interest (whether written or oral) from any Person or group of Persons “acting jointly or in concert” (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids) other than the Parent, the Purchaser or any of their Subsidiaries relating to, in a single transaction or a series of related transactions: (a) any direct or indirect sale, disposition, joint venture, transfer or license (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale) of assets (including shares of Subsidiaries of the Company) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue or earnings of the Company and its Subsidiaries (in each case based on the consolidated financial statements of the Company most recently filed on SEDAR prior to such inquiry, proposal, offer or indication of interest); (b) any direct or indirect take-over bid, tender offer (including a self-tender offer), exchange offer, issuance, acquisition, exchange, transfer or other transaction that, if consummated, would result in a Person or group of Persons acquiring beneficial ownership of 20% or more of any class of voting or equity securities of the Company or any of its Subsidiaries (or securities convertible into or exchangeable for such voting or equity securities) then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities); or (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group of Persons would acquire beneficial ownership of 20% or more of any class of voting or equity securities of the Company or any of the Company’s Subsidiaries or of the surviving entity or the resulting direct or indirect parent of the Company, any of its Subsidiaries or the surviving entity (or securities convertible into or exchangeable for such voting or equity securities) (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities).
“Action” means any litigation, legal action, lawsuit, claim, grievance, complaint, assessment, reassessment or other legal proceeding (whether civil, administrative, quasi-criminal or criminal) by or before any Governmental Entity.
“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions.
“Agreement” means this arrangement agreement (including the Schedules attached hereto), as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Antitrust Laws” means the Competition Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, the ICA, the Enterprise Act 2002 and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws (including any antitrust, competition, trade or foreign investment Laws and regulations) that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (b) regulate foreign investment.
“Anti-Corruption Laws” has the meaning ascribed thereto in Paragraph (19)(b) of Schedule C.
“ARC” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102(1) of the Competition Act.
“Arrangement” means an arrangement under Chapter XVI – Division II of the QBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Company Meeting, substantially in the form set out in Schedule B.
“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the QBCA to be sent to the Enterprise Registrar after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
“associate” has the meaning specified in the Securities Act (Québec).
“Authorization” means, with respect to any Person, any order, permit, certification, accreditation, approval, registration, consent, waiver, license or similar authorization of any Governmental Entity having jurisdiction over the Person, that is binding upon or applicable to such Person, or its business, assets or securities.
“Board” means the board of directors of the Company as constituted from time to time.
“Board Recommendation” has the meaning ascribed thereto in Section 2.4(2).
“Breaching Party” has the meaning ascribed thereto in Section 4.8(3).
“Business Day” means any day of the year, other than a Saturday, Sunday, a public holiday or a day when major banks in Montreal, Québec or New York, New York are not generally open for business.
“Buyer Upfront Condition” means a condition requiring the Parties to obtain CMA Approval for the purchaser of any business required to be divested by undertakings given in lieu of a section 33 reference (and related sale agreement, deed or other instrument setting out the terms of the divestiture) before the CMA finally accepts such undertakings under section 73(2) of the Enterprise Act 2002.
“CAG Group” means Company’s Canadian Automotive Group segment, including for the avoidance of doubt the business and assets of Uni-Select Canada Inc. and its direct and indirect subsidiaries (excluding Uni-Select Lux Holdco 2018 Inc.) and FinishMaster Canada Inc.
“Canadian Competition Submission” has the meaning ascribed thereto in Section 4.4(1)(a).
“CARES Act” means the United States Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, regulations and guidance issued by any Governmental Entity with respect thereto, in each case as in effect from time to time.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Enterprise Registrar in accordance with the QBCA in respect of the Articles of Arrangement.
“Change in Recommendation” has the meaning ascribed thereto in Section 7.2(1)(d)(ii).
“CMA” means the United Kingdom Competition and Markets Authority.
“CMA Approval” means the CMA shall have confirmed that either (a) it will not make a reference under section 33 of the Enterprise Act 2002 in relation to the transactions contemplated by this Agreement (or any matter arising therefrom), (b) the CMA having finally accepted, under section 73(2) of the Enterprise Act 2002, undertakings to remedy, mitigate or prevent any substantial lessening of competition within a market or markets in the UK that may be expected to arise from the transactions contemplated by this Agreement (or any matter therefrom), offered by the Parties in lieu of a reference under section 33 of the Enterprise Act 2002, or (c) should the CMA not accept the undertakings offered in lieu of a section 33 reference and instead make a reference under section 33 of the Enterprise Act 2002, the CMA having (i) issued a report concluding that the transactions contemplated by this Agreement (or any matter therefrom) may not be expected to result in a substantial lessening of competition within any market or markets in the UK or (ii) accepted final undertakings or issued a final order allowing the transactions contemplated in this Agreement to proceed.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Agreements” means collective agreements, bargaining agreements with unions and related documents including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) by which the Company and/or any of its Subsidiaries are bound.
“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or her/his designee, and, when the context so requires, includes her/his staff at the Competition Bureau.
“Company” has the meaning ascribed thereto in the Preamble.
“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to Company Shareholders in connection with the Company Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with this Agreement.
“Company Employees” means all individuals who are employees of the Company or any of its Subsidiaries, including unionized, non-unionized, part-time, full-time, active and inactive employees.
“Company Filings” means all documents publicly filed by or on behalf of the Company on SEDAR since January 1, 2021.
“Company IT Assets” means the IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Meeting” means the special meeting of Company Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other matter as may be set out in the Company Circular and agreed to in writing by the Purchaser.
“Company Securityholders” means, collectively, the Company Shareholders, the holders of Options, the holders of DSU Awards, the holders of RSU Awards, the holders of PSU Awards and the holders of Debentures.
“Company Shareholders” means the registered and/or beneficial holders of Company Shares, as the context requires.
“Company Shares” means the common shares in the capital of the Company.
“Company UK Business” means PA Group Holdings Limited and each of its direct and indirect Subsidiaries.
“Competition Act” means the Competition Act (Canada).
“Competition Act Approval” means (a) receipt by the Purchaser of an ARC with respect to the transactions contemplated by this Agreement or (b) both of the (A) expiry or termination of the waiting period, including any extension of such waiting period, under Section 123 of the Competition Act or the waiver of the obligation to provide a pre-merger notification in accordance with paragraph 113(c) of the Competition Act, and (B) receipt by the Purchaser of a No Action Letter, in each case with respect to the transactions contemplated by this Agreement.
“Confidentiality Agreement” means the confidentiality agreement, dated as of November 30, 2022, between the Company and the Parent.
“Consideration” means forty-eight Canadian dollars ($48.00) in cash per Company Share, without interest.
“Constating Documents” means articles of incorporation, amalgamation, arrangement or continuation, partnership agreements, unanimous shareholders agreements, by-laws (or equivalent documents) and all amendments to such articles, partnership agreements, unanimous shareholders agreements or by-laws (or equivalent documents).
“Contract” means any legally binding agreement, commitment, engagement, contract, license, lease (including the Leases), obligation or undertaking to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject.
“Contract Modifications” has the meaning ascribed thereto in Section 4.4(5).
“Court” means the Superior Court of Québec, or other court as applicable.
“Credit Facility” means the Second Amended and Restated Credit Agreement, dated as of December 6, 2021, among the Company, the other borrowers party thereto, the designated subsidiaries of the Company party thereto, the lenders party thereto and National Bank of Canada, as administrative agent, as amended on August 15, 2022.
“Credit Facility Termination” has the meaning ascribed thereto in Section 4.15(1).

“Data Protection Laws” means all Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications that are applicable to the Company, any of its Subsidiaries or their respective businesses, operations or assets, including, to the extent in effect, (a) the Personal Information Protection and Electronic Documents Act (Canada), (b) the Act respecting the protection of personal information in the private sector (Québec) and the Act to modernize legislative provisions as regards the protection of personal information (Québec), (c) the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto (including, in the UK and in relation to matters on or after 11:00 p.m. UK time on December 31, 2020, as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018 and any regulations made under that Act), and (d) the UK Data Protection Act 2018.
“Data Room” means the material contained in the virtual data room established by the Company as at 12:00 p.m. on February 26, 2023, the index of documents of which is appended as Annex 1.1(a) to the Company Disclosure Letter.
“Debentures” means the 6.00% convertible senior subordinated unsecured debentures due December 18, 2026, issued pursuant to the Trust Indenture.
“Debt Commitment Letter” has the meaning ascribed thereto in Paragraph 9(a) of Schedule D.
“Definitive Debt Agreements” has the meaning ascribed thereto in Section 4.13(1).
“Depositary” means Computershare Trust Company of Canada, in its capacity as depositary for the Arrangement, or such other Person selected by the Purchaser and reasonably acceptable to the Company, which Depositary will perform the duties described in a depositary agreement in form and substance reasonably acceptable to the Parties.
“Derivatives Transaction” has the meaning ascribed to in Paragraph (16) of Schedule C.
“Disclosing Party” has the meaning ascribed thereto in Section 4.4(4).
“Dissent Rights” means the rights to demand repurchase of Company Shares in respect of the Arrangement described in the Plan of Arrangement.
“DSU Award” means an award of deferred share units corresponding to Company Shares issued under the Amended and Restated Deferred Share Unit Plan for the Members of the Board of Directors and Officers of Uni-Select Inc. and Affiliates, dated March 15, 2022.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.
“Employee Plans” means all employee benefit, fringe benefit, health, welfare, medical, dental, life insurance, supplemental unemployment benefit, bonus, commissions, profit sharing, option, phantom stock, stock appreciation, savings, insurance, incentive, incentive compensation, deferred compensation, termination, notice, severance, change of control, retention, share purchase, share compensation, disability, retirement, pension, supplemental retirement plans and other employee or director compensation or benefit plans, policies, trusts, funds, agreements or arrangements for the benefit of directors or former directors of the Company or any of its Subsidiaries, Company Employees or former Company Employees, which are maintained, sponsored or funded by or binding upon the Company or any of its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, in respect of which the Company or any of its Subsidiaries has any actual or potential liability or obligations, other than statutory benefit plans that the Company or its Subsidiaries are required to establish pursuant to statute.
“Enterprise Registrar” means the enterprise registrar appointed by the Minister of Revenue of Québec.
“Environmental Laws” means all Laws or Orders of Governmental Entities relating to public health and safety, noise control, pollution, contamination, remediation or the protection of the environment or natural resources or to the generation, production, use, storage, treatment, transportation, presence, disposal or Release of Hazardous Substances.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
“executive officers” means all Company Employees holding a position of executive officer with the Company.
“Fairness Opinions” means, collectively, the TD Fairness Opinion and the RBC Fairness Opinion.
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided, that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“Financing” has the meaning ascribed thereto in Paragraph (9)(a) of Schedule D.
“Financing Entities” has the meaning ascribed thereto in the definition of “Financing Parties.”
“Financing Parties” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing or other financings in connection with the transactions contemplated hereby, or to purchase securities from or place securities or arrange or provide loans for Parent as part of the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any applicable commitment letter, engagement letter, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ equityholders, officers, directors, employees, agents and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.
“GAAP” means generally accepted accounting principles as set out in the CPA Canada Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, at the relevant time, applied on a consistent basis.
“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, commissioner, minister, cabinet, governor in council, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any Securities Authority or stock exchange, including the TSX.
“Hazardous Substance” means any substance that is prohibited, listed, regulated, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a waste, deleterious, a pollutant, or a contaminant or words of similar meaning pursuant to any applicable Environmental Laws, including petroleum products or by-products, asbestos and asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon and perfluoroalkyl and polyfluoroalkyl substances.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Act Clearance” means any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
“ICA” means the Investment Canada Act.
“ICA Application” has the meaning ascribed thereto in Section 4.4(1)(b).
“ICA Approvals” means that (a) the Minister shall have sent a written notice pursuant to section 21(1) of the ICA to the Purchaser stating that the Minister is satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada, or alternatively, the time period for providing such notice under section 21(1) of the ICA shall have expired such that the Minister shall be deemed to be satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada and (b) more than 45 days shall have elapsed from the time that the Minister has certified the Purchaser’s application for review filed in connection with the transactions contemplated by this Agreement as complete and the Minister has not sent to the Purchaser a notice under section 25.2(1) of the ICA and the Governor in Council has not made an order under section 25.3(1) of the ICA in relation to the transactions contemplated by this Agreement or, if such a notice has been sent or such an order has been made, the Purchaser has subsequently received (i) a notice under section 25.2(4)(a) of the ICA indicating that a review of the transactions contemplated by this Agreement on the grounds of national security shall not be made, (ii) a notice under section 25.3(6)(b) of the ICA indicating that no further action will be taken in respect of the transactions contemplated by this Agreement or (iii) a notice pursuant to section 25.4 regarding an order under section 25.4(1)(b) of the ICA authorizing the transactions contemplated by this Agreement, provided that such order is on terms and conditions consistent with the Purchaser’s obligations under Section 4.4.
“Indebtedness” means, with respect to any Person, at the time of determination, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed, (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others, (e) all capital or finance lease obligations, (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guarantees, letters of credit, letters of guaranty, surety bonds and other similar instruments, (g) all securitization transactions (if any), (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the Ordinary Course) and (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances.

“Intellectual Property” means any: (a) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (b) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (c) copyrights, copyright registrations and applications for copyright registration; (d) mask works, mask work registrations and applications for mask work registrations; (e) designs, design registrations, design registration applications and integrated circuit topographies; (f) trademarks, service marks, trade names, business names, corporate names, domain names, website names, world wide web addresses, social media accounts or handles, trademark registrations, trademark applications, trade dress and logos, other designations of origin and the goodwill associated with any of the foregoing; (g) software; and (h) any other intellectual property rights.
“Intellectual Property Rights” means any right, title and interest in and to, or license to, all Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries.
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Investor Rights Agreement” has the meaning ascribed thereto in Paragraph (6)(d) of Schedule C.
“IT Assets” means any technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines and all other information technology assets and equipment.
“Law” means, with respect to any Person, any applicable international, national, federal, state, local, provincial or municipal statute, law (statutory, civil, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement having the force of law, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property, assets or securities, and to the extent that they have the force of law, policies, guidelines, directives, notices and protocols of any Governmental Entity, as amended unless expressly specified otherwise.
“Leased Properties” has the meaning ascribed thereto in Paragraph (26)(b) of Schedule C.
“Leases” means the leases, subleases, licenses or occupancy agreements pursuant to which the Company or one of its Subsidiaries is the tenant, subtenant, licensee or occupier, as applicable, of the Leased Properties.
“Lien” means any mortgage, charge, pledge, hypothec, security interest, encroachment, option, encumbrance, lien (statutory or otherwise) or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute.
“Matching Period” has the meaning ascribed thereto in Section 5.4(1)(e).
“Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance that has a material adverse effect on the business, operations, results of operations, assets, properties, capitalization, financial condition or liabilities of the Company and its Subsidiaries, taken as a whole, excluding any such change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:

(a)changes generally affecting the industries in which the Company and its Subsidiaries operate;
(b)any changes after the date hereof in GAAP or any adoption, proposal, implementation or change in Law or any authoritative interpretation of Law by any Governmental Entity after the date hereof;
(c)any changes or developments in general economic, business, regulatory, political, financial, capital, securities or credit market conditions;
(d)any fluctuations in interest or inflation rates or Canadian, U.S. and U.K. currency exchange rates;
(e)any hurricane, flood, tornado, earthquake or other natural disaster, man-made disaster or superior force (as defined in the Civil Code of Québec);
(f)the commencement or continuation of war (whether or not declared), hostilities or acts of sabotage or terrorism, including the escalation or worsening thereof, and other changes after the date hereof in geopolitical conditions;
(g)any state of emergency declared by a Governmental Entity, epidemic, pandemic (including COVID-19), disease outbreak or general outbreak of illness, including the escalation or worsening thereof;
(h)the announcement of this Agreement and the transactions contemplated hereby, including any loss, or adverse change in, the relationship of the Company or any of its Subsidiaries with any of its employees, customers, suppliers, partners, members or shareholders (it being understood that this clause (h) shall not apply with respect to Paragraph (5) of Schedule (C));
(i)any action taken (or omitted to be taken) by the Company or its Subsidiaries which is requested by the Purchaser or the Parent in writing, including for greater certainty any Pre-Acquisition Reorganization pursuant to and in accordance with Section 4.6;
(j)the failure of the Company to meet any internal or published projections, forecasts, guidance or estimates of revenues, earnings or cash flows (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred); or
(k)any change in the market price or trading volume of the Company Shares (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred);
provided, however, that (x) the exclusions set forth in clauses (a)-(g) shall only apply to the extent that such matter does not have a disproportionate effect on the business, operations, results of operations, assets, properties, capitalization, financial condition or liabilities of the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, and (y) references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.
“Material Contract” has the meaning ascribed thereto in Paragraph (23)(i) of Schedule C.

“Material Customer” means a customer of the Company and its Subsidiaries that generated revenues in excess of US$20,000,000 for the twelve-month period ended September 30, 2022.
“Material Vendor” means a vendor of the Company and its Subsidiaries that purchased in excess of US$20,000,000 for the twelve-month period ended September 30, 2022.
“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions.
“Minister” means the responsible Minister under the ICA.
“Misrepresentation” has the meaning ascribed thereto under Securities Laws.
“Money Laundering Laws” has the meaning ascribed thereto in Paragraph (19)(c) of Schedule C.
“Multiemployer Plan” has the meaning ascribed thereto in Paragraph (35)(i) of Schedule C.
“Multiple Employer Plan” has the meaning ascribed thereto in Paragraph (35)(i) of Schedule C.
“No Action Letter” means written confirmation from the Commissioner of Competition that she/he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.
“Non-Cooperation Notice” has the meaning ascribed thereto in Section 4.14(7).
“Option” means an option to purchase Company Shares issued pursuant to the Stock Option Plan.
“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, subpoenas, writs, decisions, rulings, determinations, awards, decrees or similar actions taken by, or applied by, any Governmental Entity (in each case, whether temporary, preliminary or permanent).
“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the business of such Person.
“Outside Date” means November 27, 2023, provided, that if the Effective Date has not occurred by such date as a result of the failure to obtain one or more of the Regulatory Approvals, then each of the Parent and the Company may elect, by notice in writing delivered to the other on or within ten (10) Business Days prior to such date, to extend the Outside Date to February 26, 2024.
“Owned Property” has the meaning ascribed thereto in Paragraph (26)(a) of Schedule C.
“Parent” has the meaning ascribed thereto in the Preamble.
“Parent’s Designee” has the meaning ascribed thereto in Section 8.2(1).
“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.
“Payoff Letter” has the meaning ascribed thereto in Section 4.15(1).

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries:
(a)easements, servitudes, restrictions, restrictive covenants, party wall agreements, rights of way, licenses, permits and other similar rights in land or real property, including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the use of properties or assets of the Company and its Subsidiaries or otherwise materially impair business operations at the affected properties;
(b)Liens imposed by Law and incurred in the Ordinary Course for obligations not yet due or delinquent;
(c)Liens in respect of pledges or deposits under workers’ compensation, social security or similar laws, other than with respect to any amounts which are due or delinquent, unless such amounts are being contested in good faith by appropriate proceedings by the Company or its Subsidiaries;
(d)zoning and building by-laws and ordinances and regulations made by public authorities that do not materially adversely affect the use of the properties or assets of the Company and its Subsidiaries or otherwise materially impair business operations at the affected properties;
(e)Liens incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to properties or assets of the Company and its Subsidiaries that do not materially adversely affect the use of such properties or assets or otherwise materially impair business operations at the affected properties, but only to the extent such Liens relate to costs and expenses for which payment is not yet due or delinquent;
(f)any Liens arising under or related to the Credit Facility or any other Indebtedness, in each case, that are in effect as of the date hereof and are released and discharged at or prior to the Effective Time;
(g)any Liens granted in connection with the leasing or financing of personal property and similar transactions (including renewals of existing leases of personal property) in the Ordinary Course to secure the unpaid purchase price or lease cost of such personal property;
(h)Liens granted in connection with any Financing by Parent or Purchaser;
(i)the reservations, limitations, provisos and conditions in any original grant from the applicable Governmental Entity of any of the lands forming part of any properties or assets of the Company and its Subsidiaries, or interests in them and statutory exceptions to title, in each case that do not materially adversely affect the use of the properties or assets of the Company and its Subsidiaries or otherwise materially impair business operations at the affected properties;
(j)Liens for Taxes which are not yet due or delinquent, or the validity of which are being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP;

(k)inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance or repair of any of the properties or assets of the Company and its Subsidiaries incurred in the Ordinary Course for amounts not due or delinquent, which are not registered against title to any such properties or assets and in respect of which adequate holdbacks are being maintained as required by Law;
(l)such other imperfections or irregularities of title, encroachments, encumbrances and restrictions on property (including easements, servitudes, covenants, rights of way and similar restrictions) incurred in the Ordinary Course and that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and
(m)any other Liens that are not of the type set forth in clauses (a) through (l) above and are registered, as at the date of this Agreement, against the properties or assets of the Company and its Subsidiaries in a public personal property registry, personal and real rights registry, land registry or register, or similar registry, in each case which do not materially adversely affect the use of properties or assets of the Company and its Subsidiaries or otherwise materially impair business operations at the affected properties.
“Person” includes any individual, partnership, corporation, limited liability company, joint stock company, organization, unincorporated organization or association, trust, joint venture, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate, association or other entity, whether or not having legal status.
“Personal Data” means any information that, regardless of its format (paper, electronic or other) (i) is about an identified or identifiable natural person and that alone or in combination with other information available identifies, or allows the identification of, that natural person, or (ii) is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or words of similar import under any applicable Data Protection Laws.
“Plan of Arrangement” means the plan of arrangement, substantially in the form set out in Schedule A, subject to any amendments or variations to such plan made in accordance with Section 8.1 or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Plan Trust” means the trust fund established pursuant to the Employee Benefit Plan Trust Agreement by and between the Company and Computershare Trust Company of Canada, dated as of December 3, 2021, as amended.
“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 4.6(1).
“Privacy and Security Requirements” has the meaning ascribed thereto in Paragraph (29)(c) of Schedule C.
“PSU Award” means an award of performance share units corresponding to Company Shares issued under (a) the Performance Share Unit Plan for the Senior Management of Uni-Select Inc. and Affiliates, as amended and restated on November 14, 2018, or (b) the Performance Share Unit Plan for Employees of Uni-Select Inc. and Affiliates, dated February 17, 2022.
“Purchaser” has the meaning ascribed thereto in the Preamble.

“QBCA” means the Business Corporations Act (Québec).
“RBC Fairness Opinion” means the opinion of RBC Dominion Securities Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders.
“Receiving Party” has the meaning ascribed thereto in Section 4.4(4).
“Regulatory Approvals” means (a) HSR Act Clearance, (b) CMA Approval, (c) Competition Act Approval and (d) ICA Approvals.
“Related Party” has the meaning ascribed thereto in Paragraph (17) of Schedule C.
“Related Party Agreement” means any loan, guarantee, Contract, advance, arrangement, obligation, understanding or other transaction with a Related Party to which the Company or any of its affiliates is a party.
“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into or through the environment, or any other action, event, occurrence or circumstance that constitutes a “Release” pursuant to any applicable Environmental Law.
“Representative(s)” has the meaning ascribed thereto in Section 5.1(1).
“Required Shareholder Approvals” has the meaning ascribed thereto in Section 2.2(2).
“Reverse Termination Fee” has the meaning specified in Section 8.2(5).
“Reverse Termination Fee Event” has the meaning specified in Section 8.2(5).
“RSU Award” means an award of restricted share units corresponding to Company Shares issued under the Amended and Restated Restricted Share Unit Plan for the Senior Management of Uni-Select Inc. and Affiliates, dated February 17, 2022.
“Securities Authority” means the Autorité des marchés financiers (Québec) and the applicable securities commissions or securities regulatory authority of a province or territory of Canada.
“Securities Laws” means the Securities Act (Québec) and any other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder.
“SEDAR” means the System for Electronic Document Analysis and Retrieval.
“Special Committee” means the special committee of directors of the Board formed in relation to the proposal to effect the transactions contemplated by this Agreement.
“Stock Option Plan” means the Amended and Restated Stock Option Plan of Uni-Select Inc., dated March 15, 2022.
“Subsidiary” means, with respect to a Person, any entity, whether incorporated or unincorporated: (a) of which such Person or any other Subsidiary of such Person is a general partner; or (b) a majority of the securities or other interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such corporation, entity or other organization, is owned by such Person and/or by any one or more of its Subsidiaries.
“Substitute Financing” has the meaning ascribed thereto in Section 4.13(3).
“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made by a Person or group of Persons “acting jointly or in concert” (within the meaning of National Instrument 62-104 – Take-Over Bids and Issuer Bids) to acquire not less than all of the outstanding Company Shares or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis (a) that did not result from or involve any non-de minimis breach of Section 5.1(1) or any breach of any other provision of Article 5 in any material respect; (b) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person or group of Persons making such proposal; (c) that is not subject to any financing contingency and in respect of which, to the satisfaction of the Board, acting reasonably and in good faith, adequate arrangements have been made to ensure that the required funds will be available to effect payment in full for all of the Company Shares or assets, as the case may be, and all other amounts payable in connection with such Acquisition Proposal; (d) that is not subject to any due diligence condition; and (e) in respect of which the Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all the terms and conditions of the Acquisition Proposal would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to Company Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2) of this Agreement).
“Superior Proposal Notice” has the meaning ascribed thereto in Section 5.4(1)(c).
“Supporting Shareholders” means each of the Company’s directors and executive officers who own more than 1,000 Company Shares and each of the Company Shareholders set forth on Section 1.1(a) of the Company Disclosure Letter.
“Tax” or “Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, registration, license, gift, occupation, wealth, environment, net worth, estimated, alternative or add-on minimum, indebtedness, surplus, sales, goods and services, harmonized sales, use, ad valorem, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, escheat, abandoned and unclaimed property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of any amount of the type described in clause (a) above or this clause (b); (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law); and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any express or implied obligation to indemnify any other Person, any material Tax Sharing Agreement, or as a result of being a transferee or successor in interest to any party.

“Tax Act” means the Income Tax Act (Canada).
“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, claims for refund, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and any amendment thereof.
“Tax Sharing Agreement” has the meaning specified in Section 4.1(2)(m).
“TD Fairness Opinion” means the opinion of TD Securities Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders.
“Terminating Party” has the meaning ascribed thereto in Section 4.8(3).
“Termination Fee” has the meaning ascribed thereto in Section 8.2(2).
“Termination Fee Event” has the meaning ascribed thereto in Section 8.2(2).
“Termination Notice” has the meaning ascribed thereto in Section 4.8(3).
“Third Party Beneficiaries” has the meaning ascribed thereto in Section 8.7(1).
“Trust Indenture” means that certain Trust Indenture between the Company and AST Trust Company (Canada), as debenture trustee, providing for the issue of Debentures, dated as of December 18, 2019.
“TSX” means the Toronto Stock Exchange.
“UK Divestment” has the meaning ascribed thereto in Section 4.4(6).
“UK Divestment Undertaking” has the meaning ascribed thereto in Section 4.4(1)(d).
“Voting and Support Agreements” means the agreements to vote in favour of the Arrangement from each of the Supporting Shareholders.
“willful breach” means a material breach of any covenant or agreement set forth in this Agreement that results from a deliberate act or failure to act by a Party with actual knowledge that the taking of such act or failure to act would, or would be reasonably expected to, result in a material breach of any such covenant or agreement.
Section 1.2Certain Rules of Interpretation
In this Agreement, unless otherwise specified:
(1)Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.
(2)Currency. All references to dollars or to $ are references to Canadian dollars, and all references to U.S. dollars or to US$ are references to United States dollars.

(3)Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.
(4)Certain Phrases, etc. The words (a) “including”, “includes” and “include” mean “including (or includes or include) without limitation”; (b) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; (c) “to the extent” mean the degree to which a subject or other thing extends (and such words shall not mean simply “if”); and (d) unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement includes, and is a reference to, this Agreement as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The terms “made available” or “provided to” or words of similar import means copies of the subject materials were included in the Data Room.
(5)Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.
(6)Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company, it is deemed to refer to the actual knowledge of the Executive Chair and Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer and Corporate Secretary of the Company in their respective capacities as officers of the Company and not in their personal capacity, after reasonable inquiry. Where any representation or warranty is expressly qualified by reference to the knowledge of the Parent, it is deemed to refer to the actual knowledge of the Senior Vice President of Development of the Parent, in their respective capacities as officers of the Parent or the Purchaser, as applicable, and not in their personal capacity, after reasonable inquiry.
(7)Accounting Terms. All accounting terms are to be interpreted in accordance with GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with GAAP.
(8)Statutes. Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(9)Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day.
(10)Time References. References to time are to local time, Montreal, Québec unless otherwise specified.
(11)Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company, each such provision shall be construed as a covenant by the Company to cause such Subsidiary to perform the required action.
(12)Schedules. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

Article 2Article 2
THE ARRANGEMENT
Section 2.1Arrangement
The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.
Section 2.2Interim Order
As soon as reasonably practicable after the date of this Agreement, the Company shall apply, in a manner reasonably acceptable to the Purchaser, pursuant to Chapter XVI – Division II of the QBCA and, in cooperation in good faith with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:
(1)for the class(es) of Persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(2)that the required level of approval for the Arrangement Resolution shall be (i) two-thirds of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or represented by proxy at the Company Meeting and (ii) if required, a majority of the votes cast on the Arrangement Resolution by the Company Shareholders present or represented by proxy at the Company Meeting, voting together as a single class, excluding for this purpose the votes required to be excluded by MI 61-101 (the “Required Shareholder Approvals”);
(3)that, subject to the foregoing and in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents as in effect on the date hereof, including quorum requirements and all other matters, shall apply in respect of the Company Meeting;
(4)for the grant of the Dissent Rights to those Company Shareholders who are registered Company Shareholders as contemplated in the Plan of Arrangement;
(5)for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(6)that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;
(7)confirmation of the record date fixed in accordance with Section 2.3(4) for the purpose of determining the Company Shareholders entitled to notice of and to vote at the Company Meeting;
(8)that the record date for the purpose of determining the Company Shareholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Company Meeting, unless required by Law; and

(9)for such other matters as the Purchaser or the Company (with the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed) may reasonably require.
Section 2.3The Company Meeting
The Company shall:
(1)convene and conduct the Company Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable after the date hereof, but in any event on or before April 27, 2023, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of the Purchaser except as required for quorum purposes (in which case, the Company Meeting shall be adjourned, and not cancelled, to a date mutually agreed with the Parent), by applicable Law or by a Governmental Entity or as otherwise expressly provided in Section 4.8(3), Section 5.4(5) or Section 5.4(6);
(2)subject to the terms of this Agreement, use commercially reasonable efforts to solicit proxies in favour of the Required Shareholder Approvals and against any resolution submitted by any Person that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if requested by the Purchaser, using proxy solicitation services firms acceptable to and at the expense of the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution;
(3)provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any proxy solicitation services firm, as reasonably requested from time to time by the Purchaser;
(4)in consultation with the Purchaser, fix and publish a record date for the purposes of determining the Company Shareholders entitled to notice of and to vote at the Company Meeting and fix the date of the Company Meeting, give notice to the Purchaser of the Company Meeting and allow the Purchaser’s representatives and legal counsel to attend the Company Meeting;
(5)promptly advise the Purchaser, at such times as the Purchaser may reasonably request, and on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Meeting, as to the aggregate tally of the proxies received by the Company in respect of the Arrangement Resolution;
(6)promptly advise the Purchaser of receipt of any written communication from or claims brought by (or threatened to be brought by) any Company Shareholder or other Company Securityholder in opposition to the Arrangement (except for non-substantive communications) and/or purported exercise or withdrawal of Dissent Rights by Company Shareholders and, subject to Law, provide the Purchaser with a reasonable opportunity to review and comment upon any written communication sent by or on behalf of the Company to any such Person and to participate in any discussions, negotiations or proceedings with or including any such Person, it being agreed that any settlement, compromise or other resolution of any of the foregoing shall require the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed);
(7)not (i) waive any failure by any holder of Company Shares to timely deliver a notice of exercise of Dissent Rights or (ii) settle, compromise or make any payment with respect to, or agree to settle, compromise or make any payment with respect to, any exercise or purported exercise of Dissent Rights prior to the Effective Time, in each case, without the prior written consent of the Purchaser;
(8)not, without the prior written consent of the Parent, change the record date for the Company Shareholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by Law or the Interim Order;
(9)ensure that the Arrangement Resolution is the first substantive matter on the agenda for the Company Meeting, unless otherwise previously agreed to in writing by the Purchaser;
(10)not propose or submit for consideration at the Company Meeting any business other than the Arrangement without the Purchaser’s written consent (it being understood that any disclosure relating to any such business, including annual meeting matters, shall be in form and substance satisfactory to the Purchaser, acting reasonably); and
(11)at the reasonable request of the Purchaser from time to time, (i) provide the Purchaser with a list (in both written and electronic form) of (A) the registered Company Shareholders, together with their addresses and respective holdings of Company Shares, (B) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Company Shares (including holders of Options, holders of DSU Awards, holders of RSU Awards and holders of PSU Awards), and (C) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Company Shares, together with their addresses and respective holdings of Company Shares, and (ii) require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Company Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request.
Section 2.4The Company Circular
(1)The Company shall, as promptly as reasonably practicable, prepare and complete the Company Circular together with any other documents required by Law in connection with the Company Meeting and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Company Circular and such other documents to be filed and sent to each Company Shareholder and such other Persons as required by the Interim Order and Law, in each case, so as to permit the Company Meeting to be held by the date specified in Section 2.3(1), provided that the Parent and the Purchaser shall have complied with Section 2.4(4).
(2)The Company shall ensure that the Company Circular complies in all material respects with Law, does not contain any Misrepresentation (except that the Company shall not be responsible for any information included in the Company Circular relating to the Parent, the Purchaser and their respective affiliates that was furnished in writing by the Parent or the Purchaser specifically for inclusion in the Company Circular pursuant to Section 2.4(4)) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting. Without limiting the generality of the foregoing, the Company Circular shall include: (a) a copy of the Interim Order; (b) a copy of each of the Fairness Opinions; (c) a statement that the Special Committee has received the Fairness Opinions and has, after receiving legal and financial advice, unanimously recommended that the Board approve the Arrangement and the Arrangement Agreement and recommend that the Company Shareholders vote in favour of the Arrangement Resolution; (d) a statement that the Board (i) has received the Fairness Opinions and has, after receiving legal and financial advice and the recommendation of the Special Committee, unanimously determined that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders and (ii) unanimously recommends that the Company Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”); and (e) a statement that each Supporting Shareholder has entered into a Voting and Support Agreement pursuant to which each such Supporting Shareholder has agreed to, among other things, vote all of such Supporting Shareholder’s Company Shares in favour of the Arrangement Resolution and against any resolution that is inconsistent with the Arrangement Resolution, subject to the terms of the Voting and Support Agreements.
(3)The Company shall give the Purchaser and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its counsel, and agrees that all information relating to the Purchaser included in the Company Circular must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Company Circular and all other related documents prior to printing and filing them.
(4)Each of the Parent and the Purchaser shall provide all necessary information concerning the Parent and the Purchaser and their respective controlled affiliates that is required by Law to be included by the Company in the Company Circular, other related documents or any amendments or supplements to such Company Circular and related documents to the Company in writing, on a timely basis, and shall ensure that such information does not contain any Misrepresentation.
(5)Each Party shall promptly notify the other Parties if, at any time before the Effective Date, it becomes aware that the Company Circular contains a Misrepresentation, or an amendment or supplement thereto is otherwise required by the Court or by Law. The Parties shall cooperate in the preparation of any such amendment or supplement, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Company Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity as required.
(6)Without limiting the generality of Section 4.2(2), the Company shall promptly advise the Purchaser of any material communication (whether written or oral) received by the Company from the TSX, any Securities Authority or any other Governmental Entity in connection with the Company Circular.
Section 2.5Final Order
If the Interim Order is obtained and the Arrangement Resolution is passed at the Company Meeting as provided for in the Interim Order, the Company shall (1) take all steps necessary or desirable to submit the Arrangement to the Court as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Company Meeting (it being acknowledged that the actual date of the hearing for the Final Order shall be subject to the scheduling and availability of the Court), and (2) diligently pursue an application for the Final Order pursuant to Chapter XVI – Division II of the QBCA.
Section 2.6Court Proceedings
(1)Subject to the terms of this Agreement, the Purchaser and the Parent shall cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order,

including by providing the Company on a timely basis any information regarding the Purchaser or the Parent as reasonably requested by the Company or as required by Law to be supplied by the Purchaser or the Parent in connection therewith.
(2)In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, and in each case subject to applicable Law, the Company shall:
(a)diligently pursue, and cooperate in good faith with the Purchaser in diligently pursuing, the Interim Order and the Final Order;
(b)provide the Purchaser and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, including drafts of the motion for Interim Order and Final Order, affidavits, the Interim Order and the Final Order, and give reasonable consideration to all comments of the Purchaser and its legal counsel;
(c)provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance, evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;
(d)ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;
(e)not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing herein shall require the Purchaser to agree or consent to any increase in, or variation of the form of, the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement, the Arrangement or the Voting and Support Agreements;
(f)oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement; and
(g)not object to legal counsel to the Purchaser making such submissions on the application for the Interim Order and the application for the Final Order as such counsel considers appropriate, acting reasonably; provided, that such submissions are consistent with this Agreement and the Plan of Arrangement, and further provided, that the Purchaser’s legal counsel advises the Company’s legal counsel of the nature of such submissions prior to the hearing, and at least the day before the hearing to the extent reasonably practicable.
(3)If, at any time after the issuance of the Final Order and prior to the Effective Time, the Company is required by the terms of the Final Order or by Law to return to the Court with respect to the Final Order, it shall do so only after notice to, and in good faith consultation and cooperation with, the Purchaser

Section 2.7Incentive Compensation Plans
(1)All Options, DSU Awards, RSU Awards and PSU Awards outstanding at the Effective Time shall be treated in accordance with the Plan of Arrangement.
Section 2.8Articles of Arrangement and Effective Date
(1)The Articles of Arrangement shall implement the Plan of Arrangement. The Articles of Arrangement shall include the form of the Plan of Arrangement attached to this Agreement as Schedule A, as it may be amended from time to time in accordance with its terms or the terms of this Agreement.
(2)The Company shall file the Articles of Arrangement with the Enterprise Registrar, and the Effective Date shall occur, on the third (3rd) Business Day following the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is, of those conditions as of the Effective Date), unless another time or date is agreed to in writing by the Parties; provided, however, that (i) the Articles of Arrangement shall not be filed with the Enterprise Registrar except as expressly provided hereunder and with the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (ii) notwithstanding anything to the contrary herein, at Parent’s election, by written notice no later than one (1) Business Day prior to the date on which the Effective Date would otherwise occur but for this proviso, the Effective Date, and the closing of the Arrangement and the other transactions contemplated hereby shall take place no earlier than the ninetieth (90th) day following the date of this Agreement.
(3)From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the QBCA. The closing of the Arrangement and the other transactions contemplated hereby shall take place (a) by the exchange of documents by PDF or other electronic means at 8:00 a.m. on the Effective Date, or (b) at such other time and location as may be agreed upon by the Parties.
Section 2.9Payment of Consideration
The Purchaser shall (i) immediately prior to the filing by the Company of the Articles of Arrangement with the Enterprise Registrar in accordance with Section 2.8, provide the Depositary with sufficient funds to be held in escrow (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably) to satisfy the aggregate Consideration payable to Company Shareholders pursuant to the Plan of Arrangement (including the Company Shares issued upon the deemed conversion of the Debentures), and (ii) at or prior to the Effective Time, provide the Company with sufficient funds, pursuant to the Purchaser Loan (as defined in the Plan of Arrangement), to make the payments in respect of the Options, DSU Awards, PSU Awards and RSU Awards pursuant to the Plan of Arrangement.
Section 2.10Withholding Taxes
The Parent, the Purchaser, the Company and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to Article 2 or the Plan of Arrangement such amount as is required to be deducted and withheld in respect of such payment under the Tax Act, the Code, or any other provision of applicable Law in respect of Taxes. Any amount so deducted and withheld shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Person in respect of which such deduction, withholding and remittance was made (provided, that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity). For greater certainty, and notwithstanding anything in the contrary in this Agreement, the Parties agree that any deduction or withholding in respect of the Debentures shall be governed by Section 6.2 of the Investor Rights Agreement.
Section 2.11Parent Guarantee
The Parent hereby unconditionally, absolutely and irrevocably guarantees in favour of the Company the due and punctual performance (and where applicable, payment) by the Purchaser of the Purchaser’s obligations and liabilities under this Agreement and the Plan of Arrangement. The Parent hereby waives the benefit of discussion and division and agrees that the Company shall not have to proceed first against the Purchaser in respect of any such matter before exercising its rights under this guarantee against the Parent and agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations, including providing the Depositary and the Company with sufficient funds pursuant to Section 2.9.
Section 2.12Taxation of Options
The Parties acknowledge that, in respect of any payment made to a holder of Options in exchange for the surrender of Options pursuant to the Plan of Arrangement who is a resident of Canada for the purposes of the Tax Act or who is employed in Canada, the Company shall, to the extent necessary to allow such holder of Options to claim a deduction under paragraph 110(1)(d) of the Tax Act, (a) make an election pursuant to subsection 110(1.1) of the Tax Act, (b) provide evidence in writing of such election to such holders of Options, in the form(s) prescribed in respect of the Tax Act, and (c) not claim a deduction in respect of any such payments in respect of which such an election is made in computing the Company’s taxable income under the Tax Act.
Article 3Article 3
REPRESENTATIONS AND WARRANTIES
Section 3.1Representations and Warranties of the Company
(1)Except as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to the Purchaser and the Parent as set forth in Schedule C and acknowledges and agrees that the Purchaser and the Parent are relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)Except for the representations and warranties set forth in this Agreement, neither the Company nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Company.
(3)The representations and warranties of the Company contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
(4)If a matter is disclosed in the Company Disclosure Letter, it is deemed to have been sufficiently disclosed to the Purchaser and the Parent with respect to (a) the particular section of the Company Disclosure Letter in which it is set forth, (b) any other particular section of the Company Disclosure Letter that contains a specific cross-reference to the particular section of the Company Disclosure Letter in which it is set forth, and (c) any other particular section of the Company Disclosure Letter to the extent that the relevance of such matter to items that are the subject of the representation or warranty in this Agreement corresponding to that particular section the Company Disclosure Letter is reasonably apparent on the face of such disclosure.
Section 3.2Representations and Warranties of the Parent and the Purchaser
(1)The Parent and the Purchaser hereby solidarily represent and warrant to the Company as set forth in Schedule D and acknowledge and agree that the Company is relying upon such representations and warranties in connection with the entering into of this Agreement.
(2)Except for the representations and warranties set forth in this Agreement, neither the Parent nor the Purchaser nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Parent or the Purchaser.
(3)The representations and warranties of the Parent and the Purchaser contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
Article 4Article 4
COVENANTS
Section 4.1Conduct of Business of the Company
(1)The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (a) with the express prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (b) as required by applicable Law or an Order from a Governmental Entity, or (c) as required or expressly permitted by this Agreement (including pursuant to any Pre-Acquisition Reorganization pursuant to and in accordance with Section 4.6), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with applicable Law in all material respects, use commercially reasonable efforts to maintain and preserve the business organization, assets, properties and goodwill of the Company and its Subsidiaries and maintain relations with the Company Employees and the suppliers, customers, landlords, creditors, partners, members, Governmental Entities and other Persons having business relationships with the Company or its Subsidiaries.
(2)Without limiting the generality of Section 4.1(1), the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (a) with the express prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), (b) as required by applicable Law (including, for greater certainty, Antitrust Laws) or an Order from a Governmental Entity, (c) as required or expressly permitted by this Agreement or (d) as set forth in Section 4.1(2) of the Company Disclosure Letter, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)amend its Constating Documents or the Constating Documents of any of its Subsidiaries;

(b)split, reverse split, subdivide, combine, reclassify, modify or amend the terms of any shares or other securities of the Company or of any of its Subsidiaries, including any debt securities, options, equity or equity-based compensation, restricted stock, restricted stock units, warrants, convertible securities or other rights of any kind to acquire any of such securities;
(c)except to the extent covered by the adjustment set forth in Section 2.6 of the Plan of Arrangement (and in such event, only following consultation in good faith with the Parent), declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) on the shares or other securities of the Company or any of its Subsidiaries, other than (i) cash dividends paid by wholly owned Subsidiaries of the Company to the Company or its other wholly owned Subsidiaries and (ii) interest payments pursuant to the Trust Indenture;
(d)redeem, repurchase, or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares or securities of the Company or any of its Subsidiaries, other than any redemption of DSU Awards, PSU Awards, or RSU Awards, in each case in accordance with their terms as of the date hereof;
(e)(i) issue, grant or sell or enter into any agreement or arrangement encumbering any shares or other securities of the Company or any of its Subsidiaries, including any securities, options, warrants or similar rights exercisable or exchangeable for or convertible into shares or other securities of the Company or any of its Subsidiaries, except pursuant to the conversion of Debentures in accordance with their terms as of the date hereof or the exercise, redemption or settlement of Options, DSU Awards, PSU Awards or RSU Awards, in each case in accordance with their terms as of the date hereof, or (ii) pledge any shares or other securities of the Company’s Subsidiaries, other than any pledges in existence as of the date hereof as collateral under the Credit Facility;
(f)acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, in one transaction or in any series of related transactions, assets (other than the purchase of supplies, inventories and materials in the Ordinary Course), securities, properties or businesses, other than acquisitions that (i) are limited to the CAG Group, (ii) are for a price, on a per transaction or series of related transactions basis, not in excess of US$25,000,000 individually or US$50,000,000 in the aggregate (it being acknowledged and agreed that the transactions set forth on Section 4.1(2)(f) of the Company Disclosure Letter shall, if entered into, count toward such amounts) and (iii) would not and would not reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement; provided that this Section 4.1(2)(f) shall not prohibit any expenditure otherwise permitted pursuant to Section 4.1(2)(l);
(g)adopt a plan of liquidation or resolutions providing for the liquidation, dissolution or winding up of the Company or any of its Subsidiaries;
(h)amalgamate, merge or combine with any Person;
(i)enter into, or resolve to enter into, any agreement that has the effect of creating a joint venture, partnership, shareholders’ agreement, profit-sharing arrangement, collaboration agreement or co-development agreement;

(j)reduce the stated capital of the shares of the Company or any of its Subsidiaries;
(k)sell, pledge, lease or otherwise dispose of or transfer any assets, properties or businesses of the Company or of any of its Subsidiaries, or any interest therein, other than (i) sales of inventory in the Ordinary Course, (ii) sales, dispositions or transfers (A) having a value of less than US$10,000,000 individually or US$20,000,000 in the aggregate and (B) involving only assets, properties or businesses of the CAG Group and (iii) any pledges required to be made as collateral under the Credit Facility pursuant to an agreement or undertaking in effect on the date hereof;
(l)make capital expenditures that in the aggregate exceed 110% of the Company’s annual budget for the fiscal year ending December 31, 2023, as set forth on Section 4.1(2)(l) of the Company Disclosure Letter;
(m)make (other than in the Ordinary Course), change or revoke any material Tax election, settle or compromise any material audit, claim, action, investigation, examination, assessment, deficiency, litigation, proceeding or proposed adjustment in respect of any Taxes, file any amended Tax Return, enter into any material agreement with a Governmental Entity with respect to Taxes, make or request any Tax ruling from a Governmental Entity with respect to material Taxes, surrender any right to claim a material Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the statutory period of limitations applicable to any material Tax matter (other than in the Ordinary Course), enter into any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement (other than such commercial Contract entered into in the Ordinary Course the principal subject of which is not Taxes) (a “Tax Sharing Agreement”), or adopt, amend or change in any material respect any of its methods of reporting income and deductions, any Tax accounting period or any material Tax accounting method;
(n)incur, issue, redeem or prepay any Indebtedness, except for (i) drawings or repayments under the Credit Facility and local overdraft USD and GPD facilities and the replacement of existing surety bonds in each case in the Ordinary Course and (ii) any borrowings incurred in the Ordinary Course between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;
(o)make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, except (i) any advance or other investment made by the Company to a customer in the Ordinary Course based on sales volume or purchase commitments (typically known as customer investments) and (ii) between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, in each case in the Ordinary Course;
(p)enter into, amend, otherwise modify or terminate any Derivatives Transactions (or Contracts relating thereto), other than interest rate or currency hedges entered into, amended, otherwise modified or terminated in the Ordinary Course;
(q)make any material change in the Company’s or any of its Subsidiaries’ methods, policies or procedures of accounting, except as required by changes in GAAP after the date hereof or pursuant to orders of a Securities Authority;

(r)make any bonus or profit sharing distribution or similar payment of any kind, other than in accordance with an Employee Plan as in force as of the date hereof;
(s)grant any general increase in the rate of wages, salaries, commissions, bonuses or other remuneration of any Company Employees other than as provided for in the Company’s annual budget for the fiscal year ending December 31, 2023, as set forth on Section 4.1(2)(s) of the Company Disclosure Letter;
(t)enter into, amend, increase or accelerate any severance, notice, termination, retention or change of control agreement with any director or Company Employee, other than the payment of severance or termination pay to Company Employees with base compensation less than $250,000 in the Ordinary Course and the entering into of severance agreements with Company Employees with base compensation less than $250,000 in the Ordinary Course.
(u)(i) adopt, enter into, amend or terminate any material Employee Plan; (ii) provide any material employee benefit to any director or Company Employee that is not required under the terms of any Contract or Employee Plan in effect on the date of this Agreement, other than non-cash benefits provided in the Ordinary Course; (iii) grant, accelerate, fund, secure, increase or otherwise amend any payment, award or other benefit payable to, or for the benefit of, any director or Company Employee other than as required by an Employee Plan as in effect as of the date hereof; (iv) hire any executive officer or promote any Company Employee to an executive officer position; or (v) terminate the employment of any executive officer of the Company other than for cause;
(v)enter into, amend or modify in any material respect any Collective Agreement;
(w)(i) enter into any settlement agreement or consent decree with any Governmental Entity or (ii) commence, cancel, settle or compromise any Action, except for (A) any settlement or compromise that results solely in monetary relief in an amount not greater than $500,000 individually or $5,000,000 in the aggregate or (B) any commencement, cancellation, settlement or compromise of any Action by the Company or its Subsidiaries for the collection of past due accounts receivable in the Ordinary Course, in the case of each of clauses (A) and (B), that (I) does not impose any material future restrictions or requirements on the Company or any of its Subsidiaries and (II) would not reasonably be expected to impede, prevent or delay the consummation of the transactions contemplated by this Agreement;
(x)enter into, materially amend or modify, terminate or renew or extend (other than automatic renewals or extensions pursuant to the terms thereof) any existing Material Contract or Contract that if entered into prior to the date hereof would be a Material Contract, other than entry into, or amendment, modification, renewal or extension of, any Material Contracts of the type set forth in clauses (i), (ii), (vi), (vii), (x), (xi), (xiv), (xv) and (xvi) of the definition of “Material Contract”, in each case in the Ordinary Course and not otherwise restricted by this Section 4.1(2);
(y)except as contemplated in Section 4.9 and except for scheduled renewals in the Ordinary Course, materially amend, modify or terminate any material insurance policy of the Company or any of its Subsidiaries in effect on the date of this Agreement, unless, concurrently with any such termination, replacement policies providing substantially equivalent coverage for substantially similar premiums are in full force and effect;

(z)(i) acquire real or immovable property, other than acquisitions solely in the CAG Group on a per transaction or series of related transactions basis not in excess of US$5,000,000 individually or US$10,000,000 in the aggregate, or (ii) dispose of any Owned Property or other real or immovable property, other than dispositions having a cost or value on a per transaction or series of related transactions basis not in excess of US$5,000,000 individually or US$10,000,000 in the aggregate; provided, that this Section 4.1(2)(z) shall not prohibit any acquisition otherwise permitted pursuant to Section 4.1(2)(f) or any expenditure otherwise permitted pursuant to Section 4.1(2)(l);
(aa)(i) sell, assign, license or transfer all or any portion of the Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries, other than non-exclusive licenses in connection with the sale of products or services entered into in the Ordinary Course or (ii) abandon or cease to maintain any material Intellectual Property Rights owned by or exclusively licensed to the Company or any of its Subsidiaries;
(bb)enter into, amend, modify or waive any provision of any Related Party Agreement;
(cc)enter into any new line of business or abandon or discontinue any existing line of business;
(dd)knowingly take any action or enter into any transaction (other than the transactions contemplated in this Agreement and the Plan of Arrangement) that could reasonably be expected to have the effect of materially reducing or eliminating the amount of the Tax cost “bump” pursuant to paragraphs 88(1)(c) and 88(1)(d) of the Tax Act in respect of the securities of any Subsidiaries of the Company and other non-depreciable capital property owned by the Company or any of its Subsidiaries on the date hereof, upon an amalgamation or winding up of the Company or any of its Subsidiaries or any of their respective successors; or
(ee)authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.
(3)Without limiting the provisions of this Agreement, nothing in this Agreement is intended to allow the Parent or the Purchaser the right to control, directly or indirectly, the operations of the business of the Company or any of its Subsidiaries prior to the Effective Time.
Section 4.2Covenants of the Company Relating to the Arrangement
(1)Subject to the terms of this Agreement, the Company shall perform, and shall cause its Subsidiaries to perform, all obligations required to be performed by the Company or any of its Subsidiaries under this Agreement, cooperate in good faith with the Purchaser and the Parent in connection therewith and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall, and, as applicable, shall cause its Subsidiaries to (other than in connection with obtaining the Regulatory Approvals, which shall be governed by Section 4.4):

(a)use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;
(b)use commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, clearances, exemptions, orders, approvals, agreements, authorizations, amendments or confirmations that are (i) necessary to be obtained under the Material Contracts in connection with the Arrangement or (ii) required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement, in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying or incurring, and without committing itself or the Purchaser to pay or incur, any consideration, liability or obligation, in each case without the prior written consent of the Purchaser;
(c)use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it or its Subsidiaries in connection with or relating to the Arrangement or the other transactions contemplated by this Agreement;
(d)promptly advise the Purchaser of any written communication from or claims brought by (or threatened to be brought by) any Person (other than a Company Shareholder or other Company Securityholder) in opposition to the Arrangement (except for non-substantive communications), and use commercially reasonable efforts, upon reasonable consultation with the Purchaser, to oppose, lift or rescind or otherwise have terminated any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Actions to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement; provided, that neither the Company nor any of its Subsidiaries will consent to the entry of any judgment or settlement or other resolution with respect to any such Action without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned);
(e)not take any action, or fail to take any commercially reasonable action, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or impede the consummation of the Arrangement or the other transactions contemplated by this Agreement; and
(f)use commercially reasonable efforts to assist in obtaining the resignations and mutual releases (in a form satisfactory to the Parties, acting reasonably) of each member of the Board and each member of the board of directors of the Company’s Subsidiaries, and causing them to be replaced by Persons nominated by the Purchaser effective as of the Effective Time.
(2)Subject to applicable Law, the Company shall promptly notify the Purchaser in writing of:
(a)any Material Adverse Effect or any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(b)any notice or other communication from any Person alleging that (i) the consent (or waiver, permit, clearance, exemption, order, approval, agreement, authorization, amendment or confirmation) of such Person (or another Person) is or may be required in connection with this Agreement or the Arrangement or (ii) such Person is terminating or otherwise materially modifying a Material Contract, or (iii) the transactions contemplated by this Agreement would result in a breach of a Material Contract;
(c)other than in connection with the Regulatory Approvals (which shall be governed by Section 4.4), any written notice or communication from any Governmental Entity in connection with this Agreement, the Arrangement or the other transactions contemplated by this Agreement (and, to the extent permitted by Law, promptly provide a copy of any such written notice or communication to the Purchaser); and
(d)any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, any of its Subsidiaries or its and their respective assets that relate to this Agreement or the Arrangement, in each case to the extent that such Action would reasonably be expected to impair, impede, materially delay or prevent the Company from performing its obligations under this Agreement.
(3)The Purchaser’s receipt of information pursuant to Section 4.2(2) or otherwise shall not operate as a waiver (including with respect to Article 6), diminish the scope of, or otherwise affect any representation, warranty, covenant or agreement of the Company in this Agreement.
(4)The Company shall ensure that it has available (on hand or through capacity under the Credit Facility) funds to pay the Termination Fee, if payable.
Section 4.3Covenants of the Purchaser and the Parent Relating to the Arrangement
(1)Subject to the terms of this Agreement, each of the Purchaser and the Parent shall perform all obligations required to be performed by it under this Agreement, cooperate in good faith with the Company in connection therewith and do all such other commercially reasonable acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated by this Agreement and, without limiting the generality of the foregoing, each of the Purchaser and the Parent shall (other than in connection with obtaining the Regulatory Approvals, which shall be governed by Section 4.4):
(a)use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements imposed by applicable Law on it or its Subsidiaries with respect to this Agreement or the Arrangement;
(b)use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it in connection with or relating to the Arrangement or the other transactions contemplated by this Agreement;
(c)use commercially reasonable efforts, upon reasonable consultation with the Company, to oppose, lift or rescind or otherwise have terminated any injunction, restraining or other order, decree, judgment or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any Actions to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement; provided, that neither the Parent, the Purchaser nor any of their Subsidiaries will consent to the entry of any judgment or settlement or other resolution with respect to any such Action without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned); and
(d)not take any action, or fail to take any commercially reasonable action, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or impede the consummation of the Arrangement or the other transactions contemplated by this Agreement. In keeping with the foregoing, Purchaser and the Parent shall not acquire or agree to acquire (whether through merger, acquisition, consolidation, stock or asset purchase, or otherwise), any rights, assets, business, Person, or entity or division, unless that acquisition or agreement would not reasonably be expected to: (i) materially increase the risk of not obtaining the Regulatory Approvals necessary to consummate the Arrangement or the other transactions contemplated by this Agreement or the expiration or termination of any waiting period applicable to the transactions contemplated by this Agreement under any Antitrust Laws; (ii) materially increase the risk of any Governmental Entity enacting, issuing, promulgating, enforcing, or entering any Law or Order which is in effect and which prohibits or makes illegal the consummation of the Arrangement or the other transactions contemplated by this Agreement, as governed by Section 6.1(5); or (iii) materially delay, or prevent, the Effective Time.
(2)Subject to applicable Law, the Parent and the Purchaser shall promptly notify the Company in writing of:
(a)any notice or other communication from any Person alleging that the consent (or waiver, permit, clearance, exemption, order, approval, agreement, authorization, amendment or confirmation) of such Person (or another Person) is required in connection with this Agreement or the Arrangement;
(b)other than in connection with the Regulatory Approvals (which shall be governed by Section 4.4), any written notice or communication from any Governmental Entity in connection with this Agreement, the Arrangement or the other transactions contemplated by this Agreement (and, to the extent permitted by Law, promptly provide a copy of any such written notice or communication to the Company); and
(c)any Action commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Parent or the Purchaser to the extent that such Action would reasonably be expected to impair, impede, materially delay or prevent the Parent or the Purchaser, as applicable, from performing its obligations under this Agreement.

Section 4.4Regulatory Approvals
(1)Each Party shall file any filings, notifications or submissions (or drafts thereof) as are required or advisable pursuant to any applicable Antitrust Laws as soon as reasonably practicable and as specified herein:
(a)(i) the Purchaser shall file with the Commissioner of Competition a submission requesting that an ARC be issued or, in the alternative, that the Commissioner of Competition issue a No Action Letter in respect of the transactions contemplated by this Agreement (the “Canadian Competition Submission”), no later than twenty (20) Business Days after the date hereof, and (ii) the Purchaser and the Company shall each file with the Commissioner of Competition the notice and information required under subsection 114(1) of the Competition Act no later than ten (10) Business Days after the filing of the Canadian Competition Submission, in each case, unless the Parties mutually agree otherwise, including on a different date for such filings;
(b)the Purchaser will file with the Minister (i) an application for review pursuant to Part IV of the ICA (the “ICA Application”) no later than twenty (20) Business Days after the date hereof, and (ii) draft written undertakings in respect of the transactions contemplated by this Agreement no later than twenty (20) Business Days after the date of the submission of the ICA Application, in each case, unless the Parties mutually agree on a different date for such filings;
(c)the Parent and the Company shall each file, or cause to be filed, their respective notification and report form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement no later than ten (10) Business Days after the date hereof, unless the Parties mutually agree on a different date for such filings; and
(d)the Parent and the Purchaser shall file with the CMA (i) a draft merger notice no later than ten (10) Business Days after the date hereof, and (ii) a draft undertaking and offer in accordance with the CMA Remedies Form and the Template Undertakings in Lieu of Reference (Version 28 October 2015) to make the UK Divestment in lieu of a CMA Phase 2 reference for purposes of Section 73(2) of the Enterprise Act 2002 (the “UK Divestment Undertaking”) (provided that the Parent and the Purchaser shall not be required to offer a Buyer Upfront Condition in this initial offer) no later than five (5) Business Days after the submission of the draft merger notice, unless the Parties mutually agree on a different date for such filings; provided that, notwithstanding anything to the contrary herein, the Parent’s and the Purchaser’s obligation to file a draft merger notice and UK Divestment Undertaking pursuant to this Section 4.4(1)(d) shall only apply insofar as the Company has expeditiously provided all information reasonably requested by the Parent and the Purchaser for purposes of preparing the draft merger notice and the UK Divestment Undertaking. If the Parent and the Purchaser fail to offer the UK Divestment Undertaking to the CMA pursuant to this Section 4.4(1)(d), the Company shall have the option to itself offer the UK Divestment Undertaking no earlier than fifteen (15) Business Days after the submission of the draft merger notice and only after providing Parent with two (2) Business Days written notice of its intent to exercise such option.
(2)The Parties shall cooperate in good faith in using their respective reasonable best efforts to obtain the Regulatory Approvals, including providing or submitting on a timely basis, and as promptly as practicable, all documentation and information that is required, or that the Purchaser, acting reasonably, determines to be advisable, and shall cooperate in the preparation and submission of all applications, notices, filings, and submissions to Governmental Entities. Subject to the covenants and obligations contained herein, including for avoidance of doubt Section 4.4(6), the Parent and the Purchaser shall control and have the final and ultimate authority over strategic or tactical decisions in relation to the Regulatory Approvals, including with respect to any UK Divestment, it being agreed that the Parent and the Purchaser shall consider in good faith the views of the Company and its counsel.
(3)Subject to Section 4.4(4), and to the extent permitted by applicable Law, each Party shall:
(a)promptly inform the other Parties of any communication received by that Party relating to the Regulatory Approvals or any filings, notifications or submissions in connection therewith;
(b)use reasonable best efforts to respond promptly to any request or notice from any Governmental Entity requiring the Parties, or any one of them, to supply additional information that is relevant to the review of the transactions contemplated by this Agreement in connection with the Regulatory Approvals or any filings, notifications or submissions in connection therewith;
(c)permit the other Party to review in advance any proposed communications, applications, notices, filings or submissions to Governmental Entities (including responses to requests for information and inquiries from any Governmental Entity) in connection with the Regulatory Approvals or any filings, notifications or submissions in connection therewith, and provide the other Parties a reasonable opportunity to comment thereon and consider in good faith any comments proposed thereby;
(d)promptly provide the other Party with any filed copies of applications, notices, filings and submissions (including responses to requests for information and inquiries from any Governmental Entity) that were submitted to a Governmental Entity in connection with the Regulatory Approvals or any filings, notifications or submissions in connection therewith;
(e)not participate in any meeting or discussion (whether in person, by telephone or otherwise) with Governmental Entities in connection with the Regulatory Approvals or any filings, notifications or submissions in connection therewith unless it consults with the other Parties in advance and gives the other Parties or their legal counsel the opportunity to attend and participate thereat, unless a Governmental Entity requires otherwise; and
(f)keep the other Parties promptly informed of the status of discussions with Governmental Entities in connection with the Regulatory Approvals or any filings, notifications or submissions in connection therewith.
(4)Notwithstanding any other requirement in this Section 4.4, where a Party (a “Disclosing Party”) is required under this Section 4.4 to provide information to another Party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other information only to external legal counsel of the Receiving Party; provided, that the Disclosing Party also provides the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.
(5)The Parties shall use their respective reasonable best efforts to obtain the Regulatory Approvals as soon as reasonably practicable after the date hereof; provided, however, that notwithstanding anything to the contrary herein, (a) the Parent, the Purchaser and their affiliates shall not be required to (i) offer, commit or agree to modify, amend or terminate any contracts (“Contract Modifications”) or (ii) offer, commit or agree to, or effect, any divestitures, sales, hold separates, conditions, obligations, terms, undertakings or behavioural requirements as a basis for obtaining, or otherwise in connection with, any Regulatory Approvals (A) except for (x) the UK Divestment Undertaking, including for the avoidance of doubt, providing any hold separate required by the CMA prior to completion of the Arrangement and (y) Contract Modifications and divestitures or sales of assets and properties of the Company’s FinishMaster business in the United States that are, in the aggregate, immaterial to the Company’s FinishMaster business in the United States, taken as a whole, or (B) that are not conditioned upon the consummation of the transactions contemplated by this Agreement, and (b) with respect to any action of the type referred to in the foregoing clause (a)(i) or (a)(ii) (including in respect of the UK Divestment), the Company (i) shall not, and shall cause its Subsidiaries, not to take any such action without the Parent’s prior written consent unless the Company is exercising its right to offer the UK Divestment Undertaking, subject to its notice obligations, under Section 4.4(1)(d), and (ii) shall, and shall cause its Subsidiaries to, take any such action at the direction of the Parent or the Purchaser, provided that any such divestiture, sale or hold separate is conditioned upon the consummation of the transactions contemplated by this Agreement.
(6)Notwithstanding anything to the contrary herein, with regard to the CMA Approval, the Parent and the Purchaser shall (x) use their reasonable best efforts to obtain the CMA Approval as soon as reasonably practicable and (y) in furtherance of the foregoing, agree and commit to sell, divest, hold separate and otherwise dispose of 100% of the issued share capital of the Company UK Business (the “UK Divestment”). In furtherance of the foregoing:
(a)The Parent and the Purchaser agree that, at the same time as filing a draft merger notice with the CMA, the Parent and the Purchaser shall (i) indicate to the CMA that the Parent and the Purchaser shall submit the UK Divestment Undertaking in accordance with Section 4.4(1)(d) and (ii) request a fast track of the CMA’s Phase 1 merger review process on that basis. At the point at which the Parent and the Purchaser offer the UK Divestment Undertaking to the CMA, the Parent and the Purchaser shall provide to the CMA all such information within their knowledge or control about the terms of the UK Divestment (based on the information that has been provided by the Company) to demonstrate as far as possible that the UK Divestment is clear cut, comprehensive, effective and capable of ready implementation. The Parent and the Purchaser further agree to perform all obligations contained in the Undertakings in Lieu of Reference approved by the CMA under section 73(2) of the Enterprise Act 2002.
(b)The Parties shall jointly engage in discussions with the CMA on the UK Divestment and the UK Divestment Undertaking so to achieve CMA Approval in the CMA Phase 1 process. In the event that the CMA imposes a Buyer Upfront Condition, this shall include (i) identification by the Parent and the Purchaser to the CMA as soon as reasonably practicable following the CMA’s provisional approval of any undertakings given in lieu of a reference under section 33 of the Enterprise Act 2002 of a buyer for the Company UK Business that is suitable according to the CMA’s standard criteria; (ii) the Parent and the Purchaser expeditiously preparing for submission on request from the CMA a proposed timetable setting out key milestones that aim to achieve the UK Divestment within any period required by the CMA; (iii) the Parent and the Purchaser expeditiously submitting to the CMA all agreed draft transaction agreements in respect of the UK Divestment or other information the CMA may require within any deadline, or reasonable extensions thereof, set by the CMA; (iv) reasonable best efforts by the Parent and the Purchaser to obtain CMA approval for a buyer of the Company UK Business that is considered suitable by the Parent, the Purchaser and the CMA (and any related agreement, deed or other instrument relating to the disposal of the Company UK Business to such buyer) as soon as reasonably practicable (and in any case within ninety (90) Business Days of the CMA’s provisional approval of any undertakings given in lieu of a reference under section 33 of the Enterprise Act 2002); (v) the Parent and the Purchaser and the Company providing any required reports to the CMA on the progress of the UK Divestment process, including promptly informing the CMA of key milestones regarding the disposal process for the UK Divestment, such as the date when the heads of terms have been signed and/or the transaction agreements with a buyer have been agreed for the UK Divestment and the final disposal of the UK Divestment has been completed; and (vi) the Parent and the Purchaser, at the direction of the CMA, appointing monitoring trustees, divestiture trustees or hold separate trustees to the extent required by the CMA for purposes of implementing the UK Divestment Undertaking.
(c)The Parent and the Purchaser shall commence, including by working to engage advisors, identify potential buyers (in consultation with the Company pursuant to this Section) and prepare materials for potential bidders, as soon as reasonably practicable after the date hereof, and in any event within fifteen (15) Business Days of the date hereof, and conduct a sales process of the Company UK Business, including working with the Company to identify potential buyers for the Company UK Business which are reasonably likely to be considered by the CMA as acceptable buyers for the purpose of the CMA accepting the UK Divestment Undertaking, and negotiating terms and definitive documentation for such sale. The Company shall fully cooperate with, and provide all reasonable support requested by, the Parent and the Purchaser in preparing the Company UK Business for the UK Divestment, and to effect the sales process and to facilitate such negotiations, including supporting any due diligence and responding to any reasonable information requests as soon as reasonably practicable.
(d)All third-party costs and fees associated with the conduct of the sales process of the Company UK Business shall be borne by the Parent and the Purchaser, provided, however, that the Company shall not retain any third party to assist with or incur any third-party costs associated with the sale of the Company UK Business without the prior written consent of Parent.
(7)Notwithstanding anything to the contrary herein, in fulfilling their obligations under this Agreement with respect to the ICA Approvals, the reasonable best efforts of the Purchaser and the Parent shall require the Purchaser and the Parent to (a) negotiate in good faith with the Minister or other relevant Governmental Entity and (b) agree to (and only to) undertakings (or to similar commitments in any order under section 25.4(1)(b) of the ICA) that (i) are customary and reasonable for transactions similar to those contemplated by this Agreement, taking into account the nature of the business conducted by the Company and its Subsidiaries, (ii) are not, in the aggregate, material (with materiality measured based upon the earnings before interest, taxes, depreciation and amortization of the CAG Group for the year ended December 31, 2022) and (iii) are conditioned upon the consummation of the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary herein, in no event shall the Company or any of its Subsidiaries state, suggest, propose, agree or commit to any such undertaking or undertakings (or similar commitments) without the prior written consent of the Parent.
Section 4.5Access to Information; Confidentiality
(1)From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable prior notice: (a) give the Purchaser and the Parent and their respective officers, employees, advisors, affiliates and representatives reasonable access during normal business hours to its and its Subsidiaries’ assets, properties, Contracts and books and records; and (b) furnish to the Purchaser and the Parent and their respective officers, employees, advisors and representatives such financial and operating data and other information and documents, including with respect to the personnel, assets, liabilities, properties and businesses of the Company and its Subsidiaries as the Purchaser, Parent or their representatives may reasonably request. Without limiting the foregoing, (x) the Purchaser and the Parent and their respective officers, employees, agents, advisors, representatives and lenders and potential lenders shall, upon reasonable prior notice, have the right to conduct inspections of each of the Owned Properties and Leased Properties, (y) the Company shall, upon either of the Parent’s or the Purchaser’s request, facilitate discussions between the Parent or the Purchaser and any third party from whom consent may be required and (z) the Company shall keep the Purchaser reasonably informed of the status of any ongoing collective bargaining negotiations with any union between the date of this Agreement and the Effective Time, including providing the Purchaser with copies of all material documents tabled by either party in the course of collective bargaining negotiations.
(2)Notwithstanding anything to the contrary herein, prior to issuing any broad-based written communications to the Company Employees or to the Company’s wholesalers or distributors (excluding any such communications not issued in connection with the Arrangement or the other transactions contemplated herein), the Purchaser and Parent shall consult with the Company and obtain the Company’s consent (not to be unreasonably withheld, conditioned or delayed).
(3)Investigations made by or on behalf of the Purchaser or the Parent, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.
(4)This Section 4.5 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that in the reasonable good faith judgment of the Company, after consultation with outside legal counsel, is likely to (a) result in the disclosure of any trade secrets of third parties, (b) violate any obligation of the Company or its Subsidiaries with respect to confidentiality, non-disclosure or privacy that was entered into in the Ordinary Course and is in effect on the date of this Agreement, (c) result in loss of protections afforded to the Company or its Subsidiaries under the attorney-client privilege or attorney work product doctrine or (d) violate any applicable Law; provided, in each case, that the Company shall cooperate with the Parent and the Purchaser in seeking to find a way to allow disclosure of any such information to the extent possible without causing the effect set forth the applicable clause (a), (b), (c) or (d), including through the use of customary “clean-room” arrangements.

(5)Each Party acknowledges that (a) the Confidentiality Agreement continues to apply and shall remain in full force and effect in accordance with its terms and conditions, and (b) any information provided under Section 4.5(1) above that is non-public and/or proprietary in nature shall be subject to the terms of the Confidentiality Agreement; provided that to the extent any provision of the Confidentiality Agreement conflicts with the terms of this Agreement, the terms of this Agreement shall prevail. For greater certainty, if this Agreement is terminated in accordance with its terms, any obligations of the Parties and their respective representatives under the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms of the Confidentiality Agreement.
Section 4.6Pre-Acquisition Reorganization
(1)Subject to Section 4.6(2), the Company agrees that, upon request of the Purchaser, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (a) perform such reorganizations of the Company’s or its Subsidiaries’ corporate structure, capital structure, business, operations, assets or liabilities, or such other transactions, as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), (b) cooperate with the Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganization that might be undertaken and the manner in which they would most effectively be undertaken and (c) cooperate with the Purchaser and its advisors to seek to obtain consents or waivers which might be required from any Governmental Entities or third parties (including the Company’s lenders under the Credit Facility) in connection with the Pre-Acquisition Reorganization, if any, provided, that any fees, costs and expenses associated therewith or incidental thereto shall be at the Purchaser’s sole expense.
(2)The Company will not be obligated to participate (or to cause its Subsidiaries to participate) in any Pre-Acquisition Reorganization under Section 4.6(1) unless such Pre-Acquisition Reorganization:
(a)does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries;
(b)can be reversed or unwound in the event the Arrangement does not become effective without unreasonably adversely affecting the Company, its Subsidiaries or the Company Securityholders in any material manner;
(c)is not prejudicial to the Company, its Subsidiaries or the Company Securityholders in any material manner;
(d)does not impair the ability of the Company, the Purchaser or the Parent to consummate, and will not delay the consummation of, the Arrangement (including the receipt of any Regulatory Approvals or the satisfaction of any conditions set forth in Article 6);
(e)does not result in a change of control, default, or acceleration of the Credit Facility, the Debentures or other Contract of the Company providing for the incurrence of Indebtedness;
(f)does not require the Company to obtain the approval of any Company Securityholders or the Court;
(g)is effected as closely as reasonably practicable prior to the Effective Time;

(h)does not require the Company or its Subsidiaries to take any action that could reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to, any Company Securityholders in excess of the Taxes or other consequences to such Person in connection with the completion of the Arrangement in the absence of such action being taken pursuant to this Section 4.6;
(i)does not require the Company or its Subsidiaries to take any action that would breach, conflict with or violate any Constating Documents of the Company or any of its Subsidiaries as in effect on the date hereof;
(j)does not require any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Person incurring personal liability; and
(k)does not result in any material breach by the Company or any of its Subsidiaries of any Material Contract or any breach by the Company or any of its Subsidiaries of applicable Law, or require any consent or waiver from Governmental Entities that has not been obtained prior to the Effective Time.
(3)The Purchaser shall provide written notice to the Company of any proposed Pre-Acquisition Reorganization (which notice will include reasonable detail regarding all material steps and transactions with respect to such Pre-Acquisition Reorganization) as far in advance of the anticipated Effective Time as reasonably practicable, but in any event at least fifteen (15) Business Days prior to the anticipated Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use commercially reasonable efforts to prepare, prior to the Effective Time, all documentation necessary, and do such other acts and things as are necessary, to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement (provided, that such amendments do not require the Company to obtain approval of any of the Company Securityholders or the Court).
(4)If the Arrangement is not completed (other than as a result of termination pursuant to Section 7.2(1)(d)(i)), the Purchaser and the Parent shall (i) forthwith reimburse the Company for all direct and indirect reasonable out-of-pocket costs and expenses and Taxes incurred in connection with any proposed Pre-Acquisition Reorganization, including any reasonable costs and Taxes incurred by the Company in order to reverse (where such reversal is determined by the Company to be necessary, acting reasonably) the Pre-Acquisition Reorganization; and (ii) indemnify the Company, its affiliates, and their respective officers, directors and employees (to the extent that such officers, directors and employees are assessed with statutory liability therefor) for all direct and indirect liabilities, losses, Taxes, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization (other than those costs and expenses reimbursed in accordance with the foregoing clause (i)).
(5)The Purchaser and the Parent agree that any Pre-Acquisition Reorganization undertaken by the Company pursuant to and in accordance with this Section 4.6 (as requested by Purchaser (and without limiting the limitations) under this Section 4.6)) will not be considered in determining whether a representation, warranty or covenant of the Company under this Agreement has been breached.

Section 4.7Public Communications
The Parties shall cooperate in the preparation of presentations, if any, to the Company Securityholders regarding the Arrangement. The Parent and the Company shall (a) consult with each other before issuing any press release or making any other public statement or disclosure with respect to this Agreement, the Arrangement or the other transactions contemplated hereby and (b) not, except as expressly contemplated in Section 2.4 or as expressly permitted by and made in compliance with Article 5 in connection with a Change in Recommendation, or as required by applicable Law or any listing agreement with, or rule or regulation of, any national securities exchange or association (including the TSX) (in which case, to the extent permitted by applicable Law, the Party making such disclosure shall give the other Parties a reasonable opportunity to review and comment on such disclosure in advance and shall consider in good faith any comments made by the other Parties), issue any such press release or make any such public statement or disclosure without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed), except the case of each of clauses (a) and (b) to the extent that the information regarding this Agreement, the Arrangement and the other transactions contemplated hereby that is contained in such press release, public statement or disclosure is consistent with information previously issued publicly or made public in accordance with this Section 4.7.
Section 4.8Notice and Cure Provisions
(1)Each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:
(a)cause the breach of any of the representations or warranties of such Party contained in this Agreement such that the condition in Section 6.2(1) or Section 6.3(1), as applicable, would not be satisfied on the Effective Time; or
(b)result in the failure, in any material respect, to comply with or satisfy any covenant or agreement contained in this Agreement to be complied with or satisfied by such Party such that the condition in Section 6.2(2) or Section 6.3(2), as applicable, would not be satisfied on the Effective Time.
(2)Notification provided under this Section 4.8 will not affect the representations, warranties, covenants and agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.
(3)The Parent and the Purchaser may not terminate this Agreement pursuant to Section 7.2(1)(d)(i), and the Company may not terminate this Agreement pursuant to Section 7.2(1)(c)(i), unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Party (the “Breaching Party”) indicating that the Terminating Party intends to terminate this Agreement and the reason therefor. After delivering a Termination Notice, the Terminating Party may not terminate this Agreement until the earlier of (a) the Outside Date and (b) the date that is fifteen (15) Business Days following delivery of such Termination Notice to the Breaching Party, if such breach has not been cured by such date; provided, that the Terminating Party shall be entitled to terminate this Agreement immediately upon such time as such breach is not capable of being cured by the Outside Date. If the Parent delivers a Termination Notice prior to the date of the Company Meeting, the Parent and the Purchaser may require the Company to postpone or adjourn the Company Meeting to the earlier of (i) five (5) Business Days prior to the

Outside Date and (ii) the date that is fifteen (15) Business Days following delivery of such Termination Notice to the Breaching Party.
Section 4.9Insurance and Indemnification
(1)Prior to the Effective Date, the Company shall, in consultation with the Parent, purchase customary “tail” policies of directors’ and officers’ liability insurance providing protection no less favourable in the aggregate than the protection provided by the policies maintained by the Company and its Subsidiaries that are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events that occurred on or prior to the Effective Date; provided, that the cost of such policies shall not exceed 350% of the Company’s and its Subsidiaries’ most recent annual aggregate premium prior to the date hereof for policies currently maintained by the Company and its Subsidiaries as set forth in Section 4.9(1) of the Company Disclosure Letter. The Purchaser will, or will cause the Company to, maintain such tail policies in effect without any reduction in scope or coverage for six (6) years from the Effective Date.
(2)The Company and the Purchaser shall honour, and the Parent shall cause the Company and its Subsidiaries to honour, all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of the Company and its Subsidiaries set forth on Section 4.9(2) of the Company Disclosure Letter, and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Date. The provisions of this Section 4.9 shall be binding, solidarily, on all successors of the Parent, the Purchaser, the Company and its Subsidiaries.
(3)If the Company or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates or amalgamates with or merges or liquidates into any other Person and is not a continuing or surviving corporation or entity of such consolidation, amalgamation, merger or liquidation, or (ii) transfers all or substantially all of its properties and assets to any Person, the Purchaser and the Parent shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.9.
Section 4.10Tax Election
Notwithstanding anything to the contrary in this Agreement or the Plan of Arrangement, for the absence of doubt, the Parent and the Purchaser may make, or cause their respective affiliates (including on and after the Effective Date, the Company and its Subsidiaries) to make, any elections under Section 338(g) of the Code or paragraph 88(1)(d) or 111(4)(e) of the Tax Act (or, in each case, any similar provision under applicable Law) with respect to the acquisition of the Company and its Subsidiaries pursuant to this Agreement as the Parent and the Purchaser deem appropriate in their sole discretion. The Company and its Subsidiaries shall not knowingly take any action inconsistent with such election.
Section 4.11TSX De-Listing
Subject to applicable Law, prior to the Effective Time, the Company shall use commercially reasonable efforts to cause the Company Shares to be delisted from the TSX as promptly as practicable following the Effective Time. In furtherance of the foregoing, each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all reasonable actions necessary to enable (a) delisting of the Company Shares from the TSX (including, if reasonably requested by the Purchaser or the Parent, such items as may be necessary to delist the Company Shares promptly after the Effective Date) and (b) the Company ceasing to be a reporting issuer under applicable Securities Laws.
Section 4.12Employment Matters.
(1)Unless otherwise agreed in writing between the Parties, for a period of one (1) year from the Effective Date, the Parent and the Purchaser covenant and agree, and after the Effective Time will cause the Company and any successor to the Company to covenant and agree that the Company Employees, unless their employment is terminated, shall be provided with compensation not less than, and benefits that are, in the aggregate, no less favourable than, those provided to such Company Employees immediately prior to the Effective Time, in accordance with applicable Law.
(2)The Parent and the Purchaser covenant and agree, and after the Effective Time will cause the Company and any successor to the Company, to honour and comply in all material respects with the terms of all existing employment, indemnification, change in control, severance, termination or other compensation agreements and employment and severance obligations of the Company or any of its Subsidiaries and all obligations of the Company and its Subsidiaries under the Employee Plans.
(3)Notwithstanding anything in this Section 4.12 to the contrary, the terms of this Section 4.12 shall not apply to any Company Employee who is covered by a Collective Agreement and, instead, the terms and conditions of employment of each such Company Employee following the Effective Time shall be governed by the terms of the applicable Collective Agreement.
(4)Nothing in this Section 4.12 expressed or implied, shall be construed (a) to reduce the legal or contractual obligations the Parent, the Purchaser, the Company or any of their respective Subsidiaries towards any Company Employee, (b) to limit the right of Parent, Purchaser, the Company or any of their Subsidiaries to amend or terminate any Employee Plan, (c) to create a right in any Company Employee to employment with the Parent, the Purchaser, the Company or any of their respective Subsidiaries, or to interfere with or restrict in any way the rights of the Parent or any of its affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause, or (d) to create any third party rights, benefits or remedies of any nature whatsoever in any Company Employee (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.
Section 4.13Financing
(1)In furtherance (and not in limitation) of the payment obligations of the Parent and the Purchaser hereunder, including Section 2.9, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to obtain the proceeds of the Financing on the terms and conditions described in the Debt Commitment Letter on or prior to the date upon which the Effective Time is required to occur pursuant to the terms hereof, in each case to the extent the proceeds thereof are required to consummate the transactions contemplated by this Agreement, including by using reasonable best efforts to (a) maintain in effect the Debt Commitment Letter (provided, that the Commitment Letter may be amended, modified, waived or replaced as set forth below), (b) negotiate and enter into definitive agreements with respect to the Financing (the “Definitive Debt Agreements”) on the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter) (or with conditions, taken as a whole, no less favorable to Parent than the conditions in the Debt Commitment Letter as in effect as of the date hereof) and (c) satisfy on a timely basis (or obtain a waiver of) all conditions to funding in the Debt Commitment Letter and the Definitive Debt Agreements and comply with its obligations thereunder that are applicable to it and that are within its control. Without limiting the generality of the foregoing, in the event that all conditions contained in Article 6 (except those that, by their nature, are to be satisfied at the Effective Time; provided that such conditions would be so satisfied as of such date) have been satisfied or waived, and all of the conditions in the Debt Commitment Letter or the Definitive Debt Agreements (other than the effectiveness of the Arrangement) have been satisfied, Parent shall use its reasonable best efforts to consummate the Financing, to the extent the proceeds thereof are required to consummate the transactions contemplated by this Agreement.
(2)Parent shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit any amendment or modification to, or any waiver of any provision or remedy under, or any replacement of, the Debt Commitment Letter or the Definitive Debt Agreements if such amendment, modification, waiver or replacement: (a) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing in a manner that would reasonably be expected to prevent, impede or delay the consummation of the Arrangement and the other transactions contemplated by this Agreement, (b) reduces the amount of the Financing to an amount that, together with the Parent’s and its Subsidiaries’ cash on hand and other committed financing, would be as of such date and as of the Effective Time less than the amount required to consummate the transactions contemplated by this Agreement, (c) materially adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Debt Agreements as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof or (d) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Arrangement and the other transactions contemplated by this Agreement; provided, that notwithstanding the foregoing, (x) Parent may amend or amend and restate the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and provide for the assignment of a portion of the Financing commitments thereunder to additional lenders and (y) upon any such amendment, supplement, replacement or modification, the terms “Debt Commitment Letter” and “Definitive Debt Agreements” shall mean the Debt Commitment Letter or Definitive Debt Agreements, as applicable, as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.
(3)Parent shall have the right to obtain alternative sources of financing in lieu of all or a portion of the Financing (a “Substitute Financing”); provided that such Substitute Financing comply with the requirements set forth in Section 4.13(2). For the purposes of this Agreement, references to “Financing” shall include any Substitute Financing obtained in accordance with this Section 4.13(3) and “Debt Commitment Letter” and “Definitive Debt Agreements” shall be deemed to include, respectively, such documents entered into with respect to any Substitute Financing arranged in compliance herewith.
(4)Parent shall keep the Company reasonably informed on a regular basis of the status of the Financing, including any Substitute Financing. Without limiting the generality of the foregoing, Parent shall provide the Company with prompt notice of any actual or written threat of breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Definitive Debt Agreement.
(5)Each of the Parent and the Purchaser hereby acknowledges and agrees that obtaining the Financing or any other debt, equity or other financing is not a condition to the consummation of the Arrangement.
Section 4.14Financing Cooperation
(1)Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, use its and their reasonable best efforts to provide customary cooperation, as may be reasonably requested by the Parent in connection with the Financing, including using its and their reasonable best efforts with respect to the following items:
(a)complying with the requirements under applicable Securities Laws to file audited consolidated financial statements prepared in accordance with GAAP in respect any fiscal year ended prior to the Effective Date and unaudited condensed interim consolidated financial statements prepared in accordance with GAAP in respect any interim period ended prior to the Effective Date, within the period prescribed by applicable Securities Laws;
(b)furnishing to the Parent such information regarding the Company and its Subsidiaries as is reasonably requested in writing by the Parent in connection with the preparation of customary offering, rating agency and marketing documents (and any supplements thereto) with respect to the Financing (including a customary authorization letter by the chief financial officer (or other similar financial officer) of the Company in connection with confidential information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities);
(c)reasonably cooperating with customary due diligence processes (including accounting due diligence) as reasonably requested by the Parent or the Financing Entities, including participating in a reasonable number of due diligence sessions, and cooperating with the customary marketing efforts of the Parent as reasonably requested by the Parent, in each case, in connection with any Financing;
(d)promptly furnishing Parent and the Financing Entities, at least three (3) Business Days prior to the Effective Time, with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Financing Entities and required pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. § 1010.230, to the extent requested in writing at least eight (8) Business Days prior to the Effective Time; and
(e)reasonably cooperating with the Parent’s legal counsels in connection with due diligence relating to the Investment Company Act of 1940 or the Constating Documents of the Company or its Subsidiaries required pursuant to any legal opinions that such legal counsels may be required to deliver in connection with any Financing.

(2)Notwithstanding anything to the contrary in this Section 4.14 and Section 4.15, neither the Company nor any of its Subsidiaries shall, pursuant to this Section 4.14 or Section 4.15:
(a)be required to take any action that would unreasonably interfere with the ongoing operations of the Company and its Subsidiaries (it being understood that the use of reasonable best efforts by the Company, its Subsidiaries and representatives to take the actions specified in Section 4.14(1)(a) through (e) do not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries);
(b)be required to (i) incur any fees, expenses or other liabilities prior to the Effective Time for which it is not previously or concurrently reimbursed or (ii) become an issuer or an obligor with respect to the Financing prior to the Effective Time;
(c)be required to cause any director, officer, member, partner, accountant, legal counsel, employee or other Representative of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in such Person incurring personal liability;
(d)be required to waive or amend any terms of this Agreement;
(e)be required to provide any information that, upon the advice of counsel, is subject to attorney-client privilege or is prohibited from being provided by applicable Law or any Material Contract existing as of the date hereof (provided, however, that the Company shall use its reasonable best efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or such contractual obligation or to the maximum extent that does not result in a loss of such legal privilege, as applicable), and in the event that the Company or any of its Subsidiaries does not provide access or information in reliance on this clause, the Company shall provide notice to the Parent that information is being withheld;
(f)be required to, nor shall any of their directors, employees, officers, members, partners or managers be required to, adopt resolutions or consents to approve or authorize the execution of the agreements, documents and instruments pursuant to which the Financing is obtained or to execute, deliver or enter into, or perform any agreement, document or instrument (other than customary authorization letters or as set forth in Section 4.15), including any credit or other agreements, guarantees, pledge or security documents or certificates in connection with the Financing, in each case, that would be effective prior to the Effective Time, it being agreed that any such action, authorization, consent, approval, execution, delivery or performance will only be required of the respective directors, employees, officers, members, partners or managers of the Company and its Subsidiaries who retain their respective positions as of, and immediately after, the Effective Time (except in each case with respect to customary authorization letters or as set forth in Section 4.15);
(g)be required to (or be required to cause their Representatives to) provide any indemnity prior to the Effective Time for which it has not received prior reimbursement or is not otherwise concurrently indemnified by or on behalf of the Parent;
(h)be required to (or be required to cause their Representatives to) take any action that would conflict with or violate any Constating Documents of the Company or any of its Subsidiaries as in effect on the date hereof or any applicable Law or, prior to the Effective Time, the contravention of any Material Contract to which the Company or its Subsidiaries is a party;
(i)be required to (or be required to cause their Representatives to) take any actions that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or that would cause any condition set forth in Article 6 to fail to be satisfied (in each case unless the Parent waives such breach or failure prior to the Company or any of its Subsidiaries taking such action); or
(j)be required to (or be required to cause their Representatives to) prepare or furnish (i) pro forma financial statements, (ii) any other financial statements (other than as set forth in Section 4.14(1)(a)) that are not prepared in the ordinary course of its financial reporting practice, on the time frame customarily prepared by the Company, (iii) projections or (iv) any prospectus, information memorandum, “bank book” or other analogous document in connection with the Financing.
(3)All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by the Parent or Purchaser or their respective Representatives pursuant to this Section 4.14 from or on behalf of the Company shall be kept confidential in accordance with the Confidentiality Agreement; provided that, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, such information may be disclosed, (i) to prospective lenders, underwriters, initial purchasers, dealer managers and agents during syndication and marketing of the Financing that enter into confidentiality arrangements customary for financing transactions of the same type as the Financing (including customary “click-through” confidentiality undertakings) and (ii) on a confidential basis to rating agencies.
(4)The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ logos solely in connection with the marketing of the Financing for the transactions contemplated by this Agreement; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries.
(5)Promptly upon written request by the Company, the Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and rating agencies’ fees) actually incurred by the Company, its Subsidiaries and their respective Representatives in connection with the cooperation contemplated by this Section 4.14 and Section 4.15 other than to the extent any such costs and expenses are incurred as a result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing.
(6)The Company, its Subsidiaries and its and their respective affiliates and Representatives will be indemnified and held harmless by the Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with their cooperation in arranging the Financing pursuant to this Agreement, the provision of information utilized in connection therewith and the cooperation contemplated by Section 4.15, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives, or any such Person’s material breach of this Agreement, or with respect to any material misstatement or omission in information provided in writing hereunder by any of the foregoing Persons for use in connection herewith or with the Financing. This indemnification shall survive the termination of this Agreement.
(7)This Section 4.14 sets forth the Company’s and its Subsidiaries’ sole obligations with respect to cooperation in connection with the arrangement of any financing (including the Financing) of the Parent or its affiliates related to the transactions contemplated by this Agreement. The Company and its Subsidiaries will be deemed to be in compliance with this Section 4.14 unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of Section 4.14, (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which shall not require the Company to provide any cooperation that it would not otherwise be required to provide under Section 4.14) and (C) the Company fails to use reasonable best efforts to take the actions specified on such Non-Cooperation Notice within five (5) Business Days from receipt of such Non-Cooperation Notice.
Section 4.15Treatment of Company Indebtedness
(1)The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Parent that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under the Credit Facility, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees, if any, in connection therewith, in each case, on the Effective Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Termination”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver to the Parent at least two (2) Business Days prior to the anticipated Effective Date, an executed payoff letter with respect to the Credit Facility (a “Payoff Letter”) in form and substance customary for transactions of this type (and drafts reasonably in advance thereof), from the applicable agent on behalf of the Persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that all Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in a Payoff Letter on the Effective Date, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 4.15(1) require the Company or any of its Subsidiaries to cause the Credit Facility Termination to be effective unless and until the Effective Time has occurred and the Parent has provided or caused to be provided to the Company or its Subsidiaries funds (or the Parent has directed the Company or any of its Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Credit Facility.
(2)To the extent required in order to consummate the transactions contemplated by this Agreement, upon written request of the Parent, the Company shall, and shall cause its Subsidiaries to, as applicable, (a) execute and deliver, or cause to be executed and delivered, in each case, to the trustee under the Trust Indenture at or prior to the Effective Time, such documents or instruments as are required to comply with the requirements of the Trust Indenture and the Voting and Support Agreements in connection with the transactions contemplated by this Agreement, and (b) provide all assistance reasonably requested by the Parent in connection with obtaining the execution of such instruments by the other parties required to execute such instruments and take any other actions reasonably requested by the Parent (which shall not require any payment by the Company or its Subsidiaries) that are customary or necessary in connection therewith, including the execution and delivery by the Company, its Subsidiaries or their respective Representatives of customary officers’ certificates, supplemental indentures and legal opinions to the trustee under the Trust Indenture, to the extent such certificates, supplemental indentures and opinions are required thereby. Notwithstanding the foregoing, neither Company nor its Subsidiaries shall be required to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) (i) that would be inaccurate in light of the facts and circumstances at the time delivered, or (ii) not conditioned on or delivered substantially concurrently with the occurrence of the Effective Time. To the extent required in order to consummate the transactions contemplated by this Agreement, the Parent and the Purchaser, as applicable, shall, prior to or contemporaneously with, and conditioned upon, the consummation of the transactions contemplated by this Agreement, execute such instruments and do such things as are necessary, in the reasonable determination of the Parent, to facilitate the compliance by the Company with Section 11.1 of the Trust Indenture.
Article 5Article 5
ADDITIONAL COVENANTS REGARDING NON-SOLICITATION
Section 5.1Non-Solicitation
(1)Except as expressly provided in this Article 5, the Company, shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of the Company or of any of its Subsidiaries (collectively “Representatives”), or otherwise, and shall not permit any such Representative to:
(a)solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, assets, facilities, books or records of the Company or any of its Subsidiaries) any inquiry, proposal or offer from any Person that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal;
(b)enter into, otherwise engage or participate in or authorize any discussions or negotiations with any Person (other than the Parent, the Purchaser and their affiliates) regarding any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, provided that the Company may (i) communicate with any Person solely for the purposes of clarifying the terms of any such inquiry, proposal or offer made by such Person (if, in doing so, no other assistance or encouragement that is prohibited from being given under this Agreement is given to such Person and the Company does not otherwise breach any of its obligations contained in this Section 5.1); (ii) advise any Person making any inquiry, proposal or offer of the restrictions of this Agreement (if, in doing so, no other assistance or encouragement that is prohibited from being given under this Agreement is given to such Person) and (iii) advise any Person making an Acquisition Proposal that the Board has determined that such Acquisition Proposal does not constitute, or is not reasonably expected to constitute or lead to, a Superior Proposal (if, in so doing, no other information that is prohibited from being communicated under this Agreement is communicated to such person);
(c)make a Change in Recommendation;
(d)accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days following the public announcement or public disclosure of such Acquisition Proposal will not be considered to be in violation of this Section 5.1, provided the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation before the end of such five (5) Business Day period (or in the event that the Company Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Company Meeting)); or
(e)enter into or publicly propose to approve or enter into any Contract (including any letter of intent or term sheet) in respect of an Acquisition Proposal, other than a confidentiality agreement permitted by and entered into in accordance with Section 5.3.
(2)The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiation or other activities commenced prior to the date of this Agreement with any Person (other than the Parent, the Purchaser and their affiliates) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and in connection with such termination the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to:
(a)within one (1) Business Day of the date hereof, discontinue access to and disclosure of all information regarding the Company or any of its Subsidiaries in respect of any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, including any data room and any confidential information, properties, assets, facilities, books and records of the Company or any of its Subsidiaries; and
(b)within two (2) Business Days of the date hereof, request, and exercise all rights it has to require, (i) the return or destruction of all copies of any confidential information regarding the Company or its Subsidiaries and (ii) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company of any of its Subsidiaries, in each case, provided to any Person other than the Parent, the Purchaser and their Subsidiaries since January 1, 2022 in respect of any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and use commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights.
(3)The Company represents and warrants that, since October 1, 2022, neither the Company nor any of its Subsidiaries has waived, terminated or otherwise agreed not to enforce any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party, and further covenants and agrees that the Company shall, and shall cause its Subsidiaries to, (i) take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party and (ii) not release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting the Company, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which the Company or any of its Subsidiaries is a party (it being acknowledged by the Parent and the Purchaser that the automatic termination or release of any such restrictions of any such agreements pursuant to their respective terms in effect as of the date of this Agreement, as a result of entering into and announcing this Agreement shall not be a violation of this Section 5.1(3)).
Section 5.2Notification of Acquisition Proposals
If the Company or any of its Subsidiaries, or its or their respective directors or executive officers, or, to the knowledge of the Company, any of their other respective Representatives, receives any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries in connection with any proposal that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, including to information, access or disclosure relating to the confidential information, properties, assets, facilities, books or records of the Company or any of its Subsidiaries, the Company shall promptly notify the Purchaser, at first orally and then within twenty-four (24) hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including a description of its material terms and conditions, and the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request, which notice shall include a copy of the Acquisition Proposal if made in writing to the Company or any of its Subsidiaries or Representatives (including any other documents containing material terms or conditions of such Acquisition Proposal) and all material written correspondence relating thereto, and a written description of any such material terms or conditions and material correspondence not provided or made in writing. The Company shall keep the Purchaser reasonably informed on a reasonably current basis of the status of discussions and negotiations (to the extent such discussions and negotiations are permitted by Section 5.3) with respect to such Acquisition Proposal, inquiry, proposal, offer or request, and any material changes, modifications or other amendments to any such Acquisition Proposal, inquiry, proposal or offer, and shall promptly, and in any event within twenty four (24) hours, provide to the Purchaser copies of all written or electronic agreements or other documents containing terms or conditions of such Acquisition Proposal, all material written correspondence, and a description of all material correspondence not in writing, relating to or in connection with such Acquisition Proposal, inquiry, proposal, offer or request.
Section 5.3Responding to an Acquisition Proposal
(1)Notwithstanding Section 5.1, if at any time prior to obtaining the approval by the Company Shareholders of the Arrangement Resolution, the Company receives a bona fide written Acquisition Proposal that did not result from any non-de minimis breach of Section 5.1(1) or any breach of any other provision of Article 5 in any material respect, the Company may (a) provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of the Company or its Subsidiaries to the Person making such Acquisition Proposal and its representatives and (b) engage in or participate in discussions or negotiations with such Person and its representatives regarding such Acquisition Proposal, in each case, if and only if:
(a)the Board first determines in good faith, after consultation with its financial advisors and its outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to constitute or lead to, a Superior Proposal;

(b)such Person was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction with the Company or any of its Subsidiaries; and
(c)prior to providing any such copies, access or disclosure, the Company (i) enters into a confidentiality and standstill agreement with such Person that contains provisions that are not less onerous as to such Person than those set out in the Confidentiality Agreement, (ii) provides the Purchaser with a true, complete and final executed copy of the confidentiality and standstill agreement referred to in the preceding clause (i), and (iii) provides to the Purchaser copies of, access to and disclosure of all such information, properties, facilities, books and records to the extent it has not previously been provided to the Purchaser.
(2)Nothing contained in this Agreement shall prevent the Board or the Company from making disclosure to the Company Shareholders as and to the extent required by applicable securities Laws, including complying with section 2.17 of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids and similar provisions under Securities Laws relating to the provision of a directors’ circular in respect of an Acquisition Proposal; provided, that (a) neither the Company nor the Board shall be permitted to recommend that the Company Shareholders tender or deposit any securities in connection with any take-over bid that is an Acquisition Proposal or effect a Change in Recommendation with respect thereto and (b) notwithstanding the foregoing, any action that would otherwise constitute a Change in Recommendation hereunder shall constitute such a Change in Recommendation.
Section 5.4Right to Match
(1)Notwithstanding anything in this Agreement, but without limiting, and subject to compliance with, the remaining provisions of this Section 5.4 and Article 7 and Section 8.2, if the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Company Shareholders, the Board may, subject to compliance with Article 7 and Section 8.2, terminate this Agreement in order, to enter into a definitive agreement with respect to such Superior Proposal, if and only if:
(a)the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction with the Company or any of its Subsidiaries;
(b)the Company has not breached its obligations under Section 5.1(1) in any non-de minimis respect or under any other provision of Article 5 in any material respect;
(c)the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to authorize the Company to enter into such definitive agreement with respect to such Superior Proposal, together with a written notice from the Board regarding the value and financial terms that the Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal (the “Superior Proposal Notice”);
(d)the Company or any of its Representatives has provided the Purchaser a copy of the proposed definitive agreement for the Superior Proposal, together with all related agreements (including any financing commitments or other documents containing any material terms or conditions of such Superior Proposal);
(e)at least five (5) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d);
(f)during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;
(g)after the Matching Period, the Board (i) has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)) and (ii) has determined in good faith, after consultation with its outside legal counsel, that the failure by the Board to authorize that the Company enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law; and
(h)prior to or simultaneously with so entering into such definitive agreement, the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) and pays the Termination Fee pursuant to Section 8.2.
(2)During the Matching Period, or such longer period as the Company may approve in writing for such purpose:
(a)the Purchaser shall have the right, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement;
(b)the Board shall review any offer made by the Purchaser to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal;
(c)the Company shall negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Arrangement as would enable the Company and the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms; and
(d)if the Board determines that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.
(3)Any amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration or value of such consideration to be received by the Company Shareholders or other amendment or modification of the material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new five (5) Business Day Matching

Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials set forth in Section 5.4(1)(d) with respect to such new Superior Proposal.
(4)The Board shall promptly reaffirm the Board Recommendation by press release after any Acquisition Proposal which the Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 5.4(2) would result in any Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by the Purchaser and its counsel.
(5)If the Company Meeting is to be held during a Matching Period, the Company may, and shall at the request of the Purchaser, postpone or adjourn the Company Meeting to a date that is not more than ten (10) Business Days after the scheduled date of the Company Meeting, but in any event to a date that would not prevent the Effective Date from occurring prior to the Outside Date.
(6)If the Company provides a Superior Proposal Notice to the Purchaser on a date that is less than seven (7) Business Days before the Company Meeting, the Company, shall if requested by the Purchaser, postpone or adjourn the Company Meeting to a date designated by the Purchaser that is not more than ten (10) Business Days after the scheduled date of the Company Meeting, as directed by the Purchaser, but in any event to a date that is not less than three (3) Business Days prior to the Outside Date.
Section 5.5Breach by Subsidiaries and Representatives
Without limiting any other provision of this Article 5, the Company shall advise its Subsidiaries and its and their respective Representatives of the prohibitions set forth in this Article 5 and any violation of the restrictions set forth in this Article 5 by its Subsidiaries or its or their respective Representatives shall be deemed to be a breach of this Article 5 by the Company.
Article 6Article 6
CONDITIONS
Section 6.1Mutual Conditions Precedent
The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties, other than Parent’s waiver of the CMA Approval without the Company’s consent as provided for in Section 8.2(5):
(1)Arrangement Resolution. The Required Shareholder Approvals have been received at the Company Meeting in accordance with the Interim Order.
(2)Interim and Final Order. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.
(3)Regulatory Approvals. Each of the Regulatory Approvals has been obtained, is in full force and effect and has not been modified.

(4)Articles of Arrangement. The Articles of Arrangement shall be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.
(5)Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order, in each case which is in effect and which prevents, prohibits or makes illegal the consummation of the Arrangement or the other transactions contemplated by this Agreement.
Section 6.2Additional Conditions Precedent to the Obligations of the Purchaser
The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:
(1)Representations and Warranties. (a) (i) The representations and warranties of the Company contained in Paragraphs (1)(a), (2), (3), (7), (8)(b) and (21) of Schedule C, without giving effect to any qualifications as to materiality, Material Adverse Effect or similar matters set forth therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct as of such specified time); (ii) the representations and warranties of the Company contained in Paragraphs (5)(a), (6) and (22) of Schedule C shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct as of such specified time); (iii) the representations and warranties of the Company contained in Paragraph (15)(b) of Schedule C shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of such date; and (iv) all of the other representations and warranties of the Company contained in this Agreement, without giving effect to any qualifications as to materiality, Material Adverse Effect or similar matters set forth therein, shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true and correct as of such specified time), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) the Purchaser shall have received a certificate executed by two (2) officers of the Company (in their respective capacities as such and in each case without personal liability) dated the Effective Date certifying same.
(2)Performance of Covenants. The Company shall have fulfilled and complied in all material respects with all agreements and covenants required under this Agreement to be fulfilled or complied with by the Company on or prior to the Effective Time, and the Purchaser shall have received a certificate executed by two (2) officers of the Company (in their respective capacities as such and in each case without personal liability) dated the Effective Date certifying same.
(3)Dissent Rights. Dissent Rights shall not have been validly exercised (and not withdrawn) with respect to more than 10% of the issued and outstanding Company Shares.

(4)Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes, events, occurrences, effects, state of facts or circumstances that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.
Section 6.3Additional Conditions Precedent to the Obligations of the Company
The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:
(1)Representations and Warranties. (a) (i)The representations and warranties of the Parent and the Purchaser contained in Paragraphs (1), (2), (7) and (8) of Schedule D shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct as of such specified time); and (ii) the other representations and warranties of the Parent and the Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same force and effect as if made on and as of such date (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be so true and correct as of such specified time), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not and would not reasonably be expected to, individually or in the aggregate, prevent the Parent or the Purchaser from consummating the Arrangement on the Effective Date, and (b) the Company shall have received a certificate executed by two (2) officers of the Parent (in their respective capacities as such and in each case without personal liability) dated the Effective Date certifying same.
(2)Performance of Covenants. The Parent and the Purchaser shall have fulfilled and complied in all material respects with all agreements and covenants required under this Agreement to be fulfilled or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate executed by two (2) officers of the Parent (in their respective capacities as such and in each case without personal liability) dated the Effective Date certifying same.
(3)Deposit of Consideration. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time, but provided that those conditions are then capable of being satisfied), the Purchaser shall have deposited or caused to be deposited with the Depositary in escrow in accordance with Section 2.9 the funds required to pay the aggregate Consideration payable to Company Shareholders pursuant to the Plan of Arrangement and the Depositary has confirmed to the Company receipt of such funds.
Section 6.4Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Enterprise Registrar following the filing of the Articles of Arrangement in accordance with Section 2.8(2). For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.9 shall be deemed to be released from escrow, without any further act required by any Person, when the Certificate of Arrangement is issued by the Enterprise Registrar.
Article 7Article 7
TERM AND TERMINATION
Section 7.1Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
Section 7.2Termination
(1)This Agreement may be terminated prior to the Effective Time by:
(a)the mutual written agreement of the Parties; or
(b)either the Company, on the one hand, or the Parent, on its own behalf and on behalf of the Purchaser, on the other hand, if:
(i)the Required Shareholder Approvals are not obtained at the Company Meeting in accordance with the Interim Order; provided, that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) if the failure to obtain the Required Shareholder Approvals has been principally caused by, or principally resulted from, a material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(ii)after the date of this Agreement, any Law is enacted, promulgated or enforced or any Order is issued or entered that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company, the Parent or the Purchaser from consummating the Arrangement, and such Law or Order has, if applicable, become final and non-appealable, provided, that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) if the occurrence of such illegality or restraint has been principally caused by, or principally resulted from, a material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(iii)the Effective Time does not occur on or prior to the Outside Date (if applicable, as extended); provided, that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) if the failure of the Effective Time to occur on or prior to the Outside Date (if applicable, as extended) has been principally caused by, or principally resulted from, a material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(c)the Company if:
(i)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or the Purchaser under this Agreement occurs that would cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.8(3); provided, that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied;
(ii)prior to the approval by the Company Shareholders of the Arrangement Resolution, in order to enter into a definitive agreement providing for a Superior Proposal in accordance with Section 5.4, provided that the Company has not breached its obligations under Section 5.1(1) in any non-de minimis respect or under any other provision of Article 5 in any material respect and, prior to or simultaneously with such termination, the Company pays the Termination Fee in accordance with Section 8.2; or
(iii)subject to, and only after, obtaining the Final Order and the satisfaction or waiver of all of the conditions set forth in Section 6.1 and Section 6.2 (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time, which such conditions are capable of being satisfied at the time of termination if the Effective Time were to occur at such time), (A) the Company has (I) indicated in writing to the Parent and the Purchaser that all of the conditions forth in Section 6.1 and Section 6.2 (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time, which such conditions are capable of being satisfied at the time of termination if the Effective Time were to occur at such time) are satisfied and (II) irrevocably confirmed in writing at least three (3) Business Days prior to the date of termination that it is ready, willing and able to consummate the transactions contemplated hereby and intends to terminate this Agreement pursuant to this Section 7.2(1)(c)(iii), and (C) the Purchaser fails to provide or cause to be provided to the Depositary sufficient funds to complete the purchase of the Company Shares contemplated by the Agreement as required pursuant to Section 2.9 within the later of (I) the date such funds should have been provided pursuant to Section 2.9 and (II) three (3) Business Days following the date of delivery of the confirmation of the Company required by the preceding clause (B)(II);
(d)the Parent, on its own behalf and on behalf of the Purchaser, if:
(i)a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) or Section 6.2(2) not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 4.8(3); provided, that the Parent and the Purchaser are not then in breach of this Agreement so as to cause any condition in Section 6.3(1) or Section 6.3(2) not to be satisfied; or
(ii)(A) the Board or any committee of the Board (including the Special Committee) fails to recommend or withdraws, amends, modifies or qualifies in a manner adverse to Purchaser, the Board Recommendation, or fails to publicly reaffirm (without qualification) within five (5) Business Days after having been requested in writing by the Purchaser to do so, the Board Recommendation, it being understood that, other than following the public announcement of an Acquisition Proposal, the Board will have no obligation to make such reaffirmation on more than two (2) separate occasions, (B) the Board or any committee of the Board (including the

Special Committee) accepts, endorses or recommends an Acquisition Proposal or any agreement (other than a confidentiality agreement expressly permitted by, and entered into accordance with, Section 5.3) with respect thereto, or takes no position or a neutral position with respect to a publicly announced or publicly disclosed Acquisition Proposal for more than five (5) Business Days (or beyond the third (3rd) Business Day prior to the date of the Company Meeting, if sooner), after such Acquisition Proposal’s public announcement or (C) the Company, the Board or the Special Committee publicly announces or publicly discloses any intention to do any of the foregoing (each (A), (B) and (C), case, a “Change in Recommendation”) or the Company materially breaches Article 5.
(2)The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give written notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right hereunder.
Section 7.3Effect of Termination/Survival
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party to this Agreement, except that: (a) in the event of termination under Section 7.1 as a result of the Effective Time occurring, Section 4.9 shall survive for a period of six (6) years following such termination and (b) in the event of termination under Section 7.2, Section 4.5(5), Section 4.6(4), Section 4.14(6), this Section 7.3 and Sections 8.2 through and including Section 8.17 shall survive, and provided further that no Party shall be relieved of any liability for fraud or a willful breach by such Party of this Agreement.
Article 8Article 8
GENERAL PROVISIONS
Section 8.1Amendments
This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Company Shareholders, and any such amendment may, subject to the Interim Order and Final Order and applicable Law, without limitation:
(a)change the time for performance of any of the obligations or acts of the Parties;
(b)modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;
(c)modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and/or
(d)modify any conditions contained in this Agreement.

Section 8.2Termination Fee and Reverse Termination Fee
(1)Notwithstanding any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Parent or such affiliate of the Parent as the Parent may designate (such affiliate, the “Parent’s Designee”) the Termination Fee in accordance with Section 8.2(3).
(2)For the purposes of this Agreement, “Termination Fee” means seventy-five million Canadian dollars ($75,000,000), and “Termination Fee Event” means the termination of this Agreement:
(a)by the Parent pursuant to Section 7.2(1)(d)(ii);
(b)by the Company pursuant to Section 7.2(1)(c)(ii); or
(c)by the Company or the Parent pursuant to Section 7.2(1)(b)(i) or Section 7.2(1)(b)(iii), or by the Parent or the Purchaser pursuant to Section 7.2(1)(d)(i) due to a willful breach or fraud by the Company, if:
(i)prior to such termination, an Acquisition Proposal is publicly announced or otherwise publicly disclosed by any Person (other than the Parent, the Purchaser or any of their Subsidiaries), or any Person (other than the Parent, the Purchaser or any of their Subsidiaries) has publicly announced or otherwise public disclosed an intention to make an Acquisition Proposal; and
(ii)within twelve (12) months following the date of such termination, (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated or effected or (B) the Company or one or more of its Subsidiaries enters into any written agreement (other than a confidentiality agreement of the type permitted by Section 5.3) with respect to an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated.
For purposes of the foregoing, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.
(3)If a Termination Fee Event occurs due to a termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(ii), the Company shall pay the Termination Fee prior to or simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event occurs due to a termination of this Agreement by the Parent pursuant to Section 7.2(1)(d)(ii), the Company shall pay the Termination Fee within two (2) Business Days of the occurrence of such Termination Fee Event. If a Termination Fee Event occurs in the circumstances set out in Section 8.2(2)(c), the Company shall pay the Termination Fee upon the consummation of the Acquisition Proposal referred to therein. Any Termination Fee shall be paid (less any amounts required to be deducted and withheld in respect of such payment under the Tax Act and the Code, provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity) by the Company to the Parent or the Parent’s Designee in cash, by wire transfer in immediately available funds to an account designated by the Parent or the Parent’s Designee, as applicable.
(4)Notwithstanding any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Reverse Termination Fee Event occurs, the Parent shall pay the Company the Reverse Termination Fee in accordance with Section 8.2(6).
(5)For the purposes of this Agreement, “Reverse Termination Fee” means seventy five million Canadian dollars ($75,000,000), and “Reverse Termination Fee Event” means the termination of this Agreement by Parent or the Company pursuant to Section 7.2(1)(b)(ii) or Section 7.2(1)(b)(iii) as a result of the condition in Section 6.1(3) or Section 6.1(5) not being satisfied, in each case as a result of or in relation to an Antitrust Law, provided, however, that, notwithstanding the foregoing, a Reverse Termination Fee Event will not occur as a result of Section 6.1(3) not being satisfied where (a) Parent has waived the CMA Approval; (b) CMA Approval is the only Regulatory Approval which has not been obtained, and (c) such waiver (i) is not violative of any Law and (ii) would not result in any personal liability of any director or executive officer of the Company.
(6)The Parent shall pay the Reverse Termination Fee (less any amounts required to be deducted and withheld in respect of such payment under the Tax Act and the Code, provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity) within two (2) Business Days following the Reverse Termination Fee Event. Any such Reverse Termination Fee shall be paid by the Parent to the Company in cash, by wire transfer in immediately available funds to an account designated by the Company.
(7)The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement. The Parties further acknowledge and agree that the payment of the Termination Fee or the Reverse Termination Fee, as applicable, is a payment in consideration for the disposition of the rights of the Party entitled to receive such payment under this Agreement and that the amounts set out in this Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damage, and out-of-pocket expenditures, which the affected Party will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.
(8)Except as provided in Section 8.6 with respect to equitable remedies and in Section 7.3, each Party agrees that the payment of the Termination Fee or the Reverse Termination Fee, as applicable, in the manner provided in this Section 8.2, shall be the sole and exclusive remedy of such Party in respect of the event giving rise to such payment and the termination of this Agreement, and following receipt of the Termination Fee or Reverse Termination Fee, as applicable, when due, no Party shall be entitled to bring or maintain any claim, action or proceeding against the Party or any of its affiliates arising out of or in connection with this Agreement (or the termination hereof) or the transactions contemplated hereby and neither Party nor any of its affiliates shall have any further liability with respect to this Agreement or the transactions contemplated hereby to the other Party or any of their respective affiliates; provided, however, that this limitation shall not apply in the event of fraud or a willful breach by the Party making such payments of its representations, warranties, covenants or agreements set forth in this Agreement.
(9)For greater certainty, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion or the Parent be required to pay the Reverse Termination Fee on more than one occasion.
Section 8.3Expenses
(1)Except as expressly otherwise provided in this Agreement, all out-of-pocket third party transaction expenses incurred in connection with this Agreement and the Plan of Arrangement and the transactions contemplated hereunder and thereunder, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated; provided, that the Purchaser and the Company shall each pay one half of the filing fees required to obtain Regulatory Approvals (and non-refundable sales Taxes applicable thereto).
(2)The Company confirms that other than the fees disclosed in Section 8.3(2) of the Company Disclosure Letter, no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.
Section 8.4Notices
Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail (provided confirmation of receipt is acknowledged by return electronic mail from the recipient) addressed:
to the Purchaser and the Parent at:
    LKQ Corporation
500 W. Madison Street, Suite 2800
Chicago, IL 60661

Attention: Matthew J. McKay
E-mail: mjmckay@lkqcorp.com
with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W 52nd Street
New York, NY 10019

Attention:    Mark Gordon
    Mark A. Stagliano
E-mail:    mgordon@wlrk.com
    mastagliano@wlrk.com
and

    Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON, M5V 3J7

Attention:    Vincent A. Mercier
    Olivier Désilets
E-mail:    vmercier@dwpv.com
    odesilets@dwpv.com
to the Company at:
    Uni-Select Inc.
170 Industriel Blvd.
Boucherville, Québec, Canada

Attention: Chief Legal Officer
E-mail: mrogan@uniselect.com
with a copy (which shall not constitute notice) to:

Fasken Martineau DuMoulin LLP
800 Square Victoria, Suite 3500
Montreal, QC, H4Z 1E9
    Attention:    Jean Michel Lapierre
    Marie-Josée Neveu
E-mail:    jmlapierre@fasken.com
    mneveu@fasken.com

or such other address or email as such party may hereafter specify by notice to the other Parties hereto. Any notice or other communication is deemed to be given and received (1) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (2) if sent by overnight courier, on the next Business Day, or (3) if sent by electronic mail, upon confirmation of receipt by the recipient if it is a Business Day and confirmation was received prior to 5:00 p.m. (local time in place of delivery of receipt), and otherwise on the Business Day following receipt of the confirmation.
Section 8.5Time of the Essence
Time is of the essence in this Agreement.
Section 8.6Remedies; Injunctive Relief
(1)The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties may be entitled at law or in equity.
(2)The Parties hereby acknowledge and agree that the synergies, operating efficiencies and similar benefits that may be realized from the Arrangement and the other transactions contemplated by this Agreement are, and are intended to be, solely for the benefit of the Purchaser and the Parent and not any other Person (including the Company, any of its Subsidiaries or any Company Securityholders), and in no circumstances shall such synergies, operating efficiencies or similar benefits be considered in determining the amount of damages resulting from any breach of this Agreement by the Parent or the Purchaser or any inaccuracy of any representation or warranty made by the Parent or the Purchaser in this Agreement, and the Company agrees that it shall not take any contrary position in any Action relating to or arising out of this Agreement.
Section 8.7Third Party Beneficiaries
(1)Except as provided in Section 2.7, Section 4.6(4), Section 4.9, Section 4.14(6), Section 8.14 and Section 8.17, which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.7 as the “Third Party Beneficiaries”), the Company, the Purchaser and the Parent intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties, and that no Person, other than the Parties, shall be entitled to rely on or enforce the provisions of this Agreement in any Action.
(2)Despite the foregoing, the Parties acknowledge to each of the Third Party Beneficiaries their direct rights against the applicable Party as expressly set forth in Section 2.7, Section 4.6(4), Section 4.9, Section 4.14(6), Section 8.14 and Section 8.17, as the case may be, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his or her heirs and his or her legal representatives, and for such purpose, the Company confirms that it is acting as agent on their behalf, and agrees to enforce such provisions on their behalf.
Section 8.8Waiver
No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party or Parties to be bound by the waiver. A Party’s failure or delay in exercising any right or remedy under this Agreement will not operate as a waiver of such right or remedy. A single or partial exercise of any right or remedy will not preclude a Party from any other or further exercise of that right or the exercise of any other right or remedy.
Section 8.9Entire Agreement
This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided, that to the extent any provisions of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.

Section 8.10Successors and Assigns
(1)This Agreement becomes effective only when executed by the Company, the Purchaser and the Parent. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser, the Parent and their respective successors and permitted assigns.
(2)Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Parties; provided, that the Purchaser may assign all or part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, any of its affiliates; provided, however, that no such assignment shall relieve the Purchaser of any of its obligations hereunder.
Section 8.11Severability
If any provision of this Agreement is determined to be illegal, invalid or unenforceable by any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 8.12Governing Law
(1)This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.
(2)Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Québec courts situated in the judicial district of Montreal and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.
Section 8.13Rules of Construction
The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.
Section 8.14No Liability
No director or officer of the Parent or the Purchaser shall have any personal liability whatsoever to the Company or any other Person under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Parent or the Purchaser. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Parent or the Purchaser or any other Person under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.
Section 8.15Language
The Parties expressly acknowledge that they have requested that this Agreement and all ancillary and related documents thereto be drafted in the English language only. Les parties aux présentes reconnaissent avoir exigé que la présente entente et tous les documents qui y sont accessoires soient rédigés en anglais seulement.
Section 8.16Counterparts
This Agreement may be executed in any number of counterparts (including facsimile or electronic counterparts) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or electronic copy of this Agreement, and such facsimile or electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
Section 8.17 Certain Financing Provisions
Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, its Subsidiaries and each of its controlled affiliates hereby: (1) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any Federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof, and each Party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court; (2) agrees that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document relating to the Financing; (3) agrees not to bring or support or permit any of its controlled affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Federal or state court in the Borough of Manhattan, New York, New York; (4) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court; (5) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any Action brought against the Financing Parties in any way arising out of or relating to this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (6) agrees that neither the Company nor any of its Subsidiaries nor any of their respective affiliates or Representatives shall have any rights or claims against any Financing Party relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (7) agrees that none of the Financing Parties will have any liability to the Company or any of its Subsidiaries or any of their respective affiliates or Representatives relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (8) agrees that (and each other Party hereto agrees that) the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 8.17, and such provisions and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities. The provisions of this Section 8.17 shall survive any termination of this Agreement.
[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above.
UNI-SELECT INC.
By:    /s/ Brian McManus
Name:    Brian McManus
Title:    Chief Executive Officer
By:    /s/ Anthony Pagano
Name:    Anthony Pagano
Title:    Chief Financial Officer

[Signature Page to Arrangement Agreement]

LKQ CORPORATION
By:    /s/ Dominick Zarcone
Name:    Dominick Zarcone
Title:    President and Chief Executive     Officer

9485-4692 QUÉBEC INC.
By:    /s/ Dominick Zarcone
Name:    Dominick Zarcone
Title:    Officer

[Signature Page to Arrangement Agreement]

Schedule A – Plan of Arrangement
PLAN OF ARRANGEMENT UNDER CHAPTER XVI – DIVISION II
OF THE BUSINESS CORPORATIONS ACT (QUÉBEC)

(Please see attached.)

PLAN OF ARRANGEMENT UNDER CHAPTER XVI – DIVISION II
OF THE
BUSINESS CORPORATIONS ACT (QUÉBEC)
Article 1Article 1
INTERPRETATION
1.1Definitions
Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):
“Arrangement” means the arrangement of the Company under Chapter XVI – Division II of the QBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations made in accordance with the terms of the Arrangement Agreement or Section 5.1 hereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Arrangement Agreement” means the arrangement agreement (including the Schedules thereto) between the Company, the Parent and the Purchaser dated as of February 26, 2023, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Company Meeting, substantially in the form set out in Schedule B to the Arrangement Agreement.
“Cash Change of Control Conversion Price” has the meaning ascribed thereto in the Trust Indenture.
“Company” means Uni-Select Inc., a corporation existing under the laws of the Province of Québec.
“Company Securities” means, collectively, the Company Shares, the Options, the DSU Awards, the RSU Awards, the PSU Awards and the Debentures.
“Company Securityholders” means, collectively, the Company Shareholders, the holders of Options, the holders of DSU Awards, the holders of RSU Awards, the holders of PSU Awards and the holders of Debentures.
“Company Shareholders” means the registered and/or beneficial holders of Company Shares, as the context requires.
“Company Shares” means the common shares in the capital of the Company.
“Consideration” means $48.00 in cash per Company Share, without interest, subject to adjustment in the manner and in the circumstances contemplated in Section 2.6.
“Conversion Shares” has the meaning ascribed thereto in Section 2.3(b).
“Court” means the Superior Court of Québec, or other court as applicable.

“Debentures” means the 6.00% convertible senior subordinated unsecured debentures due December 18, 2026 issued pursuant to the Trust Indenture.
“Dissent Rights” has the meaning ascribed thereto in Section 3.1.
“Dissenting Shareholder” means a registered holder of Company Shares that (a) has validly exercised Dissent Rights in respect of the Arrangement in strict compliance with Article 3, (b) has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, and (c) is ultimately entitled to be paid the fair value for such holder’s Company Shares, but, for certainty, only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such holder.
“DSU Award” means an award of deferred share units corresponding to Company Shares issued under the DSU Plan.
“DSU Plan” means the Amended and Restated Deferred Share Unit Plan for the Members of the Board of Directors and Officers of Uni-Select Inc. and Affiliates, dated March 15, 2022.
“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.
“Effective Time” means 12:01 a.m. on the Effective Date, or such other time as the Company and the Purchaser agree to in writing before the Effective Date.
“Enterprise Registrar” means the Enterprise Registrar appointed by the Minister of Revenue of Québec.
“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal.
“holder” means (a) when used with reference to the Company Shares, except where the context otherwise requires, a holder of the Company Shares as shown from time to time on the Share Register; (b) when used with reference to the Options, DSU Awards, RSU Awards and PSU Awards, as the case may be, a holder of Options, DSU Awards, RSU Awards or PSU Awards, as applicable, as shown from time to time on the respective registers or accounts maintained by or on behalf of the Company in respect thereof; and (c) when used with reference to the Debentures, a holder of Debentures as shown from time to time on the register maintained by or on behalf of the Company in respect of the Debentures.
“Incentive Plans” means, collectively, the Stock Option Plan, the DSU Plan, the RSU Plan and the PSU Plans.
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended by the Court with the consent of the Company and the Purchaser, each acting reasonably.
“Investor Rights Agreement” means that certain amended and restated investor rights agreement, made as of March 15, 2022, between the Company, Birch Hill Equity Partners Management Inc., Birch Hill Equity Partners V, LP, Birch Hill Equity Partners

(US) V, LP and Birch Hill Equity Partners (Entrepreneurs) V, LP, as in effect on the date hereof.
“Letter of Transmittal” means the letter of transmittal sent or to be sent by or on behalf of the Company to holders of Company Shares for use in connection with the Arrangement.
“Option” means an option to purchase Company Shares issued pursuant to the Stock Option Plan.
“Parent” means LKQ Corporation, a Delaware corporation.
“Parties” means the Company, the Parent and the Purchaser, and “Party” means any one of them.
“Performance Factor” means (a) with respect to Annual PSU Awards, (i) granted in 2020 (if any remain outstanding at the Effective Time), 1.890, (ii) granted in 2021, 1.835, and (iii) granted in 2022, 1.00, and (b) with respect to Co-Investment PSU Awards, (i) granted in respect of the “Corporate Office and Others”, “Canadian Automotive Group” and “FinishMaster U.S.” reportable segments of the Company (as reported in the Company Filings), 2.000, and (ii) granted in respect of the “GSF Car Parts U.K.” reportable segment of the Company (as reported in the Company Filings), 1.000.
“Person” includes any individual, partnership, corporation, limited liability company, joint stock company, organization, unincorporated organization or association, trust, joint venture, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate, association or other entity, whether or not having legal status.
“Plan of Arrangement” means this plan of arrangement under Chapter XVI – Division II of the QBCA, subject to any amendments or variations made in accordance with the Arrangement Agreement or Section 5.1 hereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.
“Plan Trust” means the trust established pursuant to the employee benefit plan trust agreement dated as of December 3, 2021 between the Company and the Plan Trustee for purposes of acquiring and holding Company Shares in furtherance of settlement of RSU Awards and PSU Awards.
“Plan Trustee” means Computershare Trust Company of Canada.
“PSU Award” means an award of performance share units corresponding to Company Shares issued under either of the PSU Plans; provided that (a) any reference herein to an “Annual PSU Award” shall be construed as a reference to a PSU Award issued by the Company as part of its usual recurring annual grant of PSU Awards to eligible Company Employees, and (b) any reference herein to a “Co-Investment PSU Award” shall be construed as a reference to a PSU Award issued by the Company subject to the satisfaction of vesting conditions relating to the achievement of certain share ownership guidelines by the holder thereof; in each case, as specified on the register of PSU Awards maintained by or on behalf of the Company; and provided further that each PSU Award must be either an Annual PSU Award or a Co-Investment PSU Award (but not both).
“PSU Plans” means, collectively, the Performance Share Unit Plan for the Senior Management of Uni-Select Inc. and Affiliates, as amended and restated on

November 14, 2018 and the Performance Share Unit Plan for Employees of Uni-Select Inc. and Affiliates, dated February 17, 2022.
“Purchaser” means 9485-4692 Québec Inc., a corporation existing under the laws of the Province of Québec.
“Purchaser Loan” means a non-interest bearing demand loan from the Purchaser or the Parent to the Company denominated in Canadian dollars in an aggregate principal amount equal to the aggregate amount of cash required by the Company to make the payments in Sections 2.3(b)(x), 2.3(c) and 2.3(g), which shall be evidenced by way of a non-interest bearing demand promissory note granted by the Company in favour of the Purchaser or the Parent, as the case may be.
“QBCA” means the Business Corporations Act (Québec).
“RSU Award” means an award of restricted share units corresponding to Company Shares issued under the RSU Plan.
“RSU Plan” means the Amended and Restated Restricted Share Unit Plan for the Senior Management of Uni-Select Inc. and Affiliates., dated February 17, 2022.
“Share Register” means the register of the Company Shares maintained by or on behalf of the Company.
“Settled Share Units” has the meaning ascribed thereto in Section 2.3(e).
“Stock Option Plan” means the Amended and Restated Stock Option Plan of Uni-Select Inc., dated March 15, 2022.
“Tax Act” means the Income Tax Act (Canada).
“Trust Indenture” means that certain Trust Indenture between the Company and AST Trust Company (Canada), as debenture trustee, providing for the issue of Debentures, dated as of December 18, 2019.
“Trust Share” means a Company Share held in the Plan Trust by the Plan Trustee immediately prior to the Effective Time.
“Vesting Multiple” means (a) with respect to Annual PSU Awards, (i) granted in 2020 (if any remain outstanding at the Effective Time), 1.000, (ii) granted in 2021, ⅔, and (iii) granted in 2022, ⅓, and (b) with respect to Co-Investment PSU Awards, 1.000.
1.2Certain Rules of Interpretation
In this Plan of Arrangement, unless otherwise specified:
(a)Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.
(b)Currency. All references to dollars or to $ are references to Canadian dollars, unless specified otherwise.
(c)Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(d)Certain Phrases, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” (iii) “to the extent” means the degree to which a subject or other thing extends (and such words shall not mean simply “if”); and (iv) unless stated otherwise, “Article” and “Section”, followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement.
(e)Statutes. Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
(f)Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 5:00 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 5:00 p.m. on the next Business Day if the last day of the period is not a Business Day.
(g)Time References. References to time herein or in any Letter of Transmittal are to local time, Montreal, Québec.
Article 2Article 2
THE ARRANGEMENT
2.1        Arrangement Agreement
This Plan of Arrangement is made pursuant to, and subject to the terms and conditions of, the Arrangement Agreement.
2.2        Binding Effect
This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Parent, the Purchaser, the Company, all holders and beneficial owners of Company Securities, including Dissenting Shareholders, the Plan Trust, the Plan Trustee, the registrar and transfer agent of the Company, the Depositary and all other Persons, at and after, the Effective Time without any further act or formality required on the part of any Person.
2.3        Arrangement
At the Effective Time each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise, effective as at five-minute intervals starting at the Effective Time:
(a)the Purchaser or the Parent, as the case may be, shall make the Purchaser Loan to the extent required by the Company to make the payments in Sections 2.3(b)(x), 2.3(c) and 2.3(g);
(b)(x) each holder of Debentures shall be paid by the Company any accrued but unpaid interest on the Debentures held by such holder up to but excluding the Effective Date (less any applicable withholdings in accordance with Section 4.3), and (y) all Debentures outstanding immediately prior to the Effective Time, notwithstanding the terms of the Debentures or the Trust Indenture, shall, and shall be deemed to be, without any further action by or on behalf of a holder of Debentures or any other Person (including any debenture trustee under the Trust Indenture), converted into a number of Company Shares (the “Conversion Shares”) equal to the quotient obtained by dividing the aggregate principal amount outstanding in respect of such Debentures by the Cash Change of Control Conversion Price (less any applicable withholdings in accordance with Section 4.3) and surrendered for cancellation by each holder thereof (provided that such holder shall not be entitled to any certificate or any other instrument evidencing the Conversion Shares), and:
(i)all such Debentures shall immediately be cancelled;
(ii)each such holder shall cease to be a holder of such Debentures;
(iii)each such holder’s name shall be removed from the register of the Debentures maintained by or on behalf of the Company;
(iv)the Trust Indenture and any related instrument or agreement shall be terminated and shall be of no further force or effect;
(v)each such holder shall thereafter cease to have any rights as a holder of Debentures (other than, for certainty, as a holder of Company Shares), and shall thereafter have only the right to receive the Consideration to which such holder is entitled, in its capacity as a holder of Company Shares, pursuant to Section 2.3(i) at the time and in the manner specified in Section 4.1; and
(vi)the name of each holder of such Conversion Shares shall be entered in the Share Register as a holder of such Conversion Shares;
(c)each Option (whether vested or unvested) outstanding immediately prior to the Effective Time, notwithstanding the terms of the Stock Option Plan or any option, award or similar agreement pursuant to which such Option was awarded or granted, shall be deemed to be vested and exercisable, and such Option shall, without any further action by or on behalf of a holder of Options, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the amount (if any) by which the Consideration exceeds the exercise price of such Option (less any applicable withholdings in accordance with Section 4.3), and such Option shall immediately be cancelled and, for greater certainty, where such amount is a negative, neither the Company nor the Purchaser shall be obligated to pay the holder of such Option any amount in respect of such Option;
(d)(i) each DSU Award (whether vested or unvested) outstanding immediately prior to the Effective Time, notwithstanding the terms of the DSU Plan or any award or similar agreement pursuant to which such DSU Award was awarded or granted, shall be deemed to be vested; (ii) each RSU Award (whether vested or unvested) outstanding immediately prior to the Effective Time, notwithstanding the terms of the RSU Plan or any award or similar agreement pursuant to which such RSU Award was awarded or granted, shall be deemed to be vested; and (iii) each PSU Award (whether vested or unvested) outstanding immediately prior to the Effective Time, notwithstanding the terms of the PSU Plans, as applicable, or any award or similar agreement pursuant to which such PSU Award was awarded or granted, shall be deemed to be vested into a number of vested PSU Awards equal to the product obtained by multiplying each such PSU Award by the applicable Vesting Multiple and by the applicable Performance Factor, and each PSU Award that remains unvested shall, without any further action by or on behalf of a holder thereof, immediately be cancelled;
(e)an aggregate number of vested RSU Awards and PSU Awards outstanding immediately following the step contemplated in Section 2.3(d), notwithstanding the terms of the Plan Trust, RSU Plan, PSU Plans or any award or similar agreement pursuant to which each such RSU Award or PSU Award, as the case may be, was awarded or granted, equal to the aggregate number of Trust Shares (all such RSU Awards and PSU Awards, collectively, the “Settled Share Units”) shall be settled in exchange for one Company Share for each such whole Settled Share Unit (and on a fractional basis thereafter), and each such Trust Share shall, without any further action by or on behalf of a holder of Settled Share Units or any other Person (including the Company, the Plan Trustee or the Plan Trust), thereupon be held by the Plan Trustee in the Plan Trust for and on behalf of the holder of each such Settled Share Unit (subject to any applicable withholdings in accordance with Section 4.3) (provided that neither such holder nor the Plan Trustee shall be entitled to any certificate or any other instrument evidencing the Trust Shares), and such Settled Share Unit shall immediately be cancelled (it being understood that, for purposes of the foregoing, the RSU Awards and PSU Awards settled in accordance with this Section 2.3(e) shall be settled by allocating Trust Shares in descending order among the holders of RSU Awards and PSU Awards beginning with the holder having the greatest number of RSU Awards and PSU Awards in the aggregate immediately prior to the Effective Time);
(f)each Trust Share shall, without any further action by or on behalf of the Plan Trustee, the Plan Trust or a former holder of Settled Share Units, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration and, in connection therewith, a portion of the amount held by the Depositary as agent for and on behalf of the Purchaser equal to the aggregate Consideration payable in respect of all of the Trust Shares shall thereupon be held by the Depositary as agent for and on behalf of holders of Settled Share Units (which amount, following the completion of the Plan of Arrangement, shall be transferred to the Company to be held on behalf of the applicable holders thereof and paid to such holders in accordance with Section 4.1(c) (subject to any applicable withholdings in accordance with Section 4.3));
(g)each DSU Award outstanding immediately prior to the Effective Time and each RSU Award and PSU Award that remains outstanding (excluding, for the avoidance of doubt, any Settled Share Units settled in accordance with Section 2.3(e)), notwithstanding the terms of the DSU Plan, the RSU Plan or the PSU Plans, as applicable, or any award or similar agreement pursuant to which such DSU Award, RSU Award or PSU Award was awarded or granted, as the case may be, shall, without any further action by or on behalf of the holder thereof, be deemed to be assigned and transferred by such holder to the Company in exchange for a cash payment from the Company equal to the Consideration (in each case, less any applicable withholdings in accordance with Section 4.3), and each such DSU Award, RSU Award and PSU Award shall immediately be cancelled;
(h)each Company Share held by a Dissenting Shareholder in respect of which Dissent Rights have been validly exercised shall, without any further action by or on behalf of such Dissenting Shareholder, be deemed to be assigned and transferred by such Dissenting Shareholder to the Purchaser (free and clear of all Liens) in consideration for the right to be paid the fair value of such Dissenting Shareholder’s Company Share in accordance with Article 3 (subject to any applicable withholdings in accordance with Section 4.3); and
(i)each Company Share outstanding immediately prior to the Effective Time (other than, for certainty, any Trust Share or any Company Share held by a Dissenting Shareholder that has validly exercised such Dissenting Shareholder’s Dissent Rights in respect of such Company Share, but including, for certainty, the Conversion Shares) shall, without any further action by or on behalf of a holder of

Company Shares, be deemed to be assigned and transferred by the holder thereof to the Purchaser (free and clear of all Liens) in exchange for the Consideration (subject to any applicable withholdings in accordance with Section 4.3).
2.4        Transfer Mechanics
(a)With respect to each Option, DSU Award, RSU Award and PSU Award deemed to be assigned and transferred to the Company by a holder thereof pursuant to Section 2.3(c) and Section 2.3(g), as the case may be, the following shall be deemed to occur as of the time of such assignment and transfer (as applicable):
(i)each such holder shall cease to be a holder of such Option, DSU Award, RSU Award and PSU Award, as the case may be;
(ii)each such holder’s name shall be removed from each applicable register of Options, DSU Awards, RSU Awards and PSU Awards, as the case may be, maintained by or on behalf of the Company as the holder thereof;
(iii)each Incentive Plan and any option, award or similar agreement pursuant to which such Option, DSU Award, RSU Award and PSU Award, as the case may be, was awarded or granted shall be terminated and shall be of no further force or effect; and
(iv)each such holder shall thereafter cease to have any rights as a holder of such Option, DSU Award, RSU Award and PSU Award, as the case may be, and shall thereafter have only the right to receive the amount to which such holder is entitled pursuant to Section 2.3(c) and Section 2.3(g), as the case may be, at the time and in the manner specified in Section 4.1.
(b)With respect to each Trust Share deemed to be assigned and transferred to the Purchaser by a holder thereof pursuant to Section 2.3(f), the following shall be deemed to occur as of the time of such assignment and transfer:
(i)the holder of each such Trust Share shall cease to be the holder thereof;
(ii)each such holder’s name shall be removed from the Share Register as the holder of such Trust Share;
(iii)the Trust Plan and any related instrument or agreement shall be terminated and shall be of no further force or effect;
(iv)each such holder shall thereafter cease to have any rights as a holder of Company Shares in respect of such Trust Shares, and shall thereafter have only the right to receive the Consideration to which such holder is entitled pursuant to Section 2.3(f) at the time and in the manner specified in Section 4.1; and
(v)the Purchaser shall be deemed to be the transferee (free and clear of all Liens) of all of the Trust Shares and the legal and beneficial owner thereof and the name of the Purchaser shall be entered in the Share Register as the holder of such Trust Shares.
(c)With respect to each Company Share in respect of which Dissent Rights have been validly exercised deemed to be assigned and transferred to the Purchaser by a Dissenting Shareholder pursuant to Section 2.3(h), the following shall be deemed to occur as of the time of such assignment and transfer:

(i)each such Dissenting Shareholder shall cease to be the holder thereof;
(ii)each such Dissenting Shareholder’s name shall be removed from the Share Register as the holder of such Company Share;
(iii)each such Dissenting Shareholder shall cease to have any rights as a holder of Company Shares, other than the right to be paid fair value for such Company Share (as set out in Section 3.1) pursuant to Section 2.3(h); and
(iv)the Purchaser shall be deemed to be the transferee (free and clear of all Liens) of all such Company Shares and the legal and beneficial owner thereof and the name of the Purchaser shall be entered in the Share Register as the holder of such Company Shares.
(d)With respect to each Company Share deemed to be assigned and transferred to the Purchaser by a holder thereof pursuant to Section 2.3(i), the following shall be deemed to occur as of the time of such assignment and transfer:
(i)each such holder shall cease to be the holder thereof;
(ii)each such holder’s name shall be removed from the Share Register as the holder of such Company Share;
(iii)each such holder shall cease to have any rights as a holder of Company Shares, and each such holder shall thereafter have only the right to receive the Consideration to which such holder is entitled pursuant to Section 2.3(i) at the time and in the manner specified in Section 4.1; and
(iv)the Purchaser shall be deemed to be the transferee (free and clear of all Liens) of all of the outstanding Company Shares (including, for certainty, all Company Shares assigned and transferred pursuant to Section 2.3(h)) and the legal and beneficial owner thereof and the name of the Purchaser shall be entered in the Share Register as the holder of such Company Shares.
2.5        Debenture Interest and Conversion Share Determination
By no later than the Business Day prior to the Effective Date, the Company and the Purchaser shall cooperate in good faith to determine and agree (a) the aggregate amount payable by the Company pursuant to Section 2.3(b)(x), and (b) the aggregate number of Conversion Shares determined in accordance with Section 2.3(b)(y), and the amounts so determined and agreed shall be set forth on Appendix A to this Plan of Arrangement (such appendix to be incorporated by reference herein and form part of this Plan of Arrangement) in the copy of the Plan of Arrangement attached to the Articles of Arrangement, and the determination and agreement of such amounts shall be conclusively evidenced by the filing of the Articles of Arrangement in accordance with the Arrangement Agreement and such amounts shall constitute the aggregate amount payable by the Company pursuant to Section 2.3(b)(x) and the aggregate number of Conversion Shares determined in accordance with Section 2.3(b)(y) for all purposes of the Arrangement.
2.6        Adjustment to Consideration
If, on or after the date of the Arrangement Agreement, the Company sets a record date for any dividend or other distribution on the Company Shares that is prior to the Effective Time or the Company pays any dividend or other distribution on the Company Shares prior to the Effective Time, then the Consideration shall be reduced by the amount of such dividends or distributions, as applicable, on a dollar-for-dollar basis to provide to the Company Shareholders, as applicable, the same economic effect, and so that the aggregate economic cost to the Purchaser, the Parent and their respective Subsidiaries, taking into account any reduction in cash or other assets of the Company or its Subsidiaries as a result thereof, is the same, in each case as contemplated by this Plan of Arrangement and the Arrangement Agreement prior to such action, and the Consideration as so adjusted, from and after the date of such event, shall be the Consideration for all purposes of this Plan of Arrangement; provided, that nothing in this Section 2.6 shall, or shall be construed to, permit the Company to take any action that is restricted by any other provision of this Plan of Arrangement or the Arrangement Agreement.
Article 3Article 3
RIGHTS OF DISSENT
3.1        Rights of Dissent
Registered holders of Company Shares may exercise dissent rights with respect to the Company Shares held by such holders (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Chapter XIV of the QBCA, as modified by the Interim Order and this Section 3.1; provided that, notwithstanding section 376 of the QBCA, the written notice of intent to exercise the right to demand the purchase of Company Shares contemplated by section 376 of the QBCA must be received by the Company no later than 5:00 p.m. two Business Days immediately preceding the date of the Company Meeting, and provided that such notice of intent must otherwise comply with the requirements of the QBCA. Dissenting Shareholders that duly exercise their Dissent Rights shall be deemed to have transferred the Company Shares held by them and in respect of which Dissent Rights have been validly exercised to the Purchaser (free and clear of all Liens) as provided in Section 2.3(h) and if they:
(a)ultimately are entitled to be paid fair value for such Company Shares:
(i)shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(h));
(ii)will be entitled to be paid the fair value of such Company Shares (subject to any applicable withholdings in accordance with Section 4.3), which fair value, notwithstanding anything to the contrary contained in Chapter XIV of the QBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Company Meeting; and
(iii)will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement, had such Dissenting Shareholders not exercised their Dissent Rights in respect of such Company Shares; or
(b)ultimately are not entitled, for any reason, to be paid fair value for such Company Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the Consideration in the same manner as such non-dissenting holders.
3.2        Recognition of Dissenting Shareholders
(a)In no circumstances shall the Parent, the Purchaser, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Company Shares in respect of which such rights are sought to be exercised.

(b)For greater certainty, in no case shall the Parent, the Purchaser, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of the assignment and transfer under Section 2.3(h), and the names of such Dissenting Shareholders shall be removed from the Share Register in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 2.3(h) occurs. In addition to any other restrictions under Chapter XIV of the QBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Options, holders of DSU Awards, holders of RSU Awards or holders of PSU Awards; (ii) holders of Debentures; (iii) Company Shareholders that have failed to exercise all the voting rights carried by the Company Shares held by such Company Shareholders against the Arrangement Resolution; and (iv) any other Person that is not a registered holder of those Company Shares as of the record date for the Company Meeting.
Article 4Article 4
CERTIFICATES AND PAYMENTS
4.1        Payment of Consideration
(a)Following receipt of the Final Order and immediately prior to the filing of the Articles of Arrangement, the Purchaser shall deposit, or arrange to be deposited, for the benefit of holders of Company Shares, cash with the Depositary in the aggregate amount equal to the payments in respect thereof required by this Plan of Arrangement, with the amount per Company Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration for this purpose, net of applicable withholdings for the benefit of the holders of Company Shares. The cash deposited with the Depositary by or on behalf of the Purchaser shall be held in an interest-bearing account, and any interest earned on such funds shall be for the account of the Purchaser.
(b)Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Company Shares that were transferred pursuant to Section 2.3(i), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of Company Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash which such holder has the right to receive under the Arrangement for such Company Shares less any amounts withheld pursuant to Section 4.3, and any certificate so surrendered shall forthwith be cancelled. For the avoidance of doubt, holders of Debentures who received Conversion Shares pursuant to Section 2.3(b) and holders of Settled Share Units who received Trust Shares pursuant to Section 2.3(e) shall not receive certificates representing such Conversion Shares or Trust Shares, as applicable, and, accordingly, shall not be required to deliver any such certificates in respect of Conversion Shares or Trust Shares.
(c)On the Effective Date or as soon as practicable thereafter, the Company shall pay the amounts, net of applicable withholdings, to be paid to former holders of Trust Shares, Options, DSU Awards, RSU Awards and PSU Awards, either (i) pursuant to the normal payroll practices and procedures of the Company, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company is not practicable for any such holder, by cheque delivered to the address of each such holder of Trust Shares, Options, DSU Awards, RSU Awards and PSU Awards, as applicable, as reflected on the respective registers or accounts maintained by or on behalf of the Company in respect thereof.
(d)On the Effective Date or as soon as practicable thereafter, the Company shall pay the amounts, net of applicable withholdings under Section 4.3, to be paid to former holders of Debentures pursuant to Section 2.3(b)(x) by cheque delivered to the address of each such holder of Debentures, as reflected on the register of the Debentures maintained by or on behalf of the Company.

(e)Until surrendered as contemplated by this Section 4.1, each certificate that immediately prior to the Effective Time represented Company Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender a cash payment in lieu of such certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such certificate formerly representing Company Shares not duly surrendered on or before the third anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in the Company, the Parent or the Purchaser. On such date, all cash to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser or the Company, as applicable, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.
(f)Any payment made by way of cheque by the Depositary (or the Company, if applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company) or that otherwise remains unclaimed, in each case, on or before the third anniversary of the Effective Date, and any right or claim to payment hereunder that remains outstanding on the third anniversary of the Effective Date, in each case, shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Company Shares (including Trust Shares), the Options, the DSU Awards, the RSU Awards, the PSU Awards and the Debentures pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.
(g)No holder of Company Shares (including Trust Shares), Options, DSU Awards, RSU Awards, PSU Awards or Debentures shall be entitled to receive any consideration with respect to such Company Shares, Options, DSU Awards, RSU Awards, PSU Awards or Debentures, other than any cash payment to which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.
4.2        Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, cash deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such cash is to be delivered shall as a condition precedent to the delivery of such cash, give a bond satisfactory to the Purchaser and the Depositary (acting reasonably) in such sum as the Purchaser may direct, or otherwise indemnify the Purchaser and the Company in a manner satisfactory to the Purchaser and the Company, acting reasonably, against any claim that may be made against the Purchaser and the Company with respect to the certificate alleged to have been lost, stolen or destroyed.
4.3        Withholding Rights
Each of the Company, the Purchaser, the Plan Trust, the Plan Trustee and the Depositary, as applicable, shall be entitled to deduct and withhold from any amount payable to any Person under this Plan of Arrangement (including, without limitation, any amounts payable pursuant to Section 3.1), such amounts as the Company, the Purchaser, the Plan Trust, the Plan Trustee or the Depositary determines is required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any other Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction, withholding and remittance was made, provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. For greater certainty, and notwithstanding anything to the contrary in this Plan of Arrangement, (a) a holder of any Settled

Share Units shall be deemed to have directed the Purchaser to pay to the Company, on behalf of such holder, a portion of the Consideration payable to such holder by the Purchaser pursuant to Section 2.3(f) equal to the amount that the Company is required to deduct and withhold in respect of the settlement of any such Settled Share Units, and (b) any deduction or withholding in respect of the Debentures shall be governed by section 6.2 of the Investor Rights Agreement.
4.4        No Liens
Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
4.5        Paramountcy
From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Shares (including Trust Shares), Options, DSU Awards, RSU Awards, PSU Awards and Debentures issued or outstanding prior to the Effective Time, (b) the rights and obligations of the Company Securityholders, the Company, the Parent, the Purchaser, the Plan Trustee, the Plan Trust and the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares (including Trust Shares), Options, DSU Awards, RSU Awards, PSU Awards and Debentures shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.
Article 5Article 5
AMENDMENTS
5.1        Amendments to Plan of Arrangement
(a)The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be:
(i)set out in writing;
(ii)approved by the Company and the Purchaser, each acting reasonably;
(iii)filed with the Court and, if made following the Company Meeting, approved by the Court; and
(iv)communicated to the Company Shareholders if and as required by the Court.
(b)Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to the Company Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Company Shareholders voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.
(c)Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to in writing by each of the Company and the Purchaser (in each case, acting reasonably), and (ii) if and as required by the Court, it is consented to by some or all of the Company Shareholders voting in the manner directed by the Court.

(d)The Company and the Purchaser may, at any time following the Effective Date, amend, modify or supplement this Plan of Arrangement without the approval of the Company Shareholders provided that each such amendment, modification or supplement (i) must be set out in writing, (ii) must concern a matter which, in the reasonable opinion of each of the Company and the Purchaser is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, (iii) is not adverse to the economic interests of any former Company Shareholders, and (iv) need not be filed with the Court or communicated to former Company Shareholders.
(e)This Plan of Arrangement may be withdrawn at any time prior to the Effective Time in accordance with the Arrangement Agreement.
Article 6Article 6
FURTHER ASSURANCES
6.1        Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further authorization, act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

Schedule B – Arrangement Resolution
BE IT RESOLVED THAT:

1.    The arrangement (the “Arrangement”) under Chapter XVI – Division II of the Business Corporations Act (Québec) of Uni-Select Inc. (the “Company”), pursuant to the arrangement agreement (the “Arrangement Agreement”) among the Company, 9485-4692 Québec Inc. and LKQ Corporation dated February 26, 2023, all as more particularly described and set forth in the management information circular of the Company dated ●, 2023 (the “Circular”) accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.    The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Schedule A to the Circular, is hereby authorized, approved and adopted.

3.    The (a) Arrangement Agreement and related transactions, (b) actions of the directors of the Company in approving the Arrangement Agreement and (c) the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

4.    Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Company Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Superior Court of Québec (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion, without notice to or approval of the Company Shareholders: (a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.    Any officer or director of the Company be and is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under corporate seal or otherwise, and to deliver or cause to be delivered, for filing with the enterprise registrar appointed by the Minister of Revenue of Québec, articles of arrangement and all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

6.    Any officer or director of the Company be and is hereby authorized and directed for and on behalf of the Company to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.
B - 1

Schedule C – Representations and Warranties of the Company
(1)Organization and Qualification.
(a)The Company and each of its Subsidiaries is a corporation or other entity duly incorporated, formed or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted.
(b)Each of the Company and its Subsidiaries is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification, licensing or registration necessary, except as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.
(c)Complete and correct copies of the Constating Documents of the Company as in effect on the date of hereof have been provided to the Parent and the Purchaser, and the Company has not taken any action to amend or succeed such Constating Documents. Neither the Company nor any of its Subsidiaries are in violation of any provisions of their respective Constating Documents.
(2)Corporate Authorization.
(a)The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and, subject to obtaining the approval by the Company Shareholders in the manner required by the Interim Order and the Final Order, to consummate the transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby, other than approval by the Company Shareholders in the manner required by the Interim Order and Law and approval by the Court.
(b)The Special Committee, after receiving legal and financial advice, has unanimously recommended that the Board approve the Arrangement and the Arrangement Agreement and recommend that the Company Shareholders vote in favour of the Arrangement Resolution, and no action has been taken to amend, withdraw, modify or supersede such recommendation.
(c)The Board, after receiving legal and financial advice and the recommendation of the Special Committee, (i) has unanimously determined that the Arrangement is in the best interests of the Company and is fair to the Company Shareholders, (ii) resolved to unanimously recommend that the Company Shareholders vote in favour of the Arrangement Resolution and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this

Agreement, and no action has been taken to amend, withdraw, modify or supersede any of the foregoing.
(3)Execution and Binding Obligation. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(4)Governmental Authorization. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Company or by any of its Subsidiaries other than: (a) the Interim Order and any approvals required by the Interim Order; (b) the Final Order; (c) filings with the Enterprise Registrar under the QBCA; (d) in relation to any Antitrust Laws; and (e) filings with the Securities Authorities and the TSX.
(5)Non-Contravention. The execution and delivery by the Company of, and performance by the Company of its obligations under, this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (and would not with the giving of notice, the lapse of time or the happening of any other event or condition):
(a)contravene, conflict with, or result in any violation, breach or default of the Constating Documents of the Company or any of its Subsidiaries;
(b)assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of Law or any applicable Order;
(c)except as disclosed in Section 3.1(5)(c) of the Company Disclosure Letter, allow any Person to exercise any rights, require any consent by any Person, contravene, conflict with, result in a violation, breach or default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries are entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under, any Contract or any Authorization to which the Company or any of its Subsidiaries is a party or by which any of them, or their respective properties or assets, may be subject or bound; or
(d)result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or its Subsidiaries;
except, in the case of each of clauses (b), (c) and (d), as (i) has not had and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(6)Capitalization.
(a)The authorized capital of the Company consists of an unlimited number of Company Shares and an unlimited number of preferred shares, which must not constitute more than twenty percent (20%) of the number of issued and outstanding Company Shares at the time of issuance of any preferred shares. As of the close of business on the Business Day prior to the date of this Agreement, there were 44,272,679 Company Shares issued and outstanding (including (as of February 16, 2023) 402,141 Company Shares held in trust in the Plan Trust for purposes of settlement of RSU Awards and PSU Awards) and no preferred shares issued or outstanding. In addition, as of the date hereof, the Company has issued and outstanding $105,800,000 aggregate principal amount of Debentures, which are convertible into Company Shares in accordance with the terms of the Trust Indenture. All outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable. All of the Company Shares issuable upon the exercise of rights under the Employee Plans governing the Options, DSU Awards, RSU Awards and PSU Awards have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Company Shares have been issued, and no Options, DSU Awards, RSU Awards or PSU Awards have been granted in violation of any Law or Order or any pre-emptive or similar rights applicable to them.
(b)Section 3.1(6)(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Options outstanding as of the date of this Agreement, including the number of Company Shares issuable upon exercise and the exercise price payable therefor. The Stock Option Plan and the issuance of Company Shares thereunder (including all outstanding Options) have been duly authorized by the Board in compliance with Law and the terms thereof, and have been recorded on the Company’s financial statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.
(c)Section 3.1(6)(c) of the Company Disclosure Letter sets forth a complete and accurate list of all DSU Awards, RSU Awards and PSU Awards outstanding as of the date of this Agreement.
(d)Except for (i) the Debentures, (ii) the Options, DSU Awards, RSU Awards and PSU Awards as set forth on Sections 3.1(6)(b) and (c) of the Company Disclosure Letter, and (iii) the rights pursuant to that certain Amended and Restated Investor Rights Agreement, made as of March 15, 2022, between the Company, Birch Hill Equity Partners Management Inc., Birch Hill Equity Partners V, LP, Birch Hill Equity Partners (US) V, LP and Birch Hill Equity Partners (Entrepreneurs) V, LP, as in effect on the date hereof (the “Investor Rights Agreement”), there are no issued, outstanding or authorized options, equity-based awards, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, or any other agreements, arrangements, instruments or commitments of any kind that obligate the Company or any of its Subsidiaries to, directly or indirectly, issue, sell or register any securities of the Company or of any of its Subsidiaries or any securities or obligations convertible into, exchangeable for or exercisable for, or giving any Person a right to subscribe for, acquire or receive, any securities of the Company or of any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.
(e)Except for (i) the Debentures, (ii) the Options, DSU Awards, RSU Awards and PSU Awards and (iii) the rights pursuant to the Investor Rights Agreement, there are no issued, outstanding or authorized:
(i)obligations to repurchase, redeem or otherwise acquire any securities of the Company or of any of its Subsidiaries, or qualify securities for public distribution in Canada, the U.S. or elsewhere, or with respect to the voting or disposition of any securities of the Company or of any of its Subsidiaries; or
(ii)notes, bonds, debentures or other evidences of Indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Company Shares on any matter.
(f)All dividends or distributions on securities of the Company that have been declared or authorized have been paid in full.
(7)Shareholders’ and Similar Agreements. Except for the Investor Rights Agreement, neither the Company nor any of its Subsidiaries is subject to, or affected by, any shareholders agreement and is not a party to any shareholder, pooling, voting or other arrangement or agreement relating to the ownership, voting, transfer or registration of the securities of the Company or of any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Company or in any of its Subsidiaries.
(8)Subsidiaries.
(a)Section 3.1(8)(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Subsidiaries of the Company, including in each case its name and its jurisdiction of incorporation, organization or formation.
(b)The Company is, directly or indirectly, the registered and beneficial owner of all of the outstanding common shares or other equity interests of each of its Subsidiaries.
(c)The common shares and all other equity interests owned by the Company in each of its Subsidiaries are free and clear of any Liens (other than Permitted Liens of the type set forth in clause (f) of the definition thereof in Section 1.1 or transfer restrictions pursuant to their Constating Documents or arising under applicable Laws).
(d)All common shares and other equity interests owned by the Company in each of its Subsidiaries have been validly issued and are fully paid and non-assessable, as the case may be, and no such shares or other equity interests have been issued in violation of any pre-emptive or similar rights.
(e)Except for the shares or other equity interests directly or indirectly owned by the Company in any of its Subsidiaries or as disclosed in Section 3.1(8)(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, beneficially or of record, any equity interests of any kind in any Person.

(9)Securities Law Matters. The Company is a “reporting issuer” under Securities Laws in each of the provinces of Canada. The Company Shares are listed and posted for trading on the TSX. Neither the Company (except in Canada) nor any of its Subsidiaries are subject to any continuous, periodic or other disclosure requirements under any securities laws in any jurisdiction or has any securities registered under the securities laws or with any Securities Authority, or listed on any securities exchange, in any jurisdiction. The Company is not in default of any material requirements of any Securities Laws or the rules and regulations of the TSX. The Company has not taken any action to cease to be a reporting issuer in any province of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of the Company is pending or in effect or, to the knowledge of the Company, has been threatened, or is expected to be implemented or undertaken (other than pursuant to Section 4.11), and to the knowledge of the Company, the Company is not subject to any formal or informal Action or investigation relating to any such order or restriction. The Company has timely filed or furnished with any Governmental Entity all material forms, reports, schedules, statements and other documents required to be filed or furnished by the Company pursuant to Securities Laws with the appropriate Governmental Entity since January 1, 2021. The documents comprising the Company Filings complied as filed in all material respects with Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation. The Company has not filed or furnished any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings (except for redactions permitted by Securities Laws) with any Securities Authority. There are no outstanding or unresolved comments in comments letters from any Securities Authority with respect to any of the Company Filings and, to the knowledge of the Company, neither the Company nor any of the Company Filings is subject of an ongoing audit, review, comment or investigation by any Securities Authority or the TSX other than normal course review of the Company’s continuous disclosure documents.
(10)U.S. Securities Law Matters.
(a)The Company does not have, nor is it required to have, any class of securities registered under the Securities Exchange Act of 1934 of the United States of America, nor is the Company subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the Securities Exchange Act of 1934 of the United States of America.
(b)The Company is not, and has never been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the Securities Exchange Act of 1934 of the United States of America, is not an investment company registered or required to be registered under the Investment Company Act of 1940 of the United States of America, and is a “foreign private issuer” (as such term is defined in Rule 3b-1 under the Securities Exchange Act of 1934 of the United States of America).
(c)No securities of the Company are listed on any national securities exchange in the United States.

(11)Financial Statements.
(a)The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company (including, in each case, any of the notes or schedules thereto and the auditor’s report (if any) thereon) included in the Company Filings: (i) were prepared or, if issued after the date hereof, shall be prepared, as applicable, in conformity with GAAP and Law; (ii) complied or shall, if issued after the date hereof, comply, as applicable, in all material respects with applicable accounting requirements in Canada; (iii) fairly present or, if issued after the date hereof, shall fairly present, as applicable, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the consolidated financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements (except as may be expressly stated in the notes to such financial statements) and (iv) reflect appropriate and adequate reserves in respect of contingent liabilities (if any) in all material respects. The Company does not intend to correct or restate, nor, to the knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Paragraph (11). There are no, nor are there any commitments to become a party to any, material off-balance sheet transaction, arrangement, obligation (including contingent obligations) or other relationship of the Company or of any of its Subsidiaries with unconsolidated entities or other Persons.
(b)There has been no change in the Company’s accounting policies since January 1, 2022, except as described in the notes to the Company’s financial statements.
(c)The financial books, records and accounts of the Company and each of its Subsidiaries: (i) have been maintained, in all material respects, in accordance with GAAP; (ii) are stated in reasonable detail; (iii) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries; and (iv) accurately and fairly reflect the basis of the Company’s financial statements.
(12)Disclosure Controls and Internal Control over Financial Reporting.
(a)The Company has established and maintains a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) that are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods specified in Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under Securities Laws are accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.
(b)The Company has established and maintains a system of internal control over financial reporting that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(c)There is no material weakness (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.
(d)Neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
(13)Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not, and there has not been since January 1, 2021, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the auditors of the Company.
(14)No Undisclosed Liabilities. There are no liabilities or obligations of the Company or of any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (a) reflected or reserved against on the audited consolidated balance sheet of the Company for the year ended December 31, 2022 in the Company’s financial statements; (b) incurred in the Ordinary Course since December 31, 2022; (c) incurred pursuant to this Agreement; (d) disclosed in Section 3.1(14)(d) of the Company Disclosure Letter; or (e) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(15)Absence of Certain Changes or Events. Since December 31, 2022 through the date of this Agreement, (a) other than the transactions contemplated by this Agreement or as disclosed in Section 3.1(15)(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has conducted their respective business only in the Ordinary Course, (b) there has not occurred any change, event, occurrence, effect, state of facts or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) the Company and its Subsidiaries have not taken or failed to take any action that, had such action been taken or failed to have been taken after the date hereof, would (without Purchaser’s consent) have constituted a breach of the covenants set forth in clauses (c), (k), (n), (o), (p), (q), (w), (bb) and (cc) of Section 4.1(2) (and clause (ee) of Section 4.1(2), to the extent it relates to the foregoing clauses thereof).
(16)Derivative Transactions. Other than interest rate or currency hedges entered into in the Ordinary Course or disclosed in the Company Filings publicly filed prior to the date hereof, neither the Company nor any of its Subsidiaries have any material obligations or liabilities, direct or indirect, vested or contingent, in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions (any of the foregoing, a “Derivatives Transaction”).
(17)Related Party Transactions. Except as disclosed in Section 3.1(17) of the Company Disclosure Letter, other than employment or compensation agreements entered into in the Ordinary Course or publicly disclosed in the Company Filings prior to the date hereof, no executive officer or director of the Company or any of its Subsidiaries, or holder of record or beneficial owner of 10% or more of the outstanding Company Shares, or known associate or affiliate of any such officer, director, holder of record or beneficial owner (each of the foregoing, a “Related Party”), is or, since January 1, 2021, has been a party to, or is a beneficiary of, any Related Party Agreement.
(18)No “Collateral Benefit”. Except as disclosed in Section 3.1(18) of the Company Disclosure Letter, no related party of the Company (within the meaning of MI 61-101) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Company Shares, except for related parties who will not receive a collateral benefit (within the meaning of MI 61-101) as a consequence of the transactions contemplated by this Agreement.
(19)Compliance with Laws.
(a)Each of the Company and its Subsidiaries is, and since January 1, 2021 has been, in compliance with applicable Laws and applicable Orders, except (i) as disclosed in Section 3.1(19)(a) of the Company Disclosure Letter or (ii) for any non-compliance that (A) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Since January 1, 2021, except as disclosed in Section 3.1(19)(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is or has been charged with, has received notice of, or, to the knowledge of the Company, is under any investigation with respect to, any material violation of any Law or Order.
(b)Since January 1, 2021, neither the Company nor any of its Subsidiaries or their respective directors or executive officers, or, to the knowledge of the Company, any other officers, representatives, agents or employees: (i) has used or is using any corporate funds for any contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) has made any unlawful payment or authorized, promised, offered or given anything of value, directly or indirectly, to any Person, including to any foreign or domestic government official or to any foreign or domestic political party or campaign in violation of any applicable anti-corruption Laws, including for the purpose of obtaining or retaining an improper business advantage, or improperly directing business to any person or entity, on behalf of the Company or its Subsidiaries; (iii) has violated or is violating the Corruption of Foreign Public Officials Act (Canada), the anti-bribery and corruption provisions of the Criminal Code of Canada, the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act, the UK Bribery Act of 2010 or any applicable Law of similar effect (collectively, “Anti-Corruption Laws”); (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) has made any bribe, illegal rebate or illegal payment. Neither the Company nor any of its Subsidiaries is, or since January 1, 2021 has been, subject to any actual, pending or, to the knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries in any way relating to such applicable Anti-Corruption Laws.
(c)Since January 1, 2021, the operations of the Company and of each of its Subsidiaries are and have been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements and money laundering Laws and any related or similar Laws relating to money laundering (collectively, “Money Laundering Laws”), and no Action involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any audit or investigation pending with respect thereto.
(20)Authorizations.
(a)The Company and each of its Subsidiaries own, possess or have obtained all Authorizations that are required by Law or any applicable Order of a Governmental Entity in connection with the operation of the business of the Company and its Subsidiaries as presently or previously conducted, or in connection with the ownership, operation or use of the properties or assets of the Company and its Subsidiaries, except as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.
(b)Except as (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement, (A) the Authorizations held by the Company and its Subsidiaries are valid and in full force and effect, (B) no Action, or, to the knowledge of the Company, audit or investigation is pending in respect of or regarding any such Authorizations and (C) none of the Company and its Subsidiaries have received notice of any termination or cancellation of such Authorizations.
(21)Opinions of Financial Advisors. The Board and the Special Committee have received the Fairness Opinions, and such Fairness Opinions have not been withdrawn or modified as of the date hereof.
(22)Finders’ Fees. True and complete copies of the engagement letters between the Company and each of TD Securities Inc. and RBC Dominion Securities Inc. have been provided to the Purchaser prior to the date hereof, and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagement letters. Except for such engagement letters and the fees payable thereunder, no investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Company, its Subsidiaries, the Board or the Special Committee, or is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement, the Arrangement or the other transactions contemplated hereby.

(23)Material Contracts.
(a)Section 3.1(23)(a) of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts in effect as of the date hereof. True and complete copies of the Material Contracts have been disclosed in the Data Room prior to the date hereof and no such Contract has, since such disclosure, been modified, rescinded or terminated. For purposes of this Agreement, “Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets it bound:
(i)that is a material contract required to be filed pursuant to National Instrument 51-102 – Continuous Disclosure Obligations;
(ii)that is a supply, distribution or other material Contract to which (A) any Material Customer (or affiliate thereof) is a party or (B) any Material Vendor (or affiliate thereof) is a party;
(iii)that is a partnership agreement, limited liability company agreement, joint venture agreement, alliance agreement, association agreement, collaboration agreement or similar agreement or arrangement relating to the formation, creation or operation of any material partnership, limited liability company, joint venture, alliance, collaboration or association;
(iv)that relates directly or indirectly to Indebtedness (currently outstanding or which may become outstanding) for borrowed money in excess of US$25,000,000, excluding guarantees or intercompany liabilities or obligations solely between two (2) or more wholly-owned Subsidiaries of the Company or solely between the Company and one or more of its wholly-owned Subsidiaries;
(v)that restricts the incurrence of Indebtedness by the Company or any of its Subsidiaries or the incurrence of any Liens (including by requiring the granting of an equal and rateable Lien) on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company or by any of its Subsidiaries;
(vi)under which the Company or any of its Subsidiaries has, over the twelve month period ended September 30, 2022, made or received, or will be, over any 12-month period, obligated to make or expected to receive, payments in excess of US$20,000,000;
(vii)that is a Lease (i) in respect of a distribution center or (ii) under which the Company or any of its Subsidiaries has, over the twelve month period ended September 30, 2022, made or received, or will be, over any 12-month period, obligated to make or expected to receive, lease payments in excess of US$2,000,000;
(viii)that (A) imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, engage in any line of business, compete in any line of business or geographic location or sell products or deliver services to any Person or (B) creates, in favour of another Person, a material exclusive dealing arrangement, a right of first offer or refusal in respect of any material asset or right or a material “most favoured nation” obligation;

(ix)that provides for severance, notice, termination, retention or change in control payments to an executive officer of the Company or a person holding an equivalent position with any Subsidiary of the Company;
(x)that provides for the purchase, sale or exchange of, or unconditional option to purchase, sell or exchange, any real or immovable property, in each case where the purchase or sale price or agreed or fair market value of such property or asset exceeds US$10,000,000;
(xi)pursuant to which the Company or any of its Subsidiaries grants or receives Intellectual Property Rights that are material to the conduct of its business as presently conducted, other than non-exclusive licenses granted (A) to the Company or its Subsidiaries for off-the-shelf software on standardized, generally available terms, or (B) by the Company or its Subsidiaries in the Ordinary Course to customers for their use of the products and services of the Company or its Subsidiaries;
(xii)that is related to any waiver, release, assignment, settlement or compromise of Action and contains any continuing material obligations of the Company or any if its Subsidiaries;
(xiii)that provides for any material ongoing indemnification or guarantee by the Company or any of its Subsidiaries of any Person, except for any such indemnification or guarantee entered into in the Ordinary Course or any Contract that otherwise constitutes a Material Contract pursuant to another clause of the definition hereof;
(xiv)that contains any future capital expenditure obligations of the Company in excess of US$10,000,000;
(xv)that relates to the direct or indirect acquisition or disposition of any business or portion of a business (whether by merger, arrangement, sale of stock, sale of assets or otherwise), in each case, with (A) a fair market value or purchase price in excess of US$10,000,000 and (B) any ongoing material earn-out, deferred or other contingent obligations or rights; or
(xvi)that evidences a material Derivatives Transaction.
(b)Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or its Subsidiaries, as applicable, in accordance with its terms (subject to bankruptcy, insolvency or other Laws affecting creditors’ rights generally, and to general principles of equity).
(c)There does not exist under any Material Contract, on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, any violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, or permit or cause the termination or material modification thereof or acceleration or creation of any right or obligation thereunder, in each case, except as has not had and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

(d)Neither the Company nor any of its Subsidiaries has received any notice that any party to a Material Contract intends to cancel, terminate, not renew or materially amend such Material Contract.
(24)Material Customers; Material Vendors.
(a)(i) Section 3.1(24)(a)(i) of the Company Disclosure Letter sets out a complete and accurate list of the Material Customers and (ii) Section 3.1(24)(a)(ii) of the Company Disclosure Letter sets out a complete and accurate list of the Material Vendors, in each case as of the date hereof.
(b)Since January 1, 2022, to the knowledge of the Company (i) there has been no material suspension or termination of, or materially adverse change to, the business relationship between the Company or any of its Subsidiaries and any Material Customer and (ii) neither the Company nor any of its Subsidiaries has been engaged, or is currently engaged, in a material dispute with any Material Customer.
(c)Since January 1, 2022, to the knowledge of the Company (i) there has been no material suspension or termination of, or materially adverse change to, the business relationship between the Company or any of its Subsidiaries and any Material Vendor and (ii) neither the Company nor any of its Subsidiaries has been engaged, or is currently engaged, in a material dispute with any Material Vendor.
(25)Government Contracts.
(a)Except as disclosed in respect of the CAG Group and the Company UK Business under Section 3.1(25) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are party to any Contract with a Governmental Entity or any prime contractor of a Governmental Entity in the capacity of a government contractor or that otherwise requires any Governmental Entity or prime contractor offer, quotation, bid or proposal process.
(26)Real Property.
(a)Section 3.1(26)(a) of the Company Disclosure Letter sets out a complete and accurate list of all real and immovable property owned by the Company and/or its Subsidiaries (each such property disclosed, or required to be disclosed, in Section 3.1(24)(a) of the Company Disclosure Letter, an “Owned Property”), in each case by reference to the applicable municipal address.
(b)Section 3.1(26)(b) of the Company Disclosure Letter sets out a complete and accurate list of all real and immovable property leased, subleased, licensed and/or (other than the Owned Properties) occupied by the Company and/or its Subsidiaries (each such property disclosed, or required to be disclosed, in Section 3.1(26)(b) of the Company Disclosure Letter, a “Leased Property”), in each case by reference to the applicable municipal address.
(c)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries has valid, good and marketable title to the Owned Properties and leasehold title to the Leased Properties free and clear of all Liens except for Permitted Liens (excluding, for the avoidance of doubt, any leases of real property entered in the Ordinary Course and any registrations or notice in respect thereof

(including subleases, amendments to leases or assignments of leases or subleases) and any encumbrance charging the interest of persons under any such lease (including subleases, amendments to leases or assignments of leases or subleases)), (ii) there are no options or rights of first refusal to purchase the Owned Properties or any portion thereof or interest therein, (iii) neither the Company nor any of its Subsidiaries is the owner of, or is bound by or subject to any agreement or option to own, any real or immovable property other than the Owned Properties and (iv) there are no Contracts whereby the Company or any of its Subsidiaries has the obligation to sell, transfer or otherwise dispose of all or any portion of, or interest in, any Owned Property.
(d)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Leases is valid, binding and in full force and effect, and is enforceable in accordance with its terms (subject to bankruptcy, insolvency or other Laws affecting creditors’ rights generally, and to general principles of equity), (ii) neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any other party to a Lease, has violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and (iii) since January 1, 2022, neither the Company nor any of its Subsidiaries has received notice in writing alleging that it has breached, violated or defaulted under any Lease.
(e)The Leased Properties together with the Owned Properties constitute all of the real or immovable property used or occupied by the Company.
(f)To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any pending condemnation or expropriation of any Leased Property or any Owned Property by any Governmental Entity nor, to the Company’s knowledge, are there any public improvements or re-zoning measures proposed or in progress that could result in special assessments against or otherwise adversely affect any of the Leased Property or Owned Property, in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)None of the Leased Properties or Owned Properties has been leased, subleased or sublicensed by the Company or any of its Subsidiaries to any Person, and no Person other than the Company and its Subsidiaries occupies or uses any Owned Properties, in each case other than in the Ordinary Course.
(h)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Leased Properties and the Owned Properties are adequate and suitable for the purposes for which they are currently used and (ii) neither the use nor operations of the Leased Properties or the Owned Properties violate any Contract or Law or Order.
(27)Personal Property. The Company and/or its Subsidiaries have valid, good and marketable title to all personal or movable property of any kind or nature which the Company or any of its Subsidiaries purports to own, free and clear of all Liens (other than Permitted Liens), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries, as lessees, have the right under valid and subsisting leases to use, possess and control all personal or movable property leased by the Company or any of its Subsidiaries as used, possessed and controlled by the Company or its Subsidiaries, as applicable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(28)Intellectual Property.
(a)The Company’s material Intellectual Property Rights are valid and enforceable. No interference, opposition, reissue, reexamination or other proceeding of any nature (other than ordinary course examination proceedings) is pending or, to the knowledge of the Company, threatened, in which the validity, enforceability, inventorship or ownership of any Intellectual Property Rights is being or would be contested or challenged, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The carrying on of the businesses of the Company and its Subsidiaries, as presently conducted, does not breach, violate, infringe or interfere with any rights of any other Person, and, to the knowledge of the Company, no third party is infringing upon the material Intellectual Property Rights owned or licensed by the Company or its Subsidiaries, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own all right, title and interest in and to, or have validly licensed (and are not in material breach of such licenses), all Intellectual Property Rights purported to be owned by or licensed to the Company and its Subsidiaries that are material to the conduct of the businesses, and the Intellectual Property Rights that are owned by or licensed to the Company and its Subsidiaries are sufficient, in all material respects, for conducting the businesses, as presently conducted, of the Company and its Subsidiaries, (ii) the Company and its Subsidiaries have taken reasonable security and other measures to protect the Intellectual Property Rights owned in whole or in part by the Company or any of its Subsidiaries and (iii) the Company and its Subsidiaries own the relevant rights (other than moral rights) for any material software owned (or purported to be owned) by the Company or any of its Subsidiaries, or that was authored or developed by or on behalf of the Company or any of its Subsidiaries.
(29)Information Technology.
(a)The Company IT Assets are free from any material defect and do not contain any virus, software, routine or hardware component designed to permit unauthorized access or control, or to disable or otherwise harm any computer, systems or software, including with the passage of time, in each case, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are and, since January 1, 2021, have been in compliance with, and are not and, since January 1, 2021, have not been in breach or default of, their respective obligations and use restrictions with respect to third-party software (including with respect to open source software licenses), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)The Company IT Assets (i) currently operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) are sufficient for the current needs of the business of the Company and its Subsidiaries and (iii) have not malfunctioned or failed since January 1, 2021 in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Schedule 3.1(29)(b) of the Company Disclosure Letter, since January 1, 2021, there has been no unauthorized access to or unauthorized use of the Company IT Assets, or the information stored or contained therein or transmitted thereby, in each case, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)The Company and its Subsidiaries have established and implemented organizational, physical, administrative and technical measures regarding privacy, cyber security, data protection and the collection, retention, protection, transfer, use and processing of Personal Data that are commercially reasonable taking into account the nature of the business and the sensitivity and quantity of such Personal Data, and consistent in all material respects with (i) all applicable Data Protection Laws, (ii) any contractual commitments of the Company or its Subsidiaries under a Material Contract and (iii) any written policies adopted and publicly posted by the Company or its Subsidiaries (clauses (i) through (iii), collectively, the “Privacy and Security Requirements”).
(d)Since January 1, 2022, (i) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice (including any enforcement notice), letter or complaint alleging, or providing notice of any investigation or inquiry concerning, any material noncompliance with any applicable Data Protection Laws, and (ii) no Person has gained unauthorized access to or misused any Personal Data in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)The Company and its Subsidiaries are and, since January 1, 2022, have been, in compliance in all material respects with all Data Protection Laws and Privacy and Security Requirements with respect to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data. There is no Action against or pertaining to the Company or any of its Subsidiaries by any Governmental Entity with respect to the collection, retention, storage, security, disclosure, transfer, use or other processing of any Personal Data and to the knowledge of the Company, no such Action is threatened.
(30)Restrictions on Conduct of Business. Except as disclosed in Section 3.1(30) of the Company Disclosure Letter or as is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement, any non-solicitation agreement (excluding employee non-solicitation covenants), or any other Contract or Order that or that purports to: (i) limit in any material respect the manner (including in any business practice) or the localities in which all or any portion of the businesses of the Company or its Subsidiaries are conducted, (ii) limit any business practice of the Company or of any of its Subsidiaries in any material respect or (iii) restrict any acquisition or disposition of any business or material assets by the Company or by any of its Subsidiaries in any material respect.
(31)Litigation. There are and since, January 1, 2021, have been no Actions pending, or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation pending, against or relating to the Company or any of its Subsidiaries or the businesses of the Company or of any of its Subsidiaries, or affecting any of their respective properties or assets, that, if determined adverse to the interests of the Company or its Subsidiaries, (a) could result in criminal sanction, (b) would reasonably be expected to have a Material Adverse Effect, or (c) would reasonably be expected to prevent, materially delay or materially impede the consummation of the Arrangement or the other transactions contemplated hereby. The Company and its Subsidiaries, and their respective properties and assets, are not subject to any outstanding Orders that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Arrangement or the other transactions contemplated hereby.
(32)Environmental Matters.
(a)The Company, each of its Subsidiaries, the Owned Properties and all operations thereon, as well as all operations of the Company and its Subsidiaries on the Leased Properties, are, and since January 1, 2020 have been, in compliance with applicable Environmental Laws, except as disclosed in Section 3.1(32)(a) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Since January 1, 2020, the Company and each of its Subsidiaries have been in possession of, and in material compliance with, all material Authorizations required under applicable Environmental Laws with respect to their operations on the Owned Real Properties and Leased Real Properties. Each such material Authorization is valid and in full force and effect, and, to the knowledge of the Company, no proceedings are pending with respect to the revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such material Authorization.
(c)No written notice, Order, complaint or penalty by any Governmental Entity or other Person has been received by the Company or any of its Subsidiaries since January 1, 2020 alleging that the Company or any of its Subsidiaries is in material violation of, or has any liability or potential liability under, any Environmental Law or Authorization required under applicable Environmental Laws, including that the Company or any of its Subsidiaries is or may be responsible for, any investigation, containment, clean-up, remediation or corrective action under Environmental Laws with respect to any Owned Real Properties or Leased Real Properties, and there are no judicial, administrative or other Actions pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, are any investigations pending, against the Company or any of its Subsidiaries that allege a violation of, or any liability or potential liability under, any Environmental Laws, in each case except as disclosed in Section 3.1(32)(c) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)To the knowledge of the Company, no Hazardous Substances are located on, in or under the Owned Real Properties or the Leased Real Properties, except in compliance in all material respects with all Environmental Laws, as disclosed in Section 3.1(32)(d) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)Neither the Company nor any of its Subsidiaries has assumed any liability under any Environmental Law, and to the knowledge of the Company, there are no conditions existing on the Owned Real Properties, the Leased Real Properties, or any property formerly owned, leased or operated by the Company or any of its

Subsidiaries that would reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under Environmental Laws, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)The Company has made available to the Purchaser correct and complete copies of all material written environmental site assessment reports prepared since January 1, 2020 in relation to the compliance with Environmental Laws of the Company or any of its Subsidiaries and the Owned Real Properties and the Leased Real Properties that are in the Company’s possession or reasonable control.
(33)Employees.
(a)All written Contracts in relation to executive officers of the Company have been disclosed in the Data Room. Except as disclosed in Section 3.1(33)(a) of the Company Disclosure Letter, no such executive officer has indicated to the Company or its Subsidiaries that she/he intends to resign, retire or terminate his or her engagement with the Company as a result of the transactions contemplated by this Agreement or otherwise.
(b)The Company and its Subsidiaries are in compliance with all terms and conditions of employment and all Law respecting employment, labour and human rights, including pay equity, wages, hours of work, overtime, vacation, vacation pay, non-discrimination and non-harassment, French language requirements (when applicable) and occupational health and safety, and, except as disclosed in Section 3.1(33)(b) of the Company Disclosure Letter, there are no outstanding Actions, or Orders or, to the knowledge of the Company, complaints or investigations under any such Law, in each case except as has not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)Except as disclosed in Section 3.1(33)(c) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, termination, retention, change of control, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any Company Employee, (ii) materially increase any benefits otherwise payable under any Employee Plan or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits. No Employee Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(d)The Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of any work permits and Labour Market Impact Assessments received in respect of the engagement of foreign workers. To the knowledge of the Company, no audit by any Governmental Entity is being conducted or pending in respect of any foreign workers and no such prior audit has resulted in the revocation of any work permit or Labour Market Impact Assessment.
(e)All current Company Employees have all work permits, visas, authorizations or status, as the case may be, required to perform work or provide services in their respective locations, except as is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
(34)Collective Agreements.
(a)Section 3.1(34)(a) of the Company Disclosure Letter sets forth a complete list of all Collective Agreements as of the date hereof. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such Collective Agreements.
(b)Except as disclosed in Section 3.1(34)(b) of the Company Disclosure Letter, no Collective Agreement is currently being negotiated in respect of Company Employees. The only Collective Agreements in force with respect to the Company Employees are the Collective Agreements, true, correct and complete copies of which have been disclosed in the Data Room prior to the date hereof.
(c)Except as disclosed in Section 3.1(34)(c) of the Company Disclosure Letter, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Company Employees by way of certification, interim certification, voluntary recognition, or succession rights, or has applied to be certified as the bargaining agent of any employees of the Company or any of its Subsidiaries.
(d)To the knowledge of the Company, there are no pending union organizing activities involving any Company Employees. Except as disclosed in Section 3.1(34)(d) of the Company Disclosure Letter, there is no labour strike, lockout or stoppage or, to the knowledge of the Company, work slowdown, pending against the Company or any of its Subsidiaries.
(35)Employee Plans.
(a)The Company has disclosed in the Data Room prior to the date hereof true, correct and complete copies or summaries of all material Employee Plans as of the date hereof.
(b)Each Employee Plan is and has been established, registered, administered, communicated, invested and qualified in accordance with Law, and in accordance with their terms, the terms of the documents that support such Employee Plan and the terms of agreements between the Company and/or any of its Subsidiaries, as the case may be, and their respective employees and former employees who are members of, or beneficiaries under, the Employee Plan, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)The Company and/or its Subsidiaries, as the case may be, have made all contributions and paid all premiums and Taxes in respect of each material Employee Plan in a timely fashion in accordance in all material respects with applicable Law, the terms of each material Employee Plan, and the Collective Agreements.
(d)No material Employee Plan, no administrator of any material Employee Plan (other than an unaffiliated third-party service provider), and no member of any body which administers any material Employee Plan (other than an unaffiliated third-party service provider), nor the Company nor any of its Subsidiaries, or, to

the knowledge of the Company, no unaffiliated third-party service provider administering any material Employee Plan, is subject to any pending Action (including claims for income taxes, interest, penalties, fines or excise taxes) or other pending proceeding initiated by any Person, or, to the knowledge of the Company, pending material investigation or examination related to such material Employee Plan.
(e)None of the Employee Plans (other than pension plans) provide for retiree or post-termination benefits or for benefits to retired or terminated employees or to the beneficiaries or dependents of retired or terminated employees, except as required by Law.
(f)Subject to the requirements of Laws and Collective Agreements, no provision of any material Employee Plan or of any agreement, and no act or omission of the Company or its Subsidiaries, in any way limits, impairs, modifies or otherwise affects the right of the Company or its Subsidiaries to unilaterally amend or terminate any material Employee Plan, and no commitments to improve or otherwise amend any material Employee Plan have been made.
(g)Except as disclosed in Section 3.1(35)(g) of the Company Disclosure Letter, each material Employee Plan that is a funded plan is fully funded on both a going concern pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore and solvency basis.
(h)With respect to each material Employee Plan that is a registered pension plan: (i) all contribution holidays under and surplus withdrawals from the material Employee Plan have been taken in accordance with Law, if applicable; (ii) no material Employee Plan that is a defined benefit pension plan has received a transfer of assets from or been merged with another registered pension plan; (iii) no material Employee Plan that is a defined benefit pension plan has been subject to a partial windup in respect of which surplus assets relating to the partial wind-up group were not dealt with at the time of partial wind-up; (iv) no assets have been applied other than for proper payments of benefits, refunds of over-contributions and permitted payments of reasonable expenses incurred by or in respect of a material Employee Plan; and (v) no conditions have been imposed by any Person and no undertakings or commitments have been given to any employee, union or any other Person concerning the use of assets relating to any material Employee Plan or any related funding medium.
(i)No Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Employee Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control (within the meaning of Section 4063 of ERISA) (a “Multiple Employer Plan”), nor has the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, at any time within six (6) years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.
(j)No Employee Plan with participants who are resident in Canada is a multi-employer pension plan. Except as disclosed in Section 3.1(35)(j) of the Company Disclosure Letter, no Employee Plan with participants who are resident in the Province of Québec is a defined benefit pension plan.

(k)Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan.
(36)Insurance. The Company has disclosed in the Data Room prior to the date hereof summaries of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by or maintained for the Company and its Subsidiaries. All such policies are in full force and effect, all premiums due with respect to such policies have been paid, and no written notice of cancellation or termination or denial of any claim has been received by the Company with respect to any such policy. There is no material claim pending under any insurance policy of the Company or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material proceedings covered by any insurance policy of the Company or its Subsidiaries have been properly reported to and accepted by the applicable insurer.
(37)Taxes.
(a)The Company and each of its Subsidiaries has duly and timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed by it (taking into account any applicable extensions) and all such material Tax Returns are complete and correct in all material respects.
(b)The Company and each of its Subsidiaries has timely paid all material Taxes which are due and payable by it other than such Taxes which are being contested in good faith pursuant to applicable Laws, and in respect of which adequate reserves or accruals have been established in accordance with GAAP on the most recently published consolidated financial statements of the Company.
(c)All material input Tax credits claimed by the Company or any of its Subsidiaries have been properly and correctly calculated and documented in accordance with the requirements of applicable Laws and the regulations thereto.
(d)Except as disclosed in Section 3.1(37)(d) of the Company Disclosure Letter, there is no audit, action, investigation, deficiency, litigation or proposed adjustment pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries in respect of any Taxes.
(e)There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.
(f)There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material Taxes, the filing of any Tax Returns or any payment or collection of material Taxes by the Company or its Subsidiaries.
(g)The Company and each of its Subsidiaries has, and as of immediately before the Effective Time, will have duly and timely withheld all Taxes and collected all other amounts required by Law to be withheld and collected by it (including Taxes and other amounts required to be withheld and collected by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any person, including any employee, officer or director and any Person who is not a Canadian resident for the purposes of the Tax Act) and has duly and timely remitted in all material respects to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.
(h)Neither the Company nor any of its Subsidiaries (i) has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement; or (ii) is or has been a “surrogate foreign corporation” or an “expatriated entity” within the meaning of Section 7874 of the Code.
(i)The U.S. federal Tax classification of the Company and each of its U.S. Subsidiaries, and the jurisdiction of formation of the Company and each of its Subsidiaries, is set forth on Section 3.1(37)(i) of the Company Disclosure Letter. No election has been made or is pending to change the U.S. federal Tax classification of the Company or any of its Subsidiaries.
(j)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Effective Date; (ii) installment sale or open transaction disposition made prior to the Effective Date; or (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. income Tax Law) made or existing prior to the Effective Time. Neither the Company nor any of its Subsidiaries has a pending request for, or has entered into or received, any private letter ruling or written technical advice with or from any Governmental Entity with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries that will remain in effect or apply for any taxable period after the Effective Time. Neither the Company nor its Subsidiaries has made any election to defer any payroll Taxes under the CARES Act, which deferral has not been repaid in full.
(k)Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under a similar provision of state, local or non-U.S. Law.
(l)The Company and each of its Subsidiaries has complied in all material respects with the intercompany transfer pricing provisions of each applicable Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.
(m)There are no circumstances existing which result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries.
(38)Bankruptcy and Insolvency. Neither the Company nor any of its Subsidiaries has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof nor has any petition for a receiving order been presented in respect of it.

Except for any voluntary liquidation or dissolution disclosed in Section 3.1(38) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has initiated any Action with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution and, to the knowledge of the Company, no such Action has been threatened by any other Person. No receiver has been appointed in respect of the Company or any of its Subsidiaries or any of their respective property or assets and no execution or distress has been levied upon any of their respective property or assets and, to the knowledge of the Company, no such Action has been threatened by any other Person.
(39)Cultural Business. The Company and its Subsidiaries are not, and at the Effective Time will not be, engaged in any of the activities of a business described in subsection 14.1(6) of the ICA or in section 15 of the ICA.
(40)Funds Available. The Company has available (on hand or through capacity under the Credit Facility) sufficient funds to pay the Termination Fee.

Schedule D – Representations and Warranties of the Parent and the Purchaser
(1)Organization and Qualification. Each of the Parent and the Purchaser is a corporation or other entity duly incorporated, formed or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable, and has all requisite power and authority to own, lease and operate its assets and properties and conduct its business as now owned and conducted.
(2)Corporate Authorization. Each of the Parent and the Purchaser has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by each of the Parent and the Purchaser of their respective obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Parent and the Purchaser and no other corporate proceedings on the part of each of the Parent and the Purchaser are necessary to authorize this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby.
(3)Execution and Binding Obligation. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes a legal, valid and binding agreement of each of them enforceable against each of them in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.
(4)Governmental Authorization. The execution, delivery and performance by each of the Parent and the Purchaser of their respective obligations under this Agreement and the consummation by the Parent and the Purchaser of the Arrangement and the other transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Entity by the Parent and the Purchaser other than: (a) the Interim Order and any approvals required by the Interim Order; (b) the Final Order; (c) filings with the Enterprise Registrar under the QBCA; (d) in relation to any Antitrust Laws; (e) filings with the U.S. Securities and Exchange Commission; and (f) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not, individually or in the aggregate, materially impede the ability of the Parent or the Purchaser to consummate the Arrangement and the other transactions contemplated hereby.
(5)Non-Contravention. The execution and delivery by the Parent and the Purchaser of, and performance by the Parent and the Purchaser of their respective obligations under, this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):
(a)contravene, conflict with, or result in any violation or breach of the Constating Documents of the Parent or the Purchaser; or
(b)assuming compliance with the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of Law or any applicable Order of a Governmental Entity applicable to the Purchaser or the Parent of any of their respective properties or assets, except as would not, individually or in the aggregate, materially impede the ability of the Parent or the Purchaser to consummate the Arrangement and the other transactions contemplated hereby.
(6)Litigation. As of the date hereof, there are no Actions pending, or, to the knowledge of the Parent, threatened, against or relating to the Parent and the Purchaser, nor is the Parent or the Purchaser subject to any Order that, either individually or in the aggregate, would be reasonably expected to prevent or delay the consummation of the Arrangement or the other transactions contemplated hereby.
(7)Security Ownership. Neither the Parent nor any of its Subsidiaries (including the Purchaser) or, to the knowledge of the Parent, any Person acting jointly or in concert with the Parent beneficially owns or exercises control or direction over any Company Shares.
(8)Ownership of the Purchaser. The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding securities of the Purchaser.
(9)Financing.
(a)The Parent has delivered to the Company true, correct and complete copies of (i) the executed commitment letter, dated as of the date hereof, among the Parent and the financial institutions party thereto including all exhibits, schedules and annexes to such letter in effect as of the execution and delivery of this Agreement and (ii) the executed fee letters related thereto (together, the “Debt Commitment Letter” and the “Financing”) (it being understood that such fee letters have been redacted to remove fees, the rates and amounts in the “market flex”, if any, and other economic terms that are customarily redacted in connection with transactions of this type and that could not adversely affect the amount, conditionality, enforceability, availability or termination of the Financing). As of the execution and delivery of this Agreement, other than the Debt Commitment Letter, there are no side letters or other written agreements, contracts or arrangements that impose conditions precedent related to the funding of the full amount of the Financing or that would reasonably be expected to adversely affect the availability, conditionality, enforceability or amount of the Financing contemplated in the Debt Commitment Letter. As of the execution and delivery of this Agreement, there are no conditions precedent related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter. The commitments contained in the Debt Commitment Letter have not been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the execution and delivery of this Agreement, the Debt Commitment Letter represents (A) a valid, binding and enforceable obligation of Parent and (B) to the knowledge of the Parent, a valid, binding and enforceable obligation of each other party thereto, in the case of each of clauses (A) and (B), subject only to any limitation under bankruptcy, insolvency or other Laws affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. As of the execution and delivery of this Agreement, (i) the Debt Commitment Letter has not been amended, restated, supplemented or otherwise modified, or compliance with any of the terms waived, and (ii) no commitment under the Debt Commitment Letter has been withdrawn, terminated or rescinded in any respect. Parent or its Subsidiaries has or have fully paid (or caused to be paid) any and all commitment fees and other amounts that are required to be paid pursuant to the terms of the Debt Commitment Letter on or prior to the execution and delivery of this Agreement, and will fully pay (or cause to be paid) any such amounts due at or before the Effective Time. As of the execution and delivery of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would reasonably be expected to (x) constitute a breach or default on the part of Parent or, to the knowledge of the Parent, any other party to the Debt Commitment Letter, (y) to the knowledge of the Parent, provide a basis for termination of the Debt Commitment Letter by any other party thereto, of the Debt Commitment Letter, or (z) result in a failure of any condition to the funding of the full amount of the Financing. Assuming satisfaction of the conditions set forth in Article 6, as of the execution and delivery of this Agreement, Parent has no reason to believe that any of the conditions to funding set forth in the Debt Commitment Letter will not be satisfied on a timely basis or that the Financing will not be available to Parent on or before the Effective Time.
(b)Assuming the accuracy of the representations and warranties set forth in Schedule C and the Company’s compliance with its obligations in this Agreement, the proceeds of the Financing, if funded, together with any available cash of Parent and its Subsidiaries, would constitute sufficient funds for Parent and the Purchaser to (i) make all cash payments contemplated to be made by them under this Agreement in connection with the transactions contemplated hereby when due, including payment of the Consideration on the Company Shares (including the Company Shares issued upon the deemed conversion of the Debentures), payments to be made to holders of Options, DSU Awards, PSU Awards or RSU Awards, and the repayment or prepayment of the obligations under the Credit Facility and the Trust Indenture in an amount up to the obligations (other than obligations which, by the terms of the Credit Facility (and any related loan documents) or the Trust Indenture (and any related documents), survive termination thereof) outstanding thereunder as of the date hereof plus any additional amounts permitted to be incurred thereunder after the date hereof in accordance with the terms of this Agreement, and (ii) pay all related fees and expenses required to be paid by them on the Effective Date.